Exhibit 99.1

TABLE OF CONTENTS

FORWARD LOOKING STATEMENTS	2
RECENT DEVELOPMENTS	5
RISK FACTORS	6
INFORMATION ABOUT THE LISTING	10
INDUSTRY OVERVIEW	14
REGULATION	26
OUR HISTORY AND CORPORATE STRUCTURE	38
BUSINESS	47
FINANCIAL INFORMATION	88
DEFINITIONS	90
GLOSSARY	96

FORWARD-LOOKING STATEMENTS

This current report on Form 8-K and the exhibits incorporated by reference therein contain forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us, our industries and the regulatory environment. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often include words such as “may,” “will,” “estimate,” “intend,” “seek,” “expect,” “project,” “anticipate,” “believe,” “plan,” “could,” “target,” “predict,” “likely,” “should,” “forecast,” “outlook,” “model,” “continue,” “ongoing” or other similar terminology. Forward-looking statements are based on our expectations, estimates, assumptions or projections concerning future results or events as of the date of this Form 8-K.

Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results and events to differ materially from those indicated by those statements. We cannot assure you that any of our assumptions are correct or any of our expectations, estimates or projections will be achieved. Numerous factors could cause our actual results to differ materially from those expressed or implied by forward-looking statements, including, without limitation, the following:

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Risks related to our business and industry, such as (a) food safety and foodborne illness concerns, (b) significant failure to maintain effective quality assurance systems for our restaurants, (c) significant liability claims, food contamination complaints from our customers or reports of incidents of food tampering, (d) health concerns arising from outbreaks of viruses or other illnesses, including the COVID-19 pandemic, (e) the fact that the operation of our restaurants is subject to the terms of the master license agreement, (f) the fact that our success is tied to the success of YUM’s brand strength, marketing campaigns and product innovation, (g) shortages or interruptions in the availability and delivery of food products and other supplies, (h) fluctuation of raw materials prices, (i) our inability to attain our target development goals, the potential cannibalization of existing sales by aggressive development and the possibility that new restaurants will not be profitable, (j) risks associated with leasing real estate, (k) inability to obtain desirable restaurant locations on commercially reasonable terms, (l) labor shortages or increases in labor costs, (m) the fact that our success depends substantially on our corporate reputation and on the value and perception of our brands, (n) the occurrence of security breaches and cyber-attacks, (o) failure to protect the integrity and security of our customer or employee personal, financial or other data or our proprietary or confidential information that is stored in our information systems or by third parties on our behalf, (p) failures or interruptions of service or security breaches in our information technology systems, (q) the fact that our business depends on the performance of, and our long-term relationships with, third-party mobile payment processors, internet infrastructure operators, internet service providers and delivery aggregators, (r) failure to provide timely and reliable delivery services by our restaurants, (s) the fact that our growth strategy with respect to COFFii & JOY may not be successful, (t) challenges and risks related to our e-commerce business, (u) the anticipated benefits of the acquisition of Daojia and Huang Ji Huang may not be realized in a timely manner or at all, (v) the Chinese government may determine that the VIE structure of Daojia does not comply with Chinese laws on foreign investment in restricted industries, (w) our inability or failure to recognize, respond to and effectively manage the impact of social media, (x) litigation and failure to comply with anti-bribery or anti-corruption laws, (y) U.S. federal income taxes, changes in tax rates, disagreements with tax authorities and imposition of new taxes, (z) changes in consumer discretionary spending and general economic conditions, (aa) the fact that the restaurant industry in which we operate is highly competitive, (bb) loss or failure to obtain or renew any or all of the approvals, licenses and permits to operate our business, (cc) our inability to adequately protect the intellectual property we own or have the right to use, (dd) our licensor’s failure to protect its intellectual property, (ee) seasonality and certain major events in China, (ff) our failure to detect, deter and prevent all instances of fraud or other misconduct committed by our employees, customers or other third parties, (gg) changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters, (hh) failure of our insurance policies to provide adequate coverage for claims associated with our business operations, (ii) unforeseeable business interruptions, (jj) failure by us to maintain effective disclosure controls and procedures and internal control over financial reporting in accordance with the rules of the SEC, (kk) the fact that our success depends on the continuing efforts of our key management and experienced and capable personnel as well as our ability to recruit new talent, (ll) the fact that our investment in technology and innovation may not generate the expected level of returns, (mm) fair value changes for our investment in equity securities and short-term investments may adversely affect our financial condition and results of operations, (nn) the fact that our operating results may be adversely affected by our investment in unconsolidated affiliates, and (oo) the fact that our strategic investments or acquisitions may be unsuccessful;

FORWARD-LOOKING STATEMENTS

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Risks related to doing business in China, such as (a) changes in Chinese political policies and economic and social policies or conditions, (b) uncertainties with respect to the interpretation and enforcement of Chinese laws, rules and regulations, (c) changes in political, business, economic and trade relations between the United States and China, including the imposition of new or higher taxes on goods imported from the United States, (d) fluctuation in the value of the Renminbi, (e) limitations on our ability to utilize our cash balances effectively due to governmental control of currency conversion and payments of foreign currency and the Renminbi out of mainland China, (f) changes in laws and regulations of China or non-compliance with applicable laws and regulations, (g) reliance on dividends and other distributions on equity paid by our principal subsidiaries in China to fund offshore cash requirements, (h) potential unfavorable tax consequences resulting from our classification as a China resident enterprise for Chinese enterprise income tax purposes, (i) uncertainty regarding indirect transfers of equity interests in China resident enterprises and enhanced scrutiny by Chinese tax authorities, (j) difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China against us, (k) inability to use properties due to defects caused by non-registration of lease agreements related to certain properties, (l) risk in relation to unexpected land acquisitions, building closures or demolitions, (m) potential fines and other legal or administrative sanctions for failure to comply with Chinese regulations regarding our employee equity incentive plans and various employee benefit plans, (n) our audit reports are prepared by auditors who are not currently inspected by the Public Company Accounting Oversight Board and, as such, our Shareholders are deprived of the benefits of such inspection, (o) proceedings instituted by the SEC against certain China-based accounting firms, including our independent registered public accounting firm, could result in our financial statements being determined to not be in compliance with the requirements of the U.S. Exchange Act, (p) restrictions on our ability to make loans or additional capital contributions to our Chinese subsidiaries due to Chinese regulation of loans to, and direct investment in, Chinese entities by offshore holding companies and governmental control of currency conversion and (q) difficulties in pursuing growth through acquisitions due to regulations regarding acquisitions;

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Risks related to the separation and related transactions, such as (a) incurring significant tax liabilities if the distribution does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes and the Company could be required to indemnify YUM for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement, (b) being obligated to indemnify YUM for material taxes and related amounts pursuant to indemnification obligations under the tax matters agreement if YUM is subject to Chinese indirect transfer tax with respect to the distribution, (c) potential indemnification liabilities owing to YUM pursuant to the separation and distribution agreement and there being no assurance that the indemnity provided by YUM with respect to certain liabilities in connection with the separation will be sufficient to insure us against the full amount of such liabilities, (d) the possibility that a court would require that we assume responsibility for obligations allocated to YUM under the separation and distribution agreement and (e) potential liabilities due to fraudulent transfer considerations.

FORWARD-LOOKING STATEMENTS

In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

Subject to the requirements of applicable laws, rules and regulations, we do not have any and undertake no obligation to update or otherwise revise the forward-looking statements in this Form 8-K, whether as a result of new information, future events or otherwise. As a result of these and other risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus might not occur in the way we expect or at all. Accordingly, you should not place undue reliance on any forward-looking information. Moreover, the inclusion of forward-looking statements should not be regarded as representations by us that our plans and objectives will be achieved or realized. All forward-looking statements in this Form 8-K are qualified by reference to the cautionary statements in this section.

RECENT DEVELOPMENTS

In July 2020, we were named as the Official Retail Food Services Sponsor of the Olympic and Paralympic Winter Games Beijing 2022 (“Beijing 2022”). We also became an Official Sponsor of the Chinese Olympic Committee through the end of 2024. As the Official Retail Food Services Sponsor of Beijing 2022, we will provide retail food services and our brands, including KFC, Pizza Hut and others, will be on site at the Beijing 2022 venues providing food and refreshment for visitors and athletes from around the world. The sponsorship rights will also allow us to use, for advertising and promotional purposes, the Olympic marks and imagery of the Beijing 2022 Olympic Winter Games as well as marks of the Chinese Olympic Committee.

In July 2020, we reached the milestone of 10,000 stores in our restaurant network across China and overseas.

On August 3, 2020, we completed the acquisition of an additional 25% equity interest in an unconsolidated affiliate that operates KFC stores in and around Suzhou, China (“Suzhou KFC”), for cash consideration of US$149 million, increasing our equity interest in Suzhou KFC to 72%, which allowed us to consolidate Suzhou KFC.

RISK FACTORS

Except as set forth below, there have been no material changes to the risk factors from those disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”) and our quarterly report on Form 10-Q for the quarter ended June 30, 2020.

The risks and uncertainties described below and in our 2019 Form 10-K and our quarterly reports are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition or results of operations.

The anticipated benefits of our acquisitions may not be realized in a timely manner or at all.

In May 2017, we acquired a controlling interest in Daojia with the expectation that the acquisition will further enhance our digital and delivery capabilities, and accelerate growth by building know-how and expertise in the expanding delivery market. In the fourth quarter of 2018, due to declining sales as a result of the intensified competition among delivery aggregators, we recorded an impairment charge of US$12 million on intangible assets acquired from the Daojia business primarily attributable to the Daojia platform. In the fourth quarter of 2019, due to continuing declining sales and margin, we further wrote down Daojia reporting unit goodwill and intangible assets, and recorded an additional impairment charge of $11 million. As of June 30, 2020, the carrying amount of intangible assets and goodwill attributable to the Daojia reporting unit was zero. In April 2020, we completed the acquisition of a 93.3% interest in the Huang Ji Huang, a leading Chinese-style casual dining franchise business, for cash consideration of $185 million. As of June 30, 2020, the carrying amounts of intangible assets and goodwill attributable to Huang Ji Huang reporting unit was $97 million and $59 million respectively. With this acquisition, we aim to gain a stronger foothold and enhanced know-how in the Chinese dining space and create synergies. Achieving those anticipated benefits is subject to a number of uncertainties.

The operation of the acquired businesses could also involve further unanticipated costs and divert management’s attention away from day-to-day business concerns. We cannot assure you that we will be able to achieve the anticipated benefits of the acquisitions.

The restaurant industry in which we operate is highly competitive.

The restaurant industry in which we operate is highly competitive with respect to price and quality of food products, new product development, advertising levels and promotional initiatives, customer service, reputation, restaurant location, and attractiveness and maintenance of properties. We cannot assure you that we will continue to develop new products and maintain an attractive menu to suit changing customer tastes, nutritional trends and general customer demands in China. Our failure to anticipate, identify, interpret and react to these changes could lead to reduced guest traffic and demand for our restaurants. Even if we do correctly anticipate, identify, interpret and react to these changes, there can be no assurance that our restaurants are able to compete successfully with other restaurant outlets in new and existing markets. As a result, our business could be adversely affected. We also face growing competition as a result of convergence in grocery, convenience, deli and restaurant services, including the offering by the grocery industry of convenient meals, including pizzas and entrees with side dishes. Competition from food delivery aggregators, other food delivery services and shared kitchens in China has also increased in recent years, all of which offer a wide variety of cuisine types across different brands, particularly in urbanized areas. Certain restaurant brands have adopted different operating models, such as centralized kitchens, to improve operational and cost efficiencies. Increased competition could have an adverse effect on our sales, profitability or development plans, which could harm our results of operations and financial condition.

In addition, increased awareness about nutrition and healthy lifestyles may cause consumers to consume less fast food in favor of alternative foods. If we are unable to respond to such changes in consumer taste and preferences in a timely manner or at all, or if our competitors are able to address these concerns more effectively, our business, financial condition and results of operations may be materially and adversely affected.

Any inability to successfully compete with the other restaurants, food delivery aggregators, other food delivery services and shared kitchens in our markets may prevent us from increasing or sustaining our revenues and profitability and could have a material adverse effect on our business, results of operations, financial condition and/or cash flows. We may also need to modify or refine elements of our restaurant system in order to compete with popular new restaurant styles or concepts, including delivery aggregators that develop from time to time. There can be no assurance that we will be successful in implementing any such modifications or that such modifications will not reduce our profitability.

RISK FACTORS

We require various approvals, licenses and permits to operate our business and the loss of or failure to obtain or renew any or all of these approvals, licenses and permits could adversely affect our business and results of operations.

In accordance with the laws and regulations of China, we are required to maintain various approvals, licenses permits, registrations and filings in order to operate our restaurant business. Each of our restaurants in China is required to obtain (1) the relevant food business license; (2) the environmental protection assessment and inspection registration or approval; and (3) the fire safety inspection acceptance approval or other alternatives. Some of our restaurants which sell alcoholic beverages are required to make further registrations or obtain additional approvals. These licenses and registrations are achieved upon satisfactory compliance with, among other things, the applicable food safety, hygiene, environmental protection, fire safety and alcohol laws and regulations. Most of these licenses are subject to periodic examinations or verifications by relevant authorities and are valid only for a fixed period of time and subject to renewal and accreditation. We did not obtain these licenses or approvals for a limited number of our restaurants in a timely manner in the past and there is no assurance that we or our franchisees will be able to obtain or maintain any of these licenses.

The operation of our restaurants is subject to the terms of the master license agreement which, if terminated or limited, would materially adversely affect our business, results of operations and financial condition.

Under the master license agreement, we are required to meet a Sales Growth Metric, which is the average annual Gross Revenue (as defined in the master license agreement), for each of the KFC, Pizza Hut and Taco Bell brands for each rolling five (5) calendar year period throughout the term of the master license agreement (“Measurement Period”), beginning January 1, 2017, compared to the calendar year immediately preceding the corresponding Measurement Period (“Benchmark Year”). To illustrate, the first Measurement Period is January 1, 2017 through December 31, 2021 (corresponding to the first Benchmark Year of January 1, 2016 through December 31, 2016) and the second Measurement Period is January 1, 2018 through December 31, 2022 (corresponding to the second Benchmark Year of January 1, 2017 through December 31, 2017).

The requirement regarding Sales Growth Metric will begin upon the end of the first Measurement Period on December 31, 2021. Within sixty days after the beginning of each calendar year following December 31, 2021, and during the term of the master license agreement, we are required to provide a written statement with the calculations of the Sales Growth Metric. If our calculations indicate that any of these restaurant brands failed to meet the Sales Growth Metric (an “SGM Breach”), there is a mechanism under the master license agreement for us to explain and remediate such breach in good faith. YUM has the right to terminate the master license agreement in the event of an SGM Breach. In the event that two consecutive SGM Breaches for KFC, Pizza Hut or Taco Bell, YUM shall be entitled to exercise its right to eliminate or modify the exclusivity of the license granted to us and conduct and further develop the relevant restaurant brand in our licensed territory or license one or more third parties to do so.

The master license agreement may also be terminated upon the occurrence of certain events, such as our insolvency or bankruptcy. We did not have any material breach of the master license agreement during the Track Record Period, and we actively monitor our compliance with the terms of the master license agreement on an on-going basis. Under the master license agreement, we will have the right to cure any breach of the agreement, except for the dissolution, liquidation, insolvency or bankruptcy of YUM China or upon the occurrence of an unauthorized transfer or change of control or other breach that YUM determines will not or cannot be cured. Upon the occurrence of a non-curable breach, YUM will have the right to terminate the master license agreement (or our rights to a particular brand) on delivery of written notice. Upon the occurrence of a curable breach, YUM will provide a notice of breach that sets forth a cure period that is reasonably tailored to the applicable breach. If we do not cure the breach, YUM will have the right to terminate the master license agreement (or our rights to a particular brand). The master license agreement will also contemplate remedies other than termination that YUM may use as appropriate. These remedies include: actions for injunctive and/or declaratory relief (including specific performance) and/or damages; limitations on our future development rights or suspension of restaurant operations pending a cure; modification or elimination of our territorial exclusivity; and YUM’s right to repurchase from us the business operated under an affected brand at fair market value, less YUM’s damages. If the master license agreement were terminated, or any of our license rights were limited, our business, results of operations and financial condition would be materially adversely affected.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our results of operations, financial condition and certain financial ratios.

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including revenue recognition, long-lived asset impairment, impairment of goodwill and other intangible assets, lease accounting, share-based compensation and recoverability of deferred tax assets are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change our reported or expected financial performance or financial condition. New accounting guidance may require systems and other changes that could increase our operating costs and/or change our financial statements. For example, implementing the new lease standard issued by Financial Accounting Standards Board requires us to make significant changes to our lease management system and other accounting systems, and results in changes to our financial statements. The adoption of the new accounting standard for leases may result in a higher amount of impairment loss on newly recognized right of use assets and negatively impact our results of operations. Upon adoption of Accounting Standards Update (“ASU”) No. 2016-12, Leases (Topic 842) (“ASC 842”) on January 1, 2019, an impairment charge of US$60 million (net of related impact on deferred taxes and noncontrolling interests) on right-of-use assets arising from existing operating leases as of January 1, 2019 was recorded as an adjustment to retained earnings, as the additional impairment charge would have been recorded before adoption had the operating lease right-of-use assets been recognized at the time of impairment. See Note 11 of our quarterly report on Form 10-Q for the quarter ended June 30, 2020 for details on the impairment charge recorded upon adoption of ASC 842 as well as subsequent impairment charges.

In addition, the adoption of ASC 842 may affect certain financial ratios commonly used, such as current ratio1, quick ratio2, and debt to equity ratio3. The recognition of right-of-use assets and lease liabilities expanded our consolidated balance sheets and affected relevant financial ratios. For example, (i) our current ratio and quick ratio decreased as a result of the recognition of the current portion of the lease liabilities; and (ii) our debt to equity ratio increased as a result of the decrease in net assets. Therefore, any future changes in the accounting standards may affect our financial condition, results of operations and certain financial ratios. See Note 2 of Exhibit 99.2 Consolidated Financial Statements for the six months ended June 30, 2020 and 2019 and Note 2 of each of our annual reports on Form 10-K for the years ended December 31, 2019, 2018, and 2017 for details on the impact of all applicable new accounting standards adopted by our Company during the period comprising the three financial years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020.

[1]	Current ratio equals current assets divided by current liabilities.
[2]	Quick ratio equals current assets less inventories and divided by current liabilities.
[3]	Debt to equity ratio equals total debt divided by total equity and multiplied by 100%. Debts include all borrowings as well as finance lease obligations.

RISK FACTORS

Fair value changes for our investment in equity securities and short-term investments may adversely affect our financial condition and results of operations.

We may invest in equity securities and short-term investments, such as time deposits, from time to time. In September 2018, we invested in the equity securities of Meituan, the fair value of which is determined based on the closing market price for the shares at the end of each reporting period, with subsequent fair value changes recorded in our consolidated statements of income. We recorded related gains of US$37 million, US$63 million and losses of US$27 million for the six months ended June 30, 2020 and for the years ended December 31, 2019 and 2018, respectively. Our short-term investments as of June 30, 2020 and December 31, 2019, 2018 and 2017 amounted to US$1,034 million, US$611 million, US$122 million and US$205 million, respectively. We cannot guarantee that our investment in equity securities will not experience fair value losses, which may adversely affect our period-to-period earnings, financial condition and results of operations. In addition, our short-term investments may earn yields lower than anticipated, and any failure to realize the benefits we expected from these investments may adversely affect our financial results.

Our operating results may be adversely affected by our investment in unconsolidated affiliates.

As of June 30, 2020, approximately 10% of our restaurants were unconsolidated affiliates. These unconsolidated affiliates are held by PRC joint venture entities partially owned by us, which helped KFC establish its initial presence in certain regions of China. We apply the equity method to account for the investments in unconsolidated affiliates over which we have significant influence but do not control. Our share of the earnings or losses of these unconsolidated affiliates are included in other income in our consolidated statements of income. Even if there is no cash flow from unconsolidated affiliates until dividends are received, the performance of unconsolidated affiliates may affect our results of operations through our equity method accounting. In addition, we evaluate our investments in unconsolidated affiliates for impairment whenever events or circumstances indicate that a decrease in the fair value of an investment has occurred which is other than temporary and when they have experienced two consecutive years of operating losses. In addition, when we acquire additional equity interest in the unconsolidated affiliates to obtain control, it may result in gain or loss from re-measurement of our previously held equity interest and thus have a significant impact on our operating results. As a result of the acquisition of Wuxi KFC, an unconsolidated affiliate, in the first quarter of 2018, we recognized a gain of US$98 million from the re-measurement of our previously held 47% equity interest at fair value.

Changes in political, business, economic and trade relations between the United States and China may have adverse impact on our business, results of operations and financial condition.

We cannot predict the possible changes in policies and the economic, regulatory, social and political conditions in the United States and China, nor can we predict their potential impact on political, business, economic and trade relations between the United States and China and on our business. In 2019, the United States and China imposed new or higher tariffs on goods imported from each other. If the United States or China continues imposing such tariffs, or if additional tariffs or trade restrictions are implemented by the United States or by China, the resulting trade barriers could have a significant adverse impact on our business. The adoption and expansion of trade restrictions and tariffs, quotas and embargoes, sanctions, the occurrence of a trade war, or other governmental action related to tariffs or trade agreements or policies, has the potential to adversely impact costs, our suppliers and the world economy in general, which in turn could have a material adverse effect on our business, results of operations and financial condition.

In recent months, political tensions between the United States and China have escalated, with a number of actions taken by the U.S. government, such as the Clean Network program announced on August 5, 2020 to protect U.S. telecommunication and technology infrastructure, and the two executive orders issued by President Trump on August 6, 2020 to ban, within 45 days of such date, any person or property subject to the jurisdiction of the United States from any transaction with Bytedance and from any transaction related to WeChat by any person or with respect to any property subject to the jurisdiction of the United States, to the extent that any such transaction is identified by the Secretary of Commerce as being subject to the prohibitions stated in the executive orders. A significant portion of our digital ordering, digital payment, marketing and loyalty program operations runs on WeChat. The ultimate scope of these restrictions, and the related impact on our business, is unclear at this time, in part because the Secretary of Commerce has not yet identified the transactions that the executive orders will prohibit. If our ability to use WeChat in our operations is restricted, our business, operations, financial condition and results of operations will be materially and adversely affected. Moreover, we cannot foresee whether and how developments in these policy actions or any other policy actions taken by the U.S. or Chinese government will impact our business and financial performance. In addition, changes in political, business, economic and trade relations between the United States and China may trigger negative customer sentiment towards western brands in China, potentially resulting in a negative impact on our results of operations and financial condition.

RISK FACTORS

Our audit reports are prepared by auditors who are not currently inspected by the Public Company Accounting Oversight Board and, as such, our Shareholders are deprived of the benefits of such inspection.

As an auditor of companies that are publicly traded in the United States and a firm registered with the Public Company Accounting Oversight Board (“PCAOB”), our independent registered public accounting firm is required under the laws of the United States to undergo regular inspections by the PCAOB. However, because we have substantial operations within China, our independent registered public accounting firm’s audit documentation related to our audit reports is located in China. The PCAOB is currently unable to conduct full inspections in China or review audit documentation located within China without the approval of Chinese authorities.

Inspections of other auditors conducted by the PCAOB outside of China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, shareholders may be deprived of the benefits of PCAOB inspections, and may lose confidence in our reported financial information and procedures and the quality of our financial statements.

In June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress that would require the SEC to maintain a list of applicable foreign issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges, such as the NYSE, of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, and an identical bill was introduced into the U.S. House of Representatives. If passed by the U.S. House of Representatives and signed by the U.S. President, this legislation would direct the SEC to prohibit securities of any “covered issuer”, including the Company, from being traded on any of the U.S. securities exchanges, such as the NYSE, or traded “over-the-counter” if the auditor of the covered issuer’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. In August 2020, the President’s Working Group on Financial Markets (the “PWG”) released the Report on Protecting United States Investors from Significant Risks from Chinese Companies. The PWG recommends that the SEC take steps to implement the recommendations outlined in the report. In particular, to address companies from non- cooperating jurisdictions, such as China, that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, the PWG recommends enhanced listing standards on U.S. securities exchanges. This would require, as a condition to continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in these jurisdictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. To reduce market disruption, the new listing standards could provide for a transition period until January 1, 2022 for currently listed companies.

It remains unclear if and when any of such proposed legislations will be enacted. Nevertheless, the enactment of any such legislation or other efforts to increase the U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, which may include the Company, and materially and adversely affect the market price of our Shares and ultimately could result in the delisting of our Shares from the NYSE.

INFORMATION ABOUT THE LISTING

THE LISTING

We have applied for a listing of our Shares on the Main Board under Chapter 19C (Secondary Listings of Qualifying Issuers).

We have a track record of good regulatory compliance of at least two full financial years on the NYSE as required by Rule 19C.04 of the Hong Kong Listing Rules for the purposes of our Listing.

We have applied to the Listing Committee for the listing of, and permission to deal in, our Shares in issue and Shares to be issued pursuant to the Global Offering (including the Shares which may be issued pursuant to the exercise of the Over-allotment Option), the 2016 Plan, the Warrant 1 and the Warrant 2.

Our Shares are currently listed and traded on the NYSE. Other than the foregoing, no part of our Shares or loan capital is listed on or traded on any other stock exchange and no such listing or permission to list is being or proposed to be sought. All Offer Shares will be registered on the Hong Kong segment of our register of members by our Hong Kong Share Registrar in order to enable them to be traded on the Hong Kong Stock Exchange.

Under section 44B(1) of the Companies (WUMP) Ordinance, any allotment made in respect of any application will be invalid if the listing of, and permission to deal in, our Shares on the Hong Kong Stock Exchange is refused before the expiration of three weeks from the date of the closing of the application lists, or such longer period (not exceeding six weeks) as may, within the said three weeks, be notified to us by or on behalf of the Hong Kong Stock Exchange.

OUR REGISTERS OF MEMBERS

The principal segment of our register of members will be maintained by our Principal Share Registrar, Computershare Trust Company, N.A. (“Computershare US”), in the United States, and the Hong Kong segment of our register of members will be maintained by our Hong Kong Share Registrar, Computershare Investor Services Limited (“Computershare HK”), in Hong Kong.

DEALINGS AND SETTLEMENT OF SHARES IN HONG KONG

Our Shares will trade on the Hong Kong Stock Exchange in board lots of 50 Shares. Dealings in our Shares on the Hong Kong Stock Exchange will be conducted in Hong Kong dollars.

The transaction costs of dealings in our Shares on the Hong Kong Stock Exchange include:

•	Hong Kong Stock Exchange trading fee of 0.005% of the consideration of the transaction, charged to each of the buyer and seller;

•	SFC transaction levy of 0.0027% of the consideration of the transaction, charged to each of the buyer and seller;

•	trading tariff of HK$0.50 on each and every purchase or sale transaction. The decision on whether or not to pass the trading tariff onto investors is at the discretion of brokers;

•	transfer deed stamp duty of HK$5.00 per transfer deed (if applicable), payable by the seller;

INFORMATION ABOUT THE LISTING

•	ad valorem stamp duty at a total rate of 0.2% of the value of the transaction, with 0.1% payable by each of the buyer and the seller;

•	stock settlement fee, which is currently 0.002% of the gross transaction value, subject to a minimum fee of HK$2.00 and a maximum fee of HK$100.00 per side per trade;

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brokerage commission, which is freely negotiable with the broker (other than brokerage commissions for the subscription or purchase of Shares in the Global Offering which are currently set at 1% of the subscription or purchase price and will be payable by the person subscribing for or purchasing the securities); and

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the Hong Kong share registrar will charge HK$20 (or such higher fee as may from time to time be permitted under the Hong Kong Listing Rules), for each transfer of Shares from one registered owner to another, each share certificate canceled or issued by it and any applicable fee as stated in the share transfer forms used in Hong Kong.

Investors must settle their trades executed on the Hong Kong Stock Exchange through their brokers directly or through custodians. For an investor who has deposited his or her Shares in his or her stock account or in his or her designated CCASS participant’s stock account maintained with CCASS, settlement will be effected in CCASS in accordance with the General Rules of CCASS and CCASS Operational Procedures in effect from time to time. For an investor who holds the physical certificates, settlement certificates and the duly executed transfer forms must be delivered to his broker or custodian before the settlement date.

REPOSITIONING FOR SHARES TRADING AND SETTLEMENT IN DIFFERENT MARKETS, BETWEEN HONG KONG AND THE UNITED STATES

In connection with our initial public offering of Shares in Hong Kong, we have arranged for a segment of our register of members to be maintained in Hong Kong, or the Hong Kong share register, which will be maintained by our Hong Kong Share Registrar, Computershare HK. The principal segment of our register of members in the United States will continue to be maintained by our Principal Share Registrar, Computershare US.

All Shares offered in the Global Offering will be initially registered on the Hong Kong share register in order to be listed and traded on the Hong Kong Stock Exchange. As described in further detail below, holders of Shares registered on the Hong Kong share register will be able to reposition these Shares to the principal segment of our register of members in the United States, and vice versa.

Our Shares Listed on the NYSE

Our Shares (other than those to be issued in connection with the Global Offering and to be registered on the Hong Kong share register) are traded on the NYSE. Dealings in our Shares on the New York Stock Exchange are conducted in U.S. dollars.

Repositioning Shares from Hong Kong to the Principal Segment of our Register of Members in the United States

An investor who holds Shares that are registered on the Hong Kong share register (including the Shares held through the services of CCASS) and who intends to reposition such Shares to the principal segment of our register of members in the United States, will be required to submit a register repositioning request to Computershare HK together with the share certificate(s), relevant fees and any supporting documentation (such as the transfer form (if the Shares are deposited with, and are to be withdrawn from, CCASS), power of attorney or specimen signature, if applicable). If Shares are deposited with CCASS, the investor will first need to arrange for the withdrawal of the Shares from CCASS.

INFORMATION ABOUT THE LISTING

A copy of the register repositioning request can be obtained at the address of Computershare HK at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, can be requested by phone ((852) 2862 8555) or by email (hkinfo@computershare.com.hk), or be accessed and downloaded from the website of Computershare HK at www.computershare.com/hk. The register repositioning request will consist of a templated document requiring the provision of the following information:

•	the number of Shares to be repositioned;

•	the name and address of the holder of Shares on the Hong Kong share register from which repositioning of Shares is to be processed;

•

the account to which the Shares need to be moved to on the principal segment of our register of members (which may be to a book entry recorded directly on the principal segment of our register of members or to an account within DTC);

•	a confirmation that the repositioning of Shares will not result in a change of beneficial ownership; and

•	the contact details for the party submitting the request in Hong Kong and the party receiving the Shares in the United States in case a query with the instruction arises.

Upon receipt, Computershare HK will review the instruction, reposition the Shares from the Hong Kong share register and liaise with Computershare US for the onward distribution of Shares and recording on the principal segment of our register of members in the United States. The register repositioning process would usually be expected to be completed in three business days, once valid documents are provided to Computershare HK.

Additional support, including confirmation of register repositioning fees, will be available from Computershare HK and Computershare US from the Listing Date and will be set out in the register repositioning request form.

Repositioning Shares from the Principal Segment of our Register of Members in the United States to Hong Kong

An investor who holds Shares that are registered on the principal segment of our register of members in the United States (including the Shares held through the services of DTC) and who intends to reposition such Shares to the Hong Kong share register, will be required to submit a register repositioning request to Computershare US together with the share certificate(s) (if applicable), relevant fees and any supporting documentation (if applicable). Holders within DTC must also, via a delivery order, arrange for the delivery of the Shares to the DTC participant account of Computershare US.

A copy of the register repositioning request can be obtained at the address of Computershare US at 150 Royall Street, Canton, MA 02021, United States, or can be requested by phone ((001) 866 277 2086) or by email (!USALLGlobalTransactionTeam@computershare.com), or be accessed and downloaded from the website of Computershare US at www.computershare.com/us/investor. The register repositioning request will consist of a templated document requiring the provision of the following information:

•	the number of Shares to be repositioned;

INFORMATION ABOUT THE LISTING

•

the name and address, or DTC participant details and account information, of the holder of Shares on the principal segment of our register of members from which repositioning of Shares is to be processed;

•	the registered account to which the Shares need to be moved to on the Hong Kong share register;

•	a confirmation that the repositioning of Shares will not result in a change of beneficial ownership; and

•	the contact details for the party submitting the request in the United States and the party receiving the Shares in Hong Kong in case a query with the instruction arises.

Upon receipt, Computershare US will review the instruction, reposition the Shares from the principal segment of our register of members in the United States and liaise with Computershare HK for recording such Shares on the Hong Kong share register and issuing physical share certificate(s) to the investor. The register repositioning process would usually be expected to be completed in three business days, once valid documents are provided to Computershare US. Upon the receipt of the physical share certificate(s), the investor can then follow the normal share deposit procedures if he/she wishes deposit the Shares into CCASS.

Additional support, including the confirmation of register repositioning fees, will be available from Computershare HK and Computershare US from the Listing Date and will be set out in the register repositioning request form.

OUR CONSTITUTIONAL DOCUMENTS

We are incorporated in Delaware, the United States, and our affairs are governed by our Constitutional Documents and the DGCL as well as other applicable laws, regulations, policies and procedures.

The laws of Hong Kong differ in certain respects from the DGCL, and our Constitutional Documents are specific to us and include certain provisions that may be different from common practices in Hong Kong.

COMPLIANCE ADVISOR

We have appointed Somerley Capital Limited as our compliance advisor, or the Compliance Advisor, upon listing of our Shares on the Hong Kong Stock Exchange in compliance with Rule 3A.19 of the Hong Kong Listing Rules. Pursuant to Rule 3A.23 of the Hong Kong Listing Rules, the Compliance Advisor will provide advice to us when consulted by us in the following circumstances:

•	before the publication of any regulatory announcement, circular or financial report;

•	where a share issue transaction is contemplated;

•

where we propose to use the proceeds of the initial public offering in a manner different from that detailed in the prospectus relating to the Hong Kong initial public offering or where our business activities, developments or results deviate from any forecast, estimate, or other information in the prospectus relating to the Hong Kong initial public offering; and

•	where the Hong Kong Stock Exchange makes an inquiry of us regarding unusual movements in the price or trading volume of the Shares.

The term of the appointment shall commence on the Listing Date and end on the date on which we distribute our annual report in respect of our financial results for the first full fiscal year commencing after the Listing Date.

INDUSTRY OVERVIEW

This section contains certain information and statistics derived from the market research report on China’s restaurant industry prepared by Frost & Sullivan International Limited, an independent global consulting firm, which we commissioned (the “F&S Report”). We believe that the sources of such information and statistics are appropriate for such information and statistics, and have taken reasonable care in extracting and reproducing such information and statistics. Although we have no reason to believe that such information and statistics are false or misleading or that any fact has been omitted that would render such information and statistics false or misleading in any material respect, estimates reflected in the F&S Report involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Forward-Looking Statements” in Exhibit 99.1 to this current report on Form 8-K and under “Risk Factors” in Exhibit 99.1 to this current report on Form 8-K, our annual report on Form 10-K for the year ended December 31, 2019, and our quarterly report on Form 10-Q for the quarter ended June 30, 2020.(1)

THE RESTAURANT INDUSTRY IN CHINA

The market size of the restaurant industry in China has grown steadily in the past several years to RMB4,672.1 billion in 2019 from RMB2,892.6 billion in 2014, representing a CAGR of 10.1% during this period. There is significant white space opportunity in the restaurant industry in China, where the per capita expenditure on food in 2019 was approximately RMB16.4 per day compared to RMB102.6 in the United States. Although the restaurant industry in China is expected to be affected in 2020 by the outbreak of COVID-19, the industry is expected to recover and continue its strong growth, to reach RMB6,613.6 billion in 2024 at a CAGR of approximately 7.2% from 2019, primarily driven by growing household spending, increasing urbanization rate, strong growth of delivery services and development of digital platforms and technologies in this market.

By operating model, restaurants in China can be divided into self-operated restaurant chains, franchises and non-chain restaurants. Self-operated restaurant chains are a set of restaurants in many locations that are operated under the same brand and shared corporate ownership. Franchise restaurants are businesses where the brand owners franchise to third party operators the right to use the restaurant brand and model in exchange for fees or royalties. Non-chain restaurants are single, independent restaurants. Self-operated restaurant chains have experienced the fastest growth at a CAGR of 12.3% from 2014 to 2019 and are expected to continue to demonstrate the fastest growth with a 9.1% CAGR from 2019 to 2024, primarily because self-operated restaurant chain brands generally have stronger capital positions, better brand recognition, better control of food safety and offer higher quality food and services. However, the industry in China is at an earlier stage of development compared to that of the United States and other developed markets and Chinese cuisine is difficult to standardize. As a result, restaurant chains have a low penetration rate in China, especially in lower-tier cities, with only approximately 332 chain restaurants per million people in 2019 compared to approximately 891 in the United States. This indicates a substantial growth opportunity for restaurant chains in China. In 2019, self-operated and franchise restaurant chains market in China accounted for only 19.6% of the restaurant industry in China, far below the 73.8% in the United States. The following table sets forth a breakdown of the restaurant industry in China by operating model.

(1)

In compiling and preparing the F&S Report, Frost & Sullivan has adopted the following assumptions: (i) China’s economy is likely to maintain steady growth in the next decade; (ii) China’s social, economic, and political environment is likely to remain stable in the forecast period; and (iii) market drivers like growing macro economy, accelerating urbanization process and growing household spending are likely to drive the growth of the restaurant industry in China.

Frost & Sullivan has conducted detailed primary research which involved discussing the status of the industry with leading industry participants and industry experts. Frost & Sullivan has also conducted secondary research which involved reviewing company reports, independent research reports and data based on its own research database. Frost & Sullivan has obtained the figures for the projected total market size from historical data analysis plotted against macroeconomic data as well as specific related industry drivers.

INDUSTRY OVERVIEW

(1)	In terms of revenue.
Source:	NBS, Frost & Sullivan

By service type, the restaurant industry in China is generally categorized into quick-service restaurant (“QSR”), casual dining restaurant (“CDR”), formal dining and others. QSRs include restaurants that provide fast and standardized food, with little or no table service and a simple dining ambience. CDRs refer to restaurants that provide some table service. Formal dining usually refers to traditional restaurants with full table service provided by waiting staff. From 2014 to 2019, the QSR and CDR segments have experienced faster growth than the overall restaurant industry in China and the fastest growth among all restaurant types, at 11.4% and 11.6% CAGRs, respectively, and are expected to continue to grow rapidly with 8.3% and 7.9% CAGR from 2019 to 2024, respectively. The following table sets forth a breakdown of the restaurant industry in China by service type.

INDUSTRY OVERVIEW

(1)	In terms of revenue.
Source:	NBS, Frost & Sullivan

The restaurant industry in China can also be divided into three segments by cuisine type, namely, Chinese cuisine, western cuisine and other cuisines. Chinese cuisine market accounted for the largest portion of the restaurant industry in China, with a 79.4% market share in 2019. Chinese cuisine grew from RMB2,386.3 billion in 2014 to RMB3,710.8 billion in 2019 at a CAGR of 9.2%, and is expected to reach RMB5,073.2 billion by 2024 at a CAGR of 6.5% from 2019. Western cuisine is a fast-growing segment, increasing from RMB388.9 billion in 2014 to RMB711.2 billion in 2019 at a 12.8% CAGR, and is expected to grow to RMB1,096.0 billion by 2024 with a 9.0% CAGR. The following table sets forth a breakdown of the restaurant industry in China by cuisine type.

(1)	In terms of revenue.

Source:	NBS, Frost & Sullivan

THE QSR SEGMENT IN CHINA

The QSR segment is one of the fastest growing restaurant service types in the restaurant industry in China, with significant white space opportunity. In 2019, there were only approximately 503 QSRs per million people in China, compared to approximately 1,035 in the United States. As it grows rapidly, the QSR segment has accounted for an increasing share of the overall restaurant industry in China, from approximately 21.5% in 2014 to approximately 22.9% in 2019 and is expected to reach approximately 24.1% in 2024. Driven by increasing urbanization and increasing demand for food safety and quick and convenient fast food, the QSR segment has increased from RMB622.8 billion in 2014 to RMB1,069.2 billion in 2019, and is expected to grow to RMB1,590.8 billion by 2024. Western cuisine is expected to grow at an 8.7% CAGR from 2019 to 2024 while Chinese cuisine will grow at an 8.2% CAGR. Western cuisine accounted for 25.5% of the QSR market in China while Chinese cuisine accounted for 70.7% in 2019. The following table sets forth a breakdown of the QSR market in China by cuisine type.

INDUSTRY OVERVIEW

(1)	In terms of revenue.
Source:	Frost & Sullivan

THE CDR SEGMENT IN CHINA

The CDR segment was the fastest growing restaurant service type in the restaurant industry in China from 2014 to 2019 and has accounted for an increasing percentage of the overall market from approximately 10.6% in 2014 to approximately 11.4% in 2019 and is expected to reach approximately 11.7% in 2024. The CDR segment has grown from RMB306.3 billion in 2014 to RMB530.9 billion in 2019 and is expected to reach RMB776.1 billion in 2024, primarily driven by consumption upgrades of the Chinese population and the greater importance placed on high quality dining experience. In 2019, western cuisine had a 50.7% share of the CDR market in China while Chinese cuisine had a market share of 43.8%. Western cuisine and Chinese cuisine are both expected to grow at a 7.9% CAGR from 2019 to 2024. The following table sets forth a breakdown of the CDR market in China by cuisine type for the period indicated.

INDUSTRY OVERVIEW

(1)	In terms of revenue.
Source:	Frost & Sullivan

THE FOOD DELIVERY SERVICE MARKET IN CHINA

The food delivery service market in China has witnessed rapid growth in the past few years in terms of gross transaction value(1), increasing from RMB142.4 billion in 2014 to RMB596.8 billion in 2019 at a 33.2% CAGR, accounting for 12.8% of the restaurant industry in China in 2019. The food delivery service market in China in terms of gross transaction value is expected to almost double in size to reach RMB1,270.0 billion in 2024. The rapid growth of food delivery in China has been primarily driven by the increased popularity of online food delivery platforms and apps, as well as the dynamic lifestyles and changing dining preferences of the younger generation.

Restaurant chains such as KFC and Pizza Hut were among the first in China to offer delivery services, as they were able to build their own digital platforms or apps and offered cuisine that was suitable in nature for delivery. Benefiting from their early entrance in the delivery service space, delivery sales accounted for a sizeable portion of total sales for KFC and Pizza Hut. As demand for delivery services grew, more restaurants sought to enter the delivery services market to supplement their existing dine-in services. Without their own delivery platform, these restaurants primarily rely on third-party delivery aggregators, such as Meituan (美團) and Eleme (餓了麽).

The food delivery service market is less likely to be affected by the outbreak of COVID-19 in 2020 as customers are more willing to order food delivery instead of dining in. In turn, restaurants that have strong delivery capabilities and platforms and significant revenue contribution from delivery services are expected to be less affected by the COVID-19 outbreak.

THE COFFEE MARKET IN CHINA

The coffee market in China is rapidly growing. The retail sales revenue of the coffee market in China, which represents the retail value of coffee products sold by all channels, has grown from RMB22.3 billion in 2014 to RMB68.8 billion in 2019, representing a CAGR of 25.3%. Despite the rapid growth, the coffee market in China is highly underpenetrated compared to the U.S. and South Korea. Cups of coffee consumed per capita per year in China was only 7.1 cups in 2019, compared to 390.7 cups and 353.0 cups in the U.S. and South Korea, respectively. Driven by consumption upgrades, development of new retail models and the growing coffee drinking habit in China, the coffee market in China is expected to reach RMB205.8 billion in 2024 with a 24.5% CAGR from 2019.

(1)	Refers to the value of paid transactions of food delivery services by consumers.

INDUSTRY OVERVIEW

Coffee products are primarily sold in coffee shops and through retail sales channels, such as supermarkets and online platforms. The coffee shop market size in China, which represents the total revenue of coffee shops, has grown rapidly from RMB14.4 billion in 2014 to RMB50.0 in 2019 at a 28.3% CAGR due to the growing coffee drinking habit in China. Going forward, the coffee shop market in China is expected to grow at a CAGR of 26.1% from 2019 to 2024, to reach RMB159.5 billion in 2024.

COMPETITIVE LANDSCAPE

The Restaurant Industry in China

The restaurant industry in China is highly fragmented, with the top five players accounting for less than 5% market share in terms of System sales in 2019. By the end of 2019, there were around 6.5 to 7 million players in the restaurant industry in China. Yum China is the largest restaurant company in China in terms of System sales in 2019, with a 1.4% market share. At the end of 2019, Yum China had 9,200 restaurants in China. Other major players in the restaurant industry in China are primarily well-known multinational or domestic restaurant brands. The table below sets forth certain information of the five largest restaurant companies in China in 2019.

*

YUMC’s system sales reflects the results of all restaurants regardless of ownership. See “Glossary” for details of the definition of System sales, which includes Company-owned, franchise and unconsolidated affiliate restaurants that operate our concepts, except for sales from non-Company-owned restaurants for which we do not receive a sales-based royalty. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the consolidated statements of income; however, the franchise fees are included in the Company’s revenues.

We believe system sales is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, the Company and franchise same-store sales as well as net unit growth.

Source:	Frost & Sullivan

The QSR Market in China

Compared to the QSR market in the U.S. where the top ten players had an aggregate 39% market share in terms of 2019 System sales, the QSR market in China is highly fragmented, with the top ten players accounting for approximately 11.3 % of the market in terms of 2019 System sales. By the end of 2019, there were around 3 to 3.5 million players in the QSR market in China. KFC was the largest QSR brand in China with a market share of approximately 4.9% in terms of System sales (including sales of franchise restaurants and self-operated restaurants) in 2019. Major competitors of KFC in China primarily include a number of western QSR companies. The table below sets forth certain information of the ten largest QSR brands in China in 2019.

INDUSTRY OVERVIEW

*

KFC’s system sales reflects the results of all restaurants regardless of ownership. For further information, see note to “Ranking and Market Share of Top Five Players in China’s Catering Service Market, 2019” in this section.

Source:	Frost & Sullivan

The CDR Market in China

More fragmented than the QSR segment in China, the top ten players in China’s CDR market accounted for approximately 4.7% of the market in terms of System sales in 2019. By the end of 2019, there were around 750,000 to 780,000 players in the CDR market in China. Pizza Hut was the largest CDR brand in China with a 2.7% market share in terms of 2019 System sales, and was also the largest CDR brand in terms of number of restaurants in 2019. Major competitors of Pizza Hut in China primarily include western CDR brands, as well as other domestic CDR brands. Huang Ji Huang was the second largest CDR brand in China with a market share of 0.5% in terms of 2019 System sales, and was also the second largest CDR brand in China in terms of number of restaurants in 2019. The table below sets forth certain information of the ten largest CDR brands in China in 2019.

*

Pizza Hut’s system sales reflects the results of all restaurants regardless of ownership. For further information, see note to “Ranking and Market Share of Top Five Players in China’s Catering Service Market, 2019” in this section.

Source:	Frost & Sullivan

INDUSTRY OVERVIEW

MARKET DRIVERS AND TRENDS

The following are key market drivers of the QSR and CDR segments in China.

•

Increasing disposable income, consumption and urbanization. Over the past few years, spending on restaurant meals has experienced strong growth as urban residents seek to improve their lifestyle and increasingly dine out. This has been supported by increasing disposable incomes and urbanization. In particular, the growing middle class with strong spending power is also expected to drive the restaurant industry in China.

INDUSTRY OVERVIEW

•

Fast-paced lifestyle. The lifestyle of the younger generation in China is becoming more fast-paced, especially for urban residents. This is expected to drive consumption for the QSR and CDR segments, as well as delivery services.

•

Food safety and quality ingredients. Large restaurant chains in China have more comprehensive food safety management systems and supply chains, enabling them to ensure consistent quality in the food served. As the Chinese population increasingly seek consumption upgrades and place greater importance on food quality, healthy food ingredients and wellness, QSR and CDR brands that have a strong reputation for food safety and that are able to offer healthy meal options are expected to experience greater demand.

•

Better dining experience. In line with consumption upgrades in China, consumers are looking for a better dining experience, in terms of table services, food quality, dining ambience, and menu and dining concept innovation. Restaurants that are able to offer a comfortable dining environment and innovative food or restaurant concepts are expected to attract more customers.

The following are key market trends in the QSR and CDR segments in China.

•

Technology upgrades and digitalization. The restaurant business is increasingly adopting technologies and digitalization, which has played an important part in reshaping the dining experience and restaurant operations. These technological upgrades include consumer-facing applications (such as mobile and digital ordering and payment capabilities, tech-enhanced marketing and membership programs and self-service kiosks) and back-of-the-house innovations (such as tech-enabled supply chain management and human resource management).

•

Big data and AI. As restaurants adopt technologies and build their digital platforms, they are able to collect and analyze customer behavioral data to launch targeted marketing campaigns, increase customer stickiness and enhance brand loyalty. For example, some restaurants have been able to track the popularity of different dishes to streamline their menus, offer AI-enabled menu recommendations to customers and offer customer-specific coupons and discounts. AI has also enabled some restaurants to optimize their operational and cost efficiency, such as smart inventory management and food delivery. Most large restaurant chains operate a loyalty membership program to better understand ordering patterns and taste preferences of their consumers. As of December 31, 2019, the Company had over 240 million loyalty program members, approximately three times that of the competitor with the second-largest membership program in China, and approximately four times that of the third-largest.

•

Food delivery. With increasing mobile penetration and the busier lifestyles of Chinese consumers, food delivery is expected to continue to grow in demand, especially for the QSR and CDR segments in China. Restaurants that are able to create synergies between dine-in and delivery, and offer fast and convenient food delivery services with a high penetration in China are expected to benefit from this trend. Moreover, restaurants that are able to offer food delivery services are expected to experience a lower impact from the COVID-19 outbreak in 2020.

INDUSTRY OVERVIEW

•

Industry consolidation. The restaurant industry and the restaurant chain market in China are highly fragmented, with many small to medium-sized regional players. The top five players in China only accounted for 3.2% of the market share of the restaurant industry in China in terms of System sales in 2019, compared to 11.5% in the United States. The fragmented nature of the market provides large players with opportunities to consolidate brands with strong growth potential and to achieve higher market share.

•

Food safety. Food safety laws and regulations are becoming more stringent in China. For example, the Implementation Rules of the Food Safety Law was amended and came into effect on December 1, 2019 (the “Revised Implementation Rules”). The Revised Implementation Rules introduce extra regulatory measures such as random supervisory checks, improved food safety violation reporting and reward system, a blacklist system for food producers and business operators with serious food safety violations, and penalties for non-compliance.

INDUSTRY OVERVIEW

ENTRY BARRIERS AND CHALLENGES

Although there may not be significant entry barriers to operating and managing a single restaurant, there are significant entry barriers and challenges in becoming a large-scale restaurant chain brand, including the following:

•

Ability to maintain growth and attractive economics. As a restaurant chain opens more units and grows in size, it becomes more difficult to maintain its pace of growth and achieve attractive economics overall and at a unit level. Opening new restaurants require significant capital investment, management oversight and human resources. Large restaurant chains with a significant restaurant network generally are unable to maintain the same rate of growth as smaller restaurant chains. Moreover, restaurant chains may find it difficult to ensure that every new restaurant opened is able to achieve high customer traffic and turnover and successfully prevent cannibalization among its own restaurants. Due to the initial capital spending required to open each restaurant and ramp-up period before achieving breakeven or cash investment payback, many restaurant chains may find it challenging to maintain a healthy cash flow from operations while growing rapidly.

•

Ability to maintain standardization and regulatory compliance. As a restaurant chain grows in size, it becomes more difficult to ensure that all restaurant units carry out standardized operations, especially with respect to food quality, hygiene and service quality. It is also more challenging to manage a large restaurant network with more employees and ensure that all restaurant units and staff comply with laws and regulations of multiple jurisdictions.

•

Technology investment. Rapidly advancing technologies are reinventing the traditional dining experience and changing how the restaurant chain industry operates. Restaurant chains that are able to invest in technology infrastructure and adopt new technologies to provide a unique dining experience, improve convenience for guests and streamline operations to reduce costs and achieve economies of scale.

•

Supply chain management. Many large restaurant chains may not be able to manage their supply chain to ensure that fresh and high quality food ingredients and other raw materials are purchased at favorable prices, are readily available from qualified suppliers and delivered at the time and in the amounts necessary across all of its restaurants located in different regions. Extensive experience in supply chain management for large-scale operations and maintaining cost efficiencies are key entry barriers for new market players.

COST OF RAW MATERIALS AND LABOR

The cost of raw materials, such as food ingredients and packaging and consumables, represent a major cost item for a typical restaurant in China. Major raw materials for KFC and Pizza Hut include poultry, beef, pork, vegetables, fishery products and dairy products. The food price index increased gradually from 103.1 in 2014 to 121.0 in 2019. Generally, the price trend of poultry, beef, vegetables and fishery products in China have been relatively in line with the food price index. The food price index of dairy products slightly fluctuated from 108.5 in 2014 to 110.6 in 2019. The food price index of pork in China increased from 92.2 in 2014 to 119.9 in 2016, decreasing to 88.3 in 2018 and increasing again to 184.9 in 2019. The charts below sets forth the price trend of major raw materials of restaurants in China.

INDUSTRY OVERVIEW

Source:	Ministry of Agriculture, Frost & Sullivan

In line with the rapid growth of China’s economy, the annual salary of employees in the restaurant industry in China has increased steadily from 2014 to 2019 and is expected to continue to increase in line with the growing nominal GDP in China. Labor cost is expected to continue growing due to the developing economy, growing disposable income and CPI, as well as inflation. The following chart sets forth the average annual salary of employees in the restaurant industry in China for the period indicated.

Source:	NBS, Frost & Sullivan

REGULATION

REGULATIONS ON FOREIGN INVESTMENT IN RESTAURANT INDUSTRY

According to the Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Edition) (《外商投資准入特別管理措施（負面清單) (2020年版）》, the “Negative List”) promulgated on June 23, 2020 and came into effect on July 23, 2020, the restaurant industry falls into the industries where foreign investment is not prohibited or restricted.

The Foreign Investment Law of the PRC (《中華人民共和國外商投資法》, the “Foreign Investment Law”) was promulgated by the National People’s Congress (the “NPC”) of the PRC on March 15, 2019, which came into force as of January 1, 2020. Under the Foreign Investment Law, China adopts a system of pre-entry national treatment plus negative list with respect to foreign investment administration. Foreign investment shall enjoy pre-entry national treatment, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List.

LAW AND REGULATIONS ON FOOD SAFETY AND LICENSING REQUIREMENT FOR CATERING SERVICES

The Food Safety Law and Implementation Rules

In accordance with the Food Safety Law of the PRC (《中華人民共和國食品安全法》, the “Food Safety Law”), which was promulgated on February 28, 2009 and was amended on April 24, 2015 and December 29, 2018, food producers and food business operators shall be responsible for the safety of food produced or traded and must produce and trade food in accordance with relevant laws, regulations and food safety standards. Food producers and food business operators shall ensure food safety, act in good faith and be self-disciplined, be accountable to society and the public, accept public supervision, and assume their social responsibilities.

The Implementation Rules of the Food Safety Law (《中華人民共和國食品安全法實施條例》, the “Implementation Rules”) was promulgated on July 20, 2009 and came into effect on the same date, and was amended on February 6, 2016 and March 26, 2019. The Implementation Rules further specifies the detailed measures to be taken and conformed to by food producers, food business operators and catering service providers in order to ensure food safety. It introduced extra regulatory measures such as conducting random supervisory checks, improving food safety violation reporting reward system, and establishing a joint disciplinary mechanism supported by blacklisting of material violations of food safety laws. Under the Implementation Rules, food producers and food business operators shall take primary responsibilities for food safety. The Implementation Rules also sets out the responsibilities of principals of enterprises, standardizes food storage and transportation requirements, forbids false advertising of food products, and optimizes the administrative system for special food. The Implementation Rules also stipulates stringent legal liabilities for violating food safety-related laws and regulations.

In accordance with the Food Safety Law and the Implementation Rules, with the purpose of guaranteeing food safety and safeguarding the health and safety of the public, China has set up monitoring, assessment and control system on food safety risks, adopted compulsory food safety standards, and enacted management measures for food production and trade, food inspection, food export and import and food safety accident response. Food producers and business operators must comply with the aforementioned law and rules.

REGULATION

As penalties for violation, the Food Safety Law sets out various legal liabilities in the form of warnings, orders to rectify, confiscations of illegal gains, confiscations of utensils, equipment, raw materials and other articles used for illegal production and operation, fines, recalls and destruction of unqualified food, orders to suspend production and/or operation, revocations of production and/or operation license, and even criminal punishment.

Food Business Licensing System

Pursuant to the Food Safety Law, the State implements a licensing system for food production and trading. A person who engages in food production, food selling or catering services must obtain a license in accordance with the law.

On August 31, 2015, China Food and Drug Administration (now merged into the State Administration for Market Regulation) promulgated the Administrative Measures for Food Business Licensing (《食品經營許可管理辦法》), which was amended on November 17, 2017. According to the Administrative Measures for Food Business Licensing, a food business license must be obtained in accordance with the law to engage in food selling and catering services within PRC. The principle of “one license for one site” shall apply. That is, food business operators shall obtain separate food business licenses for each operation site. Food and drug administrative authorities shall implement classified licensing for food business according to the type of food business operators and the degree of risk of their operating items.

The Food Safety Law sets out that any restaurant which does not have a food service license may be subject to confiscation of gains and other restaurant assets. If the value of the food in such illegal production or trading is less than RMB10,000, a fine of not less than RMB50,000 but not more than RMB100,000 shall also be imposed. If the value of the food in such illegal production or trading is RMB10,000 or more, a fine of not less than ten times but not more than 20 times the value shall also be imposed.

REGULATION

Measures for the Supervision and Administration of the Safety of Food Offered through Online Catering Services

Pursuant to Measures for the Supervision and Administration of the Safety of Food Offered through Online Catering Services (《網絡餐飲服務食品安全監督管理辦法》) effective on January 1, 2018, online catering service providers must have their own physical stores and must have obtained food business licenses according to the law, and shall carry out business activities pursuant to the business forms and business items specified on their own food business licenses, and must not do business beyond their business scope. A catering service provider that runs its own website shall register with the local food and drug administration authorities within 30 working days upon register with the competent authority of communications.

Food Recall System

China Food and Drug Administration (now merged into the State Administration for Market Regulation) has promulgated the Administrative Measures for Food Recall (《食品召回管理辦法》, effective on September 1, 2015). According to the Administrative Measures for Food Recall, where food business operators find that the food under selling is unsafe, they must immediately suspend the operations, inform relevant food producers and business operators, notify customers, and take necessary measures to mitigate food safety risks. Food producers knowing that any food produced or traded is unsafe must proactively recall such food. Food producers and food business operators must faithfully record the name, trademark, specification, production date, batch number, quantity and other information of such unsafe food. Records must be kept for at least two years. Where food business operators violate the Food Safety Law and the Administrative Measures for Food Recall and do not immediately suspend operation or proactively recall unsafe food, the food and drug administrative authorities shall issue warnings to them and impose fines between RMB10,000 and RMB30,000.

LAWS AND REGULATIONS ON FOOD ADVERTISEMENT

According to the Advertising Law of the PRC (《中華人民共和國廣告法》, the “Advertising Law”) promulgated by the Standing Committee of the National People’s Congress (“SCNPC”) on October 27, 1994 and most recently revised on October 26, 2018, advertisement shall not contain any false or misleading information, and shall not deceive or mislead consumers. Each advertiser, advertising agent or advertisement publisher shall, when engaging in advertising activities, comply with laws and regulations, act in good faith, and conduct fair competition. In any advertisement, where there are statements regarding the performance, function, place of origin, purpose, quality, ingredients, price, producer, valid period and guarantees of the product, or the content, provider, form, quality, price and guarantees of the service, such statements shall be accurate, clear and explicit. Where an advertising agent or advertisement publisher designs, produces, provides agency for or publishes an advertisement even though it knows or should know the advertisement is in violation of the foregoing provisions, the market regulation department shall order the cessation of the publishing of advertisements and impose fines of not more than RMB100,000.

REGULATION

REGULATIONS ON LIQUOR CIRCULATION

In accordance with Measures for the Administration of Liquor Circulation (《酒類流通管理辦法》) effective on January 1, 2006, which were issued by the MOFCOM, a system for archival filing of operators as well as a traceability system had to be established for liquor circulation. Any entity or individual engaged in the wholesale or retail of liquor (herein after referred to in general as “liquor operator”) had to, within 60 days of acquiring a business license, complete any archival filing and registration formalities in the competent department of commerce at the same level as the administrative department for industry and commerce where the registration was handled according to the principle of territorial administration. The liquor operator shall establish an account for purchase and sales in the liquor business operation which he or she shall keep for 3 years. The competent departments of commerce may impose a fine up to RMB5,000 on any violation of the aforementioned rules. However, it was abolished by MOFCOM on November 13, 2016.

The Guidance of MOFCOM on promoting healthy development of liquor circulation in the 13th Five-Year” period (《商務部關於“十三五 ”時期促進酒類流通健康發展的指導意見》 ), which was promulgated by MOFCOM on February 13, 2017, stipulates the elimination of the regional blockade of alcohol, the clean-up and abolition of any relevant regulations and practices that hinder the free circulation of alcohol, and the promotion of the establishment of a large market and a large circulation of alcohol.

REGULATIONS ON COMMERCIAL FRANCHISES

The Regulations on Administration of Commercial Franchises (《商業特許經營管理條例》), which were promulgated on February 6, 2007 and implemented on May 1, 2007, aims to regulate commercial franchise activities by specifying the main contents of commercial franchise contracts and the obligations of franchisors regarding filings with the commerce administrative authorities and information disclosure. Franchisors participating regarding franchising activities must have a fully-developed business model and the ability to provide operational guidance, technical support, and service training to the franchisee on a continuous basis. Franchisors must have, as a minimum, two directly-managed outlets and one year of business operation. Pursuant to the Administrative Measures for the Filing of Commercial Franchises (《商業特許經營備案管理辦法》), which was amended on December 12, 2011 and implemented on February 1, 2012, MOFCOM and the commerce administrative authorities at the level of provinces, autonomous regions and municipal cities directly under the State Council are the competent authorities for filing commercial franchise. Commercial franchises are filed on a national network basis. Franchisors complying with the provisions of the Administrative Measures for the Filing of Commercial Franchises must proceed with filing through the commercial franchise information management system established by the MOFCOM in accordance with the measures. The Administrative Measures for Information Disclosure of Commercial Franchises (《商業特許經營信息披露管理辦法》), which were amended on February 23, 2012 and implemented on April 1, 2012, further clarify the scope of information disclosure by franchisors.

CYBER SECURITY LAW

The Cyber Security Law of the PRC (《中華⼈民共和國網絡安全法》, the “Cyber Security Law”) was promulgated by the SCNPC on November 7, 2016 and came into effect on June 1, 2017. The Law applies to network construction, operation, maintenance and use of the network as well as to the supervision and administration of cyber security within PRC territory.

REGULATION

According to the Cyber Security Law, network operators, while carrying out business and service activities, must abide by laws and administrative regulations, show respect for social moralities, follow business ethics, act in good faith, comply with cyber security protection obligations, accept supervision by the government and society and comply with their social responsibilities. For the construction and operation of a network or the provision of services through a network, in accordance with the provisions of laws, administrative regulations and mandatory national standards, technical and other necessary measures are required to ensure the secure and stable operation of the network, effectively respond to cyber security incidents, prevent crimes committed on the network, and to maintain the integrity, confidentiality and availability of cyber data.

Network operators must keep users’ personal information that they have collected strictly confidential, and establish and improve their system for the protection of users’ information. To collect and use personal information, network operators must follow the principles of legitimacy, integrity and necessity, disclose their rules of data collection and use, clearly express the purpose, means and scope of collecting and using the information, and obtain the consent of the persons whose data is gathered. Network operators must adopt technical and other necessary measures to ensure the security of the personal information they have collected and to prevent such information from being divulged, damaged or lost. If personal information has been or may be divulged, damaged or lost, it is necessary to take immediate remedial measures and inform users promptly and report the same to the relevant competent departments.

REGULATIONS ON E-COMMERCE ACTIVITIES

On August 31, 2018, the SCNPC promulgated the E-Commerce Law of the PRC (《中華人民共和國電子商務法》, the “E-Commerce Law”), which became effective on January 1, 2019. Business activities conducted online to sell commodities or offer services shall be governed by the E-Commerce Law. Pursuant to the E-Commerce Law, e-commerce operators are natural persons, legal persons and unincorporated organizations that engage in the business activities of selling commodities or offering services through the internet and other information networks, including e-commerce platform operators, intra-platform business operators, and other e-commerce operators that sell commodities or offer services through a self-built website or other network services.

E-commerce operators must fulfill market entity registration (unless no such registration is required by law and administrative regulations) and obtain the relevant administrative licenses for conducting those operational activities which it is required by law to obtain.

LAWS AND REGULATIONS ON SINGLE-PURPOSE COMMERCIAL PRE-PAID CARDS

The Administrative Measures for Single-purpose Commercial Pre-paid Cards (for Trial Implementation) (《單用途商業預付卡管理辦法（試行）》, the “Administrative Measures for Single-purpose Commercial Pre-paid Cards”) were promulgated by the Ministry of Commerce on September 21, 2012 and amended on August 18, 2016. Single-purpose commercial pre-paid cards refer to pre-paid certificates which are issued by an enterprise engaged in retail, accommodation, catering, and residential services and which are exclusively used to pay for goods or services within the group to which the enterprise belongs to or within the franchise system of one brand. This includes physical cards in the form of magnetic stripe cards, chip cards paper coupons and virtual cards in the form of passwords string codes, graphics and biometric information, among others. According to the Administrative Measures for Single-purpose Commercial Pre-paid Cards, a card-issuing enterprise must undergo the record-filing procedure, within 30 days of starting to offer single-purpose card services. If any card-issuing enterprise is in violation of the provisions of the Administrative Measures for Single-purpose Commercial Pre-paid Cards, the competent commerce department of the people’s government above the county-level in the locality where such violation occurs shall order it to rectify the violation. Where the enterprise fails to do so within the said time limit, the enterprise shall be subject to a fine of more than RMB10,000 and less than RMB30,000.

REGULATION

REGULATIONS ON FIRE PREVENTION

According to the Fire Prevention Law of the PRC (《中華人民共和國消防法》, the “Fire Prevention Law”) promulgated by the NPC on April 29, 1998 and amended on October 28, 2008 and April 23, 2019, and the Interim Provisions on the Administration of Fire Protection Design Review and Acceptance of Construction Projects (《建設工程消防設計審查驗收管理暫行規定》) promulgated by the Ministry of Housing and Urban-Rural Development on April 1, 2020, for any construction project which must be designed to prevent fires under national fire protection technical standards, the construction unit must submit the fire prevention design documents for approval or filing purposes. Upon completion of such construction project, the construction unit must apply for fire protection approval or conduct fire protection filing for fire protection design and completion approval, as the case may be. According to the Fire Prevention Law, with respect to the construction projects that are required by the competent department of housing and urban-rural development under the State Council to apply for fire protection approval checks, the construction unit must apply to the competent department of housing and urban-rural development under the State Council for fire protection approval checks. With respect to other construction projects apart from those mentioned above, the construction unit must, after an approval check, report its results to the competent department of housing and urban-rural development for the record, and such department shall conduct a random inspection thereof.

Furthermore, before the use of or commencement of the business operations in public gathering places, any construction entities or entities using such places must apply for a fire safety inspection with the fire rescue agencies of the local people’s governments of such places at or above the county level. Putting a public gathering place into use or into business operation without permission and when the place has not undergone fire safety and protection inspections or has failed to meet fire safety and protection requirements shall be result in an order to suspend construction, use, production or business operations and a fine of not less than RMB30,000 and not more than RMB300,000 from the competent departments of housing and urban-rural development and the relevant fire rescue agencies (according to their respective duties).

The Opinion on the Deepening the Reform of Fire Control Law Enforcement (《關於深化消防執法改革的意見》) promulgated jointly by the General Office of the CPC Central Committee and the General Office of the State Council on May 30, 2019, provides for the simplification of the fire protection inspections of public gathering places before their use and operation, and management in the forms of a notification and a commitment to safety standards. Fire protection authorities shall formulate the standards for fire safety in public gathering places and disclose such standards to the public, making available the text in the form of the letter of notification and commitment. A public gathering place shall, after obtaining the business license or being qualified for use and operation under the law, commence use or operation by making a commitment to the fire authorities that it has reached the standards for fire protection safety through an application face-to-face or via the online governmental affairs service platform. In practice, the relevant authority at its locality may formulate and implement relevant fire protection policies or implementation rules according to local conditions.

REGULATION

LAWS AND REGULATIONS ON ENVIRONMENTAL PROTECTION

The Environmental Protection Law of the PRC (《中華人民共和國環境保護法》, the “Environmental Protection Law” ) was promulgated and effective on December 26, 1989, and amended on April 24, 2014.

According to the provisions of the Environmental Protection Law, installations for the prevention and control of pollution in construction projects must be designed, built and commissioned together with the principal part of the project.

The Environmental Protection Law makes it clear that the liabilities for any violation of said law include warning, fine, rectification within a time limit, compulsory ceasing of operations, compulsory reinstallation of installations for the prevention and control of pollution or that have been or left idle, compulsory shutout or closedown, or even criminal punishment.

According to the Law of the PRC on Environment Impact Assessment (《中華人民共和國環境影響評價法》), which was promulgated on October 28, 2012 and amend on July 2, 2016 and December 29, 2018 respectively, Chinese authorities implements classified management of the environmental impact assessment of construction projects according to the degree of environmental impact of construction projects. The environmental impact report or environment impact statement of a construction project shall be submitted by the project constructer to the competent ecological environment authority for approval in accordance with the provisions of the State Council. Chinese authorities implements record-filing management on environmental impact registration forms.

REGULATION

LAWS AND REGULATIONS ON LABOR

Labor Contract Law

According to the Labor Contract Law of the PRC (《中華人民共和國勞動合同法》, the “Labor Contract Law”), which was implemented on January 1, 2008 and amended on December 28, 2012, labor contracts must be concluded in writing if labor relationships are to be or have been established between enterprises or institutions and any laborers. The employers must pay laborers compensation for working overtime in accordance with national regulations. Labor wages must not be lower than local minimum wage standards and must be paid to the laborers in a timely manner. According to the Labor Law of the PRC (《中華人民共和國勞動法》) effective as of January 1, 1995, as amended on August 27, 2009 and December 29, 2018, enterprises and institutions must establish and perfect their system of work place safety and sanitation, strictly abide by state rules and standards and educate laborers regarding the same. Work place safety and sanitation facilities must comply with state-fixed standards.

REGULATION

Regulations on Social Insurance and Housing Fund

According to the Social Insurance Law of the PRC (《中華人民共和國社會保險法》) effective as of July 1, 2011 and as amended on December 29, 2018, the Regulations on Occupational Injury Insurance (《工傷保險條例》) effective as of January 1, 2004 and as amended on December 20, 2010, the Interim Measures concerning Maternity Insurance for Enterprise Employees (《企業職工生育保險試行辦法》) effective as of January 1, 1995, the Interim Regulations concerning the Levy of Social Insurance (《社會保險費徵繳暫行條例》) effective as of January 22, 1999 and as amended on March 24, 2019 and the Regulations concerning the Administration of Housing Fund (《住房公積金管理條例》) effective as of April 3, 1999, and amended on March 24, 2002 and March 24, 2019, enterprises and institutions in the PRC must provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, occupational injury insurance and medical insurance, as well as a housing fund and other welfare plans.

LAWS ON INTELLECTUAL PROPERTY RIGHTS

Trademarks

Trademarks are protected by the PRC Trademark Law (《中華人民共和國商標法》) which was adopted in 1982 and subsequently amended in 1993, 2001, 2013 and 2019, respectively, as well as the Implementation Regulation of the PRC Trademark Law (《中華人民共和國商標法實施條例》) adopted in 2002 and amended in 2014 by the State Council. The Trademark Office under National Intellectual Property Administration (the “NIPA”) handles trademark registrations and grants a term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. The trademark registrant may, by concluding a trademark licensing contract, authorize other persons to use the registered trademark. The licensor shall supervise the quality of the goods for which the licensee uses the licensor’s registered trademark, and the licensee shall guarantee the quality of the goods for which the registered trademark is used. The party authorized to use anothers’ registered trademark must indicate the name of the licensee and the place of origin on the goods that bear the registered trademark. When granting others use of the registered trademarks, the licensor shall file the license of the trademarks with the Trademark Office for their records, and the Office shall announce the same. Without putting the licensing of the trademark license on record, the trademark may not be used to defend a bona fide third party.

Domain Names

The Measures for the Administration of Internet Domain Names (《互聯網域名管理辦法》, the “Domain Name Measures”) was promulgated by the China Internet Network Information Center on August 24, 2017 and came into effect on November 1, 2017. The Implementation Rules for National Top-level Domain Name Registration (《國家頂級域名註冊實施細則》, the “Implementation Rules for Registration”) was promulgated on June 18, 2019 by the Ministry of Industry and Information Technology and came into effect on the same date. The Domain Name Measures regulate the registration of domain names. Application for registration of national top-level domain names “. CN” and “.China” and provision of domain name registration related services shall further comply with the Implementation Rules for Registration.

REGULATION

The Copyright

China has enacted various laws and regulations relating to copyright protection. The Copyright Law of the PRC (《中華人民共和國著作權法》), which was promulgated on September 7, 1990, amended on February 26, 2010 and became effective from April 1, 2010 by the SCNPC, provides that PRC citizens, legal persons, or other organizations, whether published or not, enjoy copyright in their works, which include, among others, works of literature, art, natural science, social science, engineering technology, and computer software. The term “copyright” includes moral rights and economic rights and anyone who commits copyright infringement is subject to civil liability.

The Regulations on Computer Software Protection (《計算機軟件保護條例》), which was promulgated on June 4, 1991, amended on January 30, 2013 and became effective on March 1, 2013 by the State Council, stipulates that Chinese residents, legal entities or other organizations enjoy copyright in any software which they have developed, whether published or not and a software copyright owner may register it with the software registration institution recognized by the copyright administration department of the State Council. The Measures for the Registration of Computer Software Copyright (《計算機軟件著作權登記辦法》) promulgated by the National Copyright Administration on February 20, 2002 with immediate effect, regulates registration of software copyright, exclusive licensing contracts for software copyright and transfer contracts. The Copyright Protection Center of China (“CPCC”) is the designated software registration authority. The CPCC grants registration certificates to computer software copyright applicants which conform to the provisions of both the Regulations on Computer Software Protection and the Measures for the Registration of Computer Software Copyright.

China is also a signatory to some major international conventions on the protection of copyright. For example, China became a member of the Berne Convention for the Protection of Literary and Artistic Works in October 1992, the Universal Copyright Convention in October 1992, and the Agreement on Trade-Related Aspects of Intellectual Property Rights in December 2001. According to these conventions, a qualified foreign copyright owner may enjoy certain copyright in China and a copyright owner in China may also acquire specific foreign copyright protection.

REGULATIONS ON FOREIGN EXCHANGE

Pursuant to the Administrative Regulations of the PRC on Foreign Exchange (《中華人民共和國外匯管理條例》), as amended in August 2008, the RMB is freely convertible for current account items, including for the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside the PRC, unless prior approval of the State Administration of Foreign Exchange (“SAFE”) is obtained and prior registration with SAFE is made.

REGULATION

According to the Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises (“Circular 19”, 《國家外匯管理局關於改革外商投資企業外匯資本金結匯管理方式的通知》 ) promulgated on March 30, 2015, effective on June 1, 2015, and amended on December 30, 2019, and the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”, 《國家外匯管理局關於改革和規範資本項目結匯管理政策的通知》) promulgated and effective on June 9, 2016, domestic enterprises (including Chinese-funded enterprises and foreign-invested enterprises, excluding financial institutions) may go through foreign exchange settlement formalities for their foreign debts at their discretion. Where the current regulations contain any restrictive provisions on the foreign exchange settlement of foreign exchange receipts under capital accounts of domestic institutions, such provisions shall prevail. Domestic institutions may, at their discretion, settle up to 100% of foreign exchange receipts under capital accounts for the time being. The SAFE may adjust the above proportion in due time according to the balance of payments. While being eligible for discretionary settlement of foreign exchange receipts under capital accounts, domestic institutions may also opt to use their foreign exchange receipts according to the payment-based settlement system. A bank shall, in handling each transaction of foreign exchange settlement for a domestic institution according to the principle of payment-based settlement, review the authenticity and compliance of the use of the funds settled in the previous transaction (including discretionary settlement and payment-based settlement) of such institution.

The Circular of the SAFE on Further Promoting Cross-border Trade and Investment Facilitation (《國家外匯管理局關於進一步促進跨境貿易投資便利化的通知》 , the “Circular 28”) was promulgated and became effective on October 23, 2019. According to the Circular 28, non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments using their capital if the domestic investment projects are in compliance with the prevailing special administrative measures for access of foreign investments and relevant regulations.

LAWS AND REGULATIONS ON EMPLOYEE INCENTIVE PLANS

In February 2012, the SAFE promulgated the Circular on Issues concerning the Administration of Foreign Exchange Used for Domestic Individuals’ Participation in Equity Incentive Plans of Companies Listed Overseas (《關於境內個人參與境外上市公司股權激勵計劃外匯管理有關問題的通知》 , “Circular No.7”). According to Circular No.7 and other relevant provisions and rules, Chinese residents participating in the equity incentive plans of overseas listed companies must file a registration and carry out other certain procedures with the SAFE or its local institutions. Chinese residents participating in equity incentive plans must employ a qualified Chinese agent, which may be the Chinese affiliated company of such overseas listed company or any other qualified domestic organization appointed by such affiliate, to file the registration and carry out other procedures related to equity incentive plans on their behalf.

The participants must employ an overseas entrusted organization to deal with the execution of share options, transactions relating to shares or rights, fund transfers, etc. In addition, if any material changes are made to the equity incentive plan, Chinese agent or overseas entrusted organization, the Chinese agent shall file the change registration concerning the equity incentive plan. The Chinese agent shall, on behalf of the Chinese resident who has the right to exercise the employee’s share options, apply to the SAFE or its local branch for the amount of annual foreign exchange payment in respect of the foreign currency payment related to the exercise of the employee’s share options by the Chinese resident. The foreign exchange income received by the Chinese resident from the sale of shares under the equity incentive plan and the dividends received from overseas listed companies shall be remitted to the bank account opened in China by the Chinese agent before distribution to such Chinese residents.

REGULATION

TAXES

Corporate Income Tax

Pursuant to the EIT Law, which was promulgated on March 16, 2007 and last amended on December 29, 2018, and the Regulation on the Implementation of the EIT Law of the PRC (《中華人民共和國企業所得稅法實施條例》) which was promulgated on December 6, 2007 and further amended on April 23, 2019, the income tax rate for both domestic and foreign-invested enterprises is 25%. Furthermore, resident enterprises, which are enterprises that are set up in accordance with the PRC law, or that are set up in accordance with the law of the foreign country (region) but with their actual administration institution in the PRC, must pay enterprise income tax originating both within and outside the PRC. While non-resident enterprises that have set up institutions or premises in the PRC shall pay enterprise income tax in relation to the income originating from the PRC and obtained by their institutions or establishments, and their income incurred outside the PRC but there is an actual relationship with the institutions or establishments set up by such enterprises. Non-resident enterprises that have not set up institutions or establishments in the PRC, or where institutions or establishments are set up but where there is no actual relationship with the income obtained by the institutions or establishments set up by such enterprises, they must pay enterprise income tax in relation to the income originating from the PRC at the rate of 10%.

VAT

Pursuant to the Provisional Regulations on Value-added Tax of the PRC (《中華人民共和國增值稅暫行條例》) promulgated on December 13, 1993 and last amended on November 19, 2017 and its implementation rules, all entities or individuals in the PRC engaging in the sale of goods, the provision of processing services, repairs and replacement services, and the importation of goods are required to pay VAT. Pursuant to the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax (《關於全面推開營業稅改徵增值稅試點的通知》) promulgated on March 23, 2016 and as amended on July 11, 2017 and December 25, 2017 respectively, upon approval of the State Council, the pilot program of the collection of VAT in lieu of business tax shall be promoted nationwide in a comprehensive manner as of May 1, 2016, and all taxpayers of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of VAT instead of business tax.

Pursuant to the Provisional Regulations on Value-added Tax of the PRC, the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax, and the Announcement on Relevant Policies for Deepening Value-Added Tax Reform 《財政部、稅務總局、海關總署關於深化增值稅改革有關政策的公告》 promulgated by the Ministry of Finance, the State Administration of Taxation and General Administration of Customs on March 20, 2019 and became effective on April 1, 2019, with respect to VAT taxable sales of a VAT general taxpayer, the applicable VAT rates are 13%, 9% and 6% respectively.

OUR HISTORY AND CORPORATE STRUCTURE

HISTORY AND DEVELOPMENT

Overview

Our Company is the holding company of our Group and was incorporated in Delaware, the U.S., on April 1, 2016, for the purpose of holding YUM’s China business in anticipation of our separation from YUM. See “— Separation from YUM” below for further details.

The operating history of our Group can be traced back to 1987, with the opening of our first KFC restaurant in Beijing. Soon afterwards, the first restaurant under another famous brand of ours, Pizza Hut, was opened in Beijing in 1990. With more than 30 years of operations, we have developed extensive operating experience in the China market. Opening restaurants at an average of more than two new locations per day over the past five years, we have since grown to become the largest restaurant company in China in terms of 2019 System sales, with over 9,900 restaurants covering over 1,400 cities primarily in China as of June 30, 2020. Our growing restaurant network consists of our flagship KFC and Pizza Hut brands, as well as emerging brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza.

Milestones

The following is a summary of our key business milestones:

OUR HISTORY AND CORPORATE STRUCTURE

YumChina

Separated from YUM and listed on the NYSE as an independent company

2016

First Taco Bell restaurant opened in Shanghai

Launched "KFC Super App" and rolled out loyalty program for KFC & Pizza Hut

WOW会员

V享会

399
Yum China Holdings

Listed as a Fortune 500 company

2017

120 million+ members at KFC and Pizza Hut as of year-end

Implemented facial recognition Smile to Pay

COFFii & JOY

First COFFii & JOY store opened in Shanghai

2018

180 million+ members at KFC and Pizza Hut as of year-end

Launched privilege memberships at KFC and Pizza Hut

宅神卡

Opened an innovation center in Shanghai

2019

240 million+ members at KFC and Pizza Hut as of year-end

Launched YUMC Pay

神钱包

First Lavazza store opened in Shanghai

2020

Acquired a controlling interest in Huang Ji Huang

黄记煌

10000th restaurant in China

OUR HISTORY AND CORPORATE STRUCTURE

SEPARATION FROM YUM

The Separation and Distribution

Our Company separated from YUM on October 31, 2016, becoming an independent, publicly traded company as a result of a pro rata distribution of all our outstanding Shares of common stock to shareholders of YUM. Common stock of the Company began trading “regular way” under the ticker symbol “YUMC” on the NYSE on November 1, 2016.

Master License Agreement

In connection with the separation of our Company from YUM, Yum! Restaurants Asia Pte. Ltd., a wholly-owned indirect subsidiary of YUM, and YCCL, a wholly-owned indirect subsidiary of our Company entered into a 50-year master license agreement with automatic renewals for additional consecutive renewal terms of 50 years each, for the exclusive right to use and sublicense the use of intellectual property owned by YUM and its subsidiaries for the development, promotion and operation of the KFC, Pizza Hut and, subject to achieving certain agreed upon milestones, Taco Bell brands and their related marks and other intellectual property rights for restaurant services in the PRC. In exchange, we pay a license fee to YUM equal to 3% of net System sales from both our Company and franchise restaurants. We own the intellectual property of Little Sheep, Huang Ji Huang, COFFii & JOY and East Dawning outright and pay no license fee related to these brands.

CORPORATE STRUCTURE

As of the Latest Practicable Date, our Group was comprised of our Company and more than 90 subsidiaries and consolidated affiliated entities in the PRC and other jurisdictions. Generally, different brands are held, managed and operated by separate groups of subsidiaries.

For example, Yum! Restaurants (China) Investment Co., Ltd. is the holding company of our KFC, Pizza Hut and Taco Bell brands and manages a group of subsidiaries responsible for the operations of each brand’s respective restaurants in different cities and surrounding areas. Most of our restaurants under the Little Sheep brand are franchise restaurants and the relevant subsidiaries are working with the franchisees and their representative organizations on key aspects of business of the franchise restaurants. Our East Dawning and COFFii & JOY restaurants are primarily managed and operated by two different subsidiaries.

On April 8, 2020, we completed the acquisition of a controlling interest in Huang Ji Huang, a leading Chinese CDR franchise business. For further details on our acquisition of Huang Ji Huang, see “Business — Our Restaurant Brands — Other Brands.” Following the acquisition, we established a Chinese dining business unit comprising our three core Chinese dining brands, namely Little Sheep, East Dawning and Huang Ji Huang.

In addition, we also have subsidiaries providing our restaurants with support and services related to, among others, trademark sub-licensing, logistics, marketing, procurement, development and construction, human resources, finance, legal and information technologies. For further details of our Major Subsidiaries engaging in the provision of support and services to the businesses of our Group, see “— Our Major Subsidiaries” below.

We believe that this organizational structure allows for efficiency in the operation and management of our restaurants. For information of our corporate and shareholding structure, see “— Our Corporate Structure” and “— Our Shareholding Structure” below.

OUR HISTORY AND CORPORATE STRUCTURE

During the Track Record Period, we also acquired a controlling interest in Daojia, the total consideration of which consists of cash consideration of US$36.7 million to the sellers and a concurrent capital contribution of US$25.0 million to Daojia. Through the acquisition of Daojia, we also acquired a VIE and the subsidiaries of the VIE in the PRC effectively controlled by Daojia. Daojia has entered into a series of contractual arrangements with its consolidated affiliated entities and their nominee shareholders, which allow Daojia to: (i) receive substantially all of the economic benefits and absorb all of the expected losses from its consolidated affiliated entities; (ii) exercise effective control over its consolidated affiliated entities; and (iii) hold an exclusive option to purchase all or part of the equity interests in its consolidated affiliated entities when and to the extent permitted by the PRC law. Our PRC Legal Advisor is of the view that the contractual arrangements entered into with Daojia do not violate applicable PRC laws and constitute valid and binding obligations of the parties thereto.

OUR HISTORY AND CORPORATE STRUCTURE

Our Major Subsidiaries

Our Major Subsidiaries include, among others, all significant operating subsidiaries under the financial threshold of Regulation S-X in the U.S. and subsidiaries that are material to the business operation of our Group. The following table sets forth the principal business activities and date and jurisdiction of establishment of each of our Major Subsidiaries:

Name of Major Subsidiary	Principal business activities	Date and jurisdiction of establishment

Major Subsidiaries engaging in investment holding and/or the operation of our restaurants

Bai Sheng Restaurants China Holdings Limited	Investment holding and operating a Little Sheep restaurant in Hong Kong	July 16, 2007; Hong Kong

Yum! Restaurants (China) Investment Co., Ltd. (百勝（中國）投資有限公司)	Investment holding	June 1, 1999; PRC

Yum! Restaurants (Shenyang) Co., Ltd. (百勝餐飲（瀋陽）有限公司)	Operating our KFC and Pizza Hut restaurants in respective areas	May 25, 1994; PRC
Yum! Restaurants (Guangdong) Co., Ltd. (百勝餐飲（廣東）有限公司)		October 29, 1992; PRC
Yum! Restaurants (Chengdu) Co., Ltd. (百勝餐飲（成都）有限公司)		April 11, 1994; PRC
Yum! Restaurants (Wuhan) Co., Ltd. (百勝餐飲（武漢）有限公司)		February 21, 1995; PRC
Yum! Restaurants (Shenzhen) Co., Ltd. (百勝餐飲（深圳）有限公司)		April 26, 1995; PRC

Beijing KFC Co., Ltd. (北京肯德基有限公司)	Operating our KFC restaurants in respective areas	February 6, 1987; PRC
Shanghai KFC Co., Ltd. (上海肯德基有限公司)		May 5, 1989; PRC
Nanjing KFC Co., Ltd. (南京肯德基有限公司)		August 16, 1992; PRC
Qingdao KFC Co., Ltd. (青島肯德基有限公司)		April 20, 1993; PRC
Tianjin KFC Co., Ltd. (天津肯德基有限公司)		January 24, 1994; PRC
Changsha KFC Co., Ltd. (長沙肯德基有限公司)		March 11, 1997; PRC
Wuxi KFC Co., Ltd. (無錫肯德基有限公司)		February 24, 1993; PRC
Nanning KFC Co., Ltd. (南寧肯德基有限公司)		July 19, 2000; PRC

OUR HISTORY AND CORPORATE STRUCTURE

Name of Major Subsidiary	Principal business activities	Date and jurisdiction of establishment

Shanghai Pizza Hut Co., Ltd. (上海必勝客有限公司)	Operating our Pizza Hut restaurants in respective areas	June 14, 1995; PRC
Beijing Pizza Hut Co., Ltd. (北京必勝客比薩餅有限公司)		February 3, 1989; PRC

Inner Mongolia Little Sheep Catering Chain Company Limited (內蒙古小肥羊餐飲連鎖有限公司)	Working with the franchisees on key aspects of business of the franchised Little Sheep restaurants	July 11, 2001; PRC

Major Subsidiaries engaging in the provision of support and services to the Group

Yum! Restaurants Consulting (Shanghai) Co., Ltd. (百勝諮詢（上海）有限公司)	Sub-licensing the brands licensed from YUM; performing headquarter functions and providing support and services to our Group	September 25, 1997; PRC

Huansheng Advertising (Shanghai) Company Limited (上海環勝廣告有限公司)	Marketing and advertising	November 17, 2010; PRC

Huansheng E-Commerce (Shanghai) Co., Ltd. (環勝電子商務（上海）有限公司)	Operation of e-commerce business of our Group	October 14, 2016; PRC

Yum! Food (Shanghai) Co., Ltd. (必勝（上海）食品有限公司)	Purchase of food, paper products and equipment for the Group	January 18, 2002; PRC

OUR HISTORY AND CORPORATE STRUCTURE

Our Corporate Structure

As of the Latest Practicable Date, we conducted our business operations through more than 90 subsidiaries and consolidated affiliated entities incorporated in the PRC and other jurisdictions. The following chart summarizes our corporate structure:

(1)

As of June 30, 2020, Yum! Restaurants (China) Investment Co., Ltd. held more than 30 subsidiaries operating an aggregate of over 7,300 company-owned KFC, Pizza Hut and Taco Bell restaurants across China.

(2)

The subsidiary working with, and holding an entity which works with, the franchisees and their representative organizations on key aspects of business of the franchise restaurants under our Little Sheep brand.

(3)	The restaurants under our “COFFii & JOY” brand are primarily held by this subsidiary.

(4)	The restaurants under our “East Dawning” brand are primarily held by this subsidiary.

(5)	The subsidiary holding a 93.3% interest in the holding companies of Huang Ji Huang.

(6)	The subsidiary sub-licensing the brands licensed from YUM, performing headquarter functions and providing support and services to the businesses of our Group.

(7)	The subsidiaries providing e-commerce and marketing services to the businesses of our Group.

OUR HISTORY AND CORPORATE STRUCTURE

Our Shareholding Structure

The following chart illustrates our shareholding structure as of the Latest Practicable Date (1)(4):

(1)

The shareholding percentage is calculated by dividing the number of Shares of common stock held by such Shareholder and its subsidiaries or affiliates by the total outstanding Shares of common stock of our Company as of the Latest Practicable Date.

(2)	In addition to our Shares of common stock, Primavera also held warrants to purchase additional Shares of common stock.

(3)

The shareholding percentage of our Directors and senior management refers to the percentage of our Shares of common stock held in aggregate by our Directors and senior management. For clarification purpose, the outstanding stock options and SARs, and the unvested RSUs and PSUs held by our Directors and senior management as of the Latest Practicable Date are not included for calculation.

(4)

For the details of the beneficial ownership in our Shares of common stock, which are determined in accordance with the rules and regulations of the SEC and include the power to direct the voting or the disposition of the securities or to receive the economic benefit of the ownership of the securities, please see our definitive proxy statement filed on March 27, 2020.

The following chart illustrates our shareholding structure immediately upon the completion of the Global Offering (assuming all major Shareholders’ shareholding remain unchanged, the Over-allotment Option is not exercised and no additional Share of common stock is issued pursuant to the 2016 Plan, the Warrant 1 or the Warrant 2) (1)(4):

(1)

The shareholding percentage is calculated by dividing the number of Shares of common stock held by such Shareholder and its subsidiaries or affiliates by the total outstanding Shares of common stock of our Company immediately upon the completion of the Global Offering.

(2)	In addition to our Shares of common stock, Primavera also held warrants to purchase additional Shares of common stock.

OUR HISTORY AND CORPORATE STRUCTURE

(3)

The shareholding percentage of our Directors and senior management refers to the percentage of our Shares of common stock held in aggregate by our Directors and senior management. For clarification purpose, the outstanding stock options and SARs, and the unvested RSUs and PSUs held by our Directors and senior management are not included for calculation.

(4)

For the details of the beneficial ownership in our Shares of common stock, which is determined in accordance with the rules and regulations of the SEC and includes the power to direct the voting or the disposition of the securities or to receive the economic benefit of the ownership of the securities, please see our definitive proxy statement filed on March 27, 2020.

BUSINESS

OUR VISION

Our vision is to become the world’s most innovative pioneer in the restaurant industry. Innovation and technology have been the key pillars of our business success, extending our runway for sustainable growth, enhancing the guest experience and optimizing operations and cost efficiencies.

OVERVIEW

Yum China is the largest restaurant company in China in terms of 2019 System sales, according to the F&S Report. We had US$8.8 billion of revenue in 2019 and over 9,900 restaurants as of June 30, 2020. Our growing restaurant network consists of our flagship KFC and Pizza Hut brands, as well as emerging brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza.

The Company separated from YUM on October 31, 2016 and became an independent, publicly traded company. We have the exclusive right to operate and sub-license the KFC, Pizza Hut and, subject to achieving certain agreed-upon milestones, Taco Bell brands in China, excluding Hong Kong, Taiwan and Macau. We own the intellectual property of the Little Sheep, Huang Ji Huang, COFFii & JOY and East Dawning concepts outright. KFC was the first major global restaurant brand to enter China as early as 1987. With more than 30 years of operations, we have developed extensive operating experience in the China market. We have since grown to become the largest restaurant company in China in terms of 2019 System sales, with over 9,900 restaurants covering over 1,400 cities primarily in China as of June 30, 2020.

KFC is the leading and the largest quick-service restaurant (“QSR”) brand in China in terms of 2019 System sales, according to the F&S Report. As of June 30, 2020, KFC operated over 6,700 restaurants in over 1,400 cities across China. KFC primarily competes with western QSR brands in China, such as McDonald’s, Dicos and Burger King, among which we believe KFC had an approximate two-to-one lead over its nearest competitor in terms of store count as of the end of 2019.

Pizza Hut is the leading and the largest casual dining restaurant (“CDR”) brand in China in terms of 2019 System sales and number of restaurants, according to the F&S Report. As of June 30, 2020, Pizza Hut operated over 2,200 restaurants in over 500 cities across China. Measured by number of restaurants, we believe Pizza Hut had an approximate five-to-one lead over its nearest western CDR competitor in China as of the end of 2019.

We opened over 1,000 new restaurants in 2019 and an average of more than two new locations per day over the past five years. We either operate or franchise restaurant brands, and we owned and operated approximately 90% of our restaurants ourselves as of December 31, 2019, which has driven our historically attractive return on investment. We owned and operated approximately 85% of our restaurants ourselves as of June 30, 2020 after the acquisition of a controlling interest in Huang Ji Huang, a franchise-centric business.

Over the past three decades, we have built a significant lead not just in scale, but also in brand loyalty, development capabilities, innovative product offerings, industry-leading digital and delivery capabilities, a robust supply chain management system, a strong financial profile, a highly-talented workforce and a seasoned and passionate management team. We believe that these competitive strengths are difficult to replicate, allowing us to deliver superior value propositions to our guests and generate strong returns for our Shareholders. Given the strong competitive position of our core brands and commitment to innovation and digitalization in every aspect of our business, against the backdrop of China’s growing economy, we expect to continue to drive System sales growth by both new unit growth and same-store sales growth and maintain our leading position as the largest restaurant company in China.

BUSINESS

We are deeply committed to being a responsible company economically, socially and environmentally. Under our sustainability strategy — “Creating A Responsible Ecosystem” (CARE), we have integrated sustainability into our long-term business growth strategy — “Sustainable Platform for Growth” — consistently providing our guests with safe and high-quality products while fulfilling a commitment to sustainable economic, social and environmental development. As a result, we believe we deliver benefits to our stakeholders, including employees, guests, business partners, suppliers, community members, shareholders and others. For details, see “— Sustainability.”

COMPETITIVE STRENGTHS

Largest restaurant company in China with unparalleled scale and strong brand recognition

Yum China is the largest restaurant company in China in terms of 2019 System sales, according to the F&S Report. We had US$8.8 billion of revenue in 2019 and over 9,900 restaurants as of June 30, 2020, covering over 1,400 cities primarily in China. Our flagship brand, KFC, was the first major global restaurant brand to enter China as early as 1987. With over 30 years of operations, we have developed extensive operating experience in the China market and have deeply ingrained our flagship KFC and Pizza Hut brands into China’s consumer culture.

We operate a portfolio of iconic restaurant brands in China, including KFC and Pizza Hut, as well as brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza. KFC and Pizza Hut are the largest QSR and CDR brands in China in terms of System sales in 2019, respectively, according to the F&S Report, with over 6,700 restaurants and 2,200 restaurants as of June 30, 2020, respectively. KFC and Pizza Hut have built strong brand loyalty and have become household names in China through our continued commitment to exemplify and redefine best-in-class operations of QSRs and CDRs in China by focusing on menu innovation and the guest experience. We are also building emerging brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza, which we believe will bring further upside growth.

The self-operated restaurant chain market in China is expected to continue its fast growth at a CAGR of 9.1% from 2019 to 2024 with significant white space opportunity. According to the F&S Report, restaurant chains have a low penetration rate in China, especially in lower-tier cities, with only approximately 332 chain restaurants per million people in 2019 compared to approximately 891 in the United States, and approximately six KFCs and Pizza Huts per million people in 2019 in China compared to approximately 35 in the United States. Leveraging our brand loyalty, innovative product offerings, industry-leading digital and delivery capabilities, robust supply chain management system, seasoned and passionate senior management team and dedicated workforce, we believe that we are well-positioned to capture further opportunities in the restaurant chain market and continue our success and growth in the years to come.

Rapid and profitable growth enabled by proprietary local know-how and development capabilities

We have expanded rapidly, opening restaurants at an average of more than two new locations per day over the past five years. We have been able to achieve attractive economics while growing rapidly, with a Restaurant margin of 16.0% in 2019. We have also achieved favorable unit-level economics. During the Track Record Period, our new KFC and Pizza Hut restaurant units had an average cash payback period of approximately two years and three to four years, respectively, compared to the industry average of three to five years in China.

BUSINESS

We believe that our rapid and profitable growth benefits from the proprietary local know-how and strong development capabilities and expertise we have accumulated in over 30 years of operations in China, as demonstrated in the following aspects:

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Resilient business and expansion model. Through the years, we have operated a proven business model that has endured economic cycles and evolving market conditions. Our expansion strategy has been systematically focused on high potential locations across city tiers, including entering new commercial areas within existing cities and new cities.

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Scalable growth. We have established a standardized and scalable development model for new restaurant units based on our know-how and experience. This expansion model is supported by highly experienced store network planning and site selection personnel, a nationwide supply chain network, an established staff recruitment and development program, as well as solid back office functions such as IT, finance and legal. We take into account factors such as economic and demographic conditions and prospects, consumption patterns, GDP per capita and population density of the local community, presence of activity centers such as shopping complexes, schools and residential areas that generate guest traffic and availability of other restaurants in the vicinity during our site selection process. We also consider the guest traffic and distance from existing restaurants under the same brand to reduce sales transfer that may occur from existing restaurant units. We believe our high quality personnel and excellent systems and processes ensure the efficiency and success of our restaurant network.

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Deep guest and market insights. We have accumulated deep insights into the tastes and preferences of the Chinese consumer base through analysis of big data collected from our over 9,900 restaurants in over 1,400 cities with two billion guest visits per year and over 265 million loyalty members as of June 30, 2020. Driven by these market insights, we are able to focus and tailor food innovation on high-potential menu items and launch successful marketing campaigns to connect to our guest base, such as our award-winning KFC Pocket Stores and privilege membership programs. Through these efforts, KFC and Pizza Hut are ingrained into the daily lives of Chinese consumers and have been established as leading restaurant brands in China.

Pioneer of an innovative restaurant model with strong digital and delivery execution, providing a superior brand value proposition to guests

We are a firm believer in innovating, disrupting and redefining the traditional restaurant model to deliver a superior value proposition to guests.

Menu innovation

Offering appealing, tasty and convenient food at great prices is our value proposition. While we are keenly aware of the strength of our core menu items, we believe that introducing new menu items that meet evolving consumer preferences and local tastes is crucial to our ability to maintain our brand excellence and broaden our brand appeal. For instance, KFC was the first western QSR brand in China to offer Chinese-style breakfast (such as congee and fried dough sticks) and Pizza Hut has changed 70% of its menu by upgrading existing products and adding new menu items as of June 30, 2020 as compared to those of 2017. Leveraging our local know-how and the wealth of consumer taste preference data accumulated through our many years of operations, we have become a pioneer in food innovation, pushing the boundaries of western QSR and CDR dining in China.

Our menu innovation process involves introducing a substantial number of new menu items each year, many of which start out as seasonal, regional or limited offerings. New menu items are market-tested and analyzed, with successful items considered for inclusion in our core menu. In 2019 alone, we developed over 1,900 menu item prototypes and launched around 400 new and improved products across all of our brands. Our menu innovation endeavors are supported by a dedicated food innovation team of approximately 40 professionals and a world-class 27,000 square-foot innovation center in Shanghai for the development of new recipes, cooking methods and menu concepts. Moreover, our world-class supply chain enables us to procure high quality ingredients at competitive prices, giving us the flexibility to offer a wide range of menu items.

BUSINESS

In addition to offering an innovative menu, we also seek to offer guests a superior value propositions, such as the KFC bucket, combo meals and special offers for loyalty program members. In 2019, we launched various value meal campaigns, such as KFC’s Crazy Thursday campaign, which offers core products at attractive prices on Thursdays to all guests, and Pizza Hut’s “Two dishes for 99 RMB” (mainly pizza and steak menu items) and “Scream Wednesday” for loyalty program members, which have been widely popular. Scream Wednesday offers core products at attractive prices, including pizzas, steak and dessert options, and has received positive consumer feedback. We have also tied in menu innovation with our value campaigns, such as designing special items, including special edition pizza, piloted appetizers and drinks for “Scream Wednesday.”

Digitalization

We are a digital leader in the PRC restaurant industry. We seek to apply tech-enabled enhancements to provide guests with a personalized and enriched dining experience and to increase our operational efficiency across the board.

Our guest-oriented digital technologies and features include proprietary app technologies, digital/mobile and AI-enabled menus, and digital and facial recognition payment, details of which are described below:

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Proprietary apps. Our KFC and Pizza Hut Super Apps offer guests a multi-faceted, fully-digitized dining experience, and have been instrumental in our ability to increase guest loyalty, improve the dining experience, and better target our marketing activities. As of December 31, 2019, the KFC and Pizza Hut Super Apps were, by far, the most downloaded apps in the PRC restaurant industry and had the highest number of MAUs among our peers. As of June 30, 2020, our loyalty programs had over 240 million members and over 75 million members for KFC and Pizza Hut, respectively. KFC member sales represented 63% of KFC’s System sales and Pizza Hut member sales represented 49% of Pizza Hut’s System sales in the six months ended June 30, 2020.

•

Digital/mobile and AI-enabled menus. We were one of the earliest adopters of mobile ordering among restaurant chains in China. In 2019, digital orders accounted for approximately 55% of KFC and Pizza Hut Company sales, indicating the popularity of this function among our guests. In January 2019, KFC introduced AI-enabled menus to recommend personalized menu items and discounts to guests based on their ordering patterns and taste preferences.

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Digital and facial recognition payment. We were among the first restaurant chains in China to offer digital payment options, including a proprietary in-house payment solution, YUMC Pay. 97% of payments were made through digital form for the six months ended June 30, 2020, which primarily includes mobile applications and aggregators’ platforms, reflecting our ability to harness the power of technology in our business model. We were also the first in the world to commercially implement facial recognition payment technologies, “Smile to Pay”, in 2017 in collaboration with Alipay. Following positive guest feedback, we have since implemented “Smile to Pay” in approximately 1,000 KFC restaurants across China as of June 30, 2020.

These technologies have also enabled us to streamline our operations and enhance operational efficiency. For example, digital ordering and payment technologies have allowed us to optimize restaurant staffing and reduce associated costs for ordering and cash management. In addition to these technologies, we are also focusing on applying the latest technologies to supply chain management, operations and staff management to improve the employee experience and our management efficiency.

BUSINESS

Delivery

As early as 2010, we identified delivery as a significant growth driver and began to offer delivery services, first through our own delivery platform, and later, in 2015, also through partnering with third-party delivery aggregators to generate traffic. In 2019, we enjoyed one of the highest delivery sales contributions among restaurant chains in China, according to the F&S Report, with such sales accounting for 21% of total Company sales for the same year.

We also distinguish ourselves by being one of the few restaurant chains in China with a significant online platform to generate traffic. Our hybrid model of working with third-party delivery aggregators also enables us to increase traffic. We deploy dedicated riders to deliver KFC or Pizza Hut orders originated from our own platform and aggregators’ platforms. We believe that dedicated riders have enabled us to gain greater control over delivery quality and improve our ability to make timely deliveries during peak hours. Moreover, we have applied AI-enabled delivery technologies to increase delivery efficiency and, in turn, guest satisfaction.

We continue to optimize our delivery services by creating synergies between brick-and-mortar restaurant units and delivery services, taking advantage of our extensive restaurant network in China to improve efficiency and increase margins. We also seek to implement innovative delivery strategies to capture business opportunities. In 2017, we began to collaborate with China Railway to deliver KFC digital orders on certain train routes. Further, in response to the COVID-19 outbreak, in January 2020, KFC and Pizza Hut were among the earliest restaurant brands in China to roll out contactless delivery nationwide. This arrangement helps us reduce the risk of disease transmission and protect our guests, staff and riders, while driving delivery sales.

Highest commitment to food safety with world-class supply chain management and operations

Food quality and safety are our highest priority. Our unwavering commitment to food safety is reflected in our holistic multi-level quality assurance system covering all major aspects of our operations, including suppliers, logistics, restaurants and delivery. Key features of our quality assurance system include the following:

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Stringent oversight. We maintain a Food Safety Committee at the Board level. The Food Safety Committee assists the Board in its oversight of the Company’s practices, programs, procedures and initiatives relating to food safety, and is responsible for monitoring trends, issues and concerns affecting our food safety practices, and the risks arising therefrom, in light of our overall efforts related to food safety. Each restaurant general manager is responsible for day-to-day food quality and safety management at his/her restaurant unit. Area managers will also check the implementation of food safety and quality related standards and measures. Our quality assurance department conducts on-site inspection at each restaurant on a regular basis.

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Comprehensive control measures. We are relentless in ensuring quality in every aspect of our operations. We have stipulated detailed food quality inspection standards for each type of food and beverage offered in our restaurants to ensure the highest quality. We perform stringent selection, training, evaluation and audit of upstream suppliers. Moreover, we monitor all participants along our entire supply chain with over 25 sets of quality assurance modules, close to 900 raw material inspections, 40 key processes, 200 checkpoints, 2,000 types of logistics center and truck audits and over 17,000 types of restaurant food safety-related excellence checks.

BUSINESS

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Robust supply chain infrastructure. We have built a world-class in-house supply chain infrastructure for better control and assurance over food safety, which we believe distinguishes us from our peers, many of which outsource their supply chain solutions to third parties. Our nationwide supply chain network includes 25 logistics centers, six consolidation centers and over 2,100 refrigerated trucks with cold-chain storage and transportation capabilities, ensuring that our food is delivered efficiently and with high quality consistency.

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Investment in technology and design. We invest heavily in our supply chain management system and restaurant design and equipment. Our integrated supply chain management systems allow for systematic monitoring, from tracing food ingredients to their source to real-time central monitoring of our logistics and transportation network. We have also invested in top-of-the-line equipment, such as high-quality refrigerators, in every single restaurant unit, and restaurant and kitchen design to enhance food safety and reduce human error.

Strong financial performance

We believe we set ourselves apart from competitors by achieving strong and steady growth without sacrificing financial performance, especially considering the size of our 9,954-strong restaurant network. Key indicators of our strong financial performance include the following:

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Sustained business growth. Our restaurant network expanded by approximately 2,500 net units from the Spin-off in October 2016 to June 30, 2020. Our revenue and operating profit increased at CAGRs of 7% and 12%, respectively, from 2016 to 2019. Our System sales, reflecting the results of Company-owned restaurants and franchise and unconsolidated affiliate restaurants, achieved growth in every quarter since the Spin-off and up to the year-end of 2019.

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Same-store sales growth. Our same-store sales grew at an average of 3% each year from 2016 to 2019(1), benefitting from our focus on innovating in food and strengthening our value proposition, daypart opportunities, digital experience and delivery. KFC delivered strong sales performance in 2019, marking the fourth year of positive same-store sales growth. In 2019, we continued to make progress with the Pizza Hut revitalization program, which focuses on fixing the fundamentals, including investing in product upgrades and enhancing digital capabilities through expanding our digital user base while strengthening delivery core capabilities and enhancing our asset portfolio to drive growth. This enabled Pizza Hut to achieve same-store sales growth in 2019.

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Strong profitability. We have achieved healthy profit growth and solid margin expansion. From 2017 to 2019, our operating profit increased from US$778 million to US$901 million and net income increased from US$398 million to US$713 million, respectively, and we achieved Adjusted Operating Profit CAGR and Adjusted Net Income CAGR of 8.5% and 14.2%, respectively. During the same period, our operating profit as a percentage of total revenue increased from 10.0% to 10.3% and our net income as a percentage of total revenue increased from 5.1% to 8.1%, and our Adjusted Operating Profit as a percentage of total revenue increased from 10.0% to 10.4% and our Adjusted Net Income as a percentage of total revenue increased from 7.2% to 8.3%. See “Summary Historical Consolidated Financial and Other Data — Non-GAAP Measures” for additional information about Adjusted Operating Profit and Adjusted Net Income and reconciliations of the most directly comparable U.S. GAAP financial measures to the non-GAAP measures. Our track record of improving our margin profile is supported by our strong restaurant-level profitability. Average cash payback periods of our KFC and Pizza Hut units were approximately two years and three to four years, respectively.

(1)	Percentage here excludes the impact of foreign exchange translation.

BUSINESS

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Strong cash flow. Our net cash provided by operating activities increased by 34% from US$884 million in 2017 to US$1,185 million in 2019, reflecting our strong earnings and profitability, and providing solid support for our continued growth.

Seasoned and passionate senior management team and committed restaurant management team empowered by a culture of founder’s mentality and the spirit of innovation

We are led by a world-class and passionate senior management team of industry veterans with an average of over 20 years of restaurant, retail and technology experience. Their deep expertise in and foresight on the evolving restaurant industry, and continued focus on innovation and revolutionizing the restaurant business model have laid the foundation for our success.

We believe that our employees are the heart and soul of our operations and the driving force of our growth. We seek to empower our employees by encouraging a founder’s mentality and the spirit of innovation and adopting a “fair, care and pride” people philosophy. By doing so, we have been able to develop and maintain a committed and loyal group of approximately 10,000 RGMs, who are vital to our operations, which we believe enables us to retain know-how and talent within our operations and ensure quality consistency of our restaurants.

Our commitment to employees is reflected by the numerous awards we have received, including the Top Employer China for 2020 awarded by the Top Employers Institute and the 2018 Best Community Program awarded at the Global CSR Summit. In addition, we were among the first companies in the PRC to be included in the 2019 Bloomberg Gender Equality Index.

BUSINESS STRATEGY

Our primary strategy is to grow sales and profits across our portfolio of brands through organic growth, growth of franchises and development of new restaurant concepts, along with growing our online business.

Continue to strategically expand our restaurant network

We are confident in the long-term market opportunities in China. We believe we have the potential to grow to 20,000 restaurants or more in the future, or over two times our restaurant count as of year-end 2019 and we are currently tracking over 800 cities that do not have a KFC or Pizza Hut restaurant.

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Further expand geographical coverage. According to the F&S Report, restaurant chains have a low penetration rate in China, especially in lower-tier cities, with only approximately 332 chain restaurants per million people in 2019 compared to approximately 891 in the United States. Given the rapidly expanding middle class and dining out population as a result of continued economic growth and urbanization, we believe there are significant opportunities to expand within China, and we intend to focus our efforts on increasing our geographic footprint in both existing and new cities.

BUSINESS

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Restaurant development pipeline. We are keen to explore various new restaurant formats to support further expansion, including different store designs or service models aimed at addressing the needs of different guests and for different occasions, such as drive-thru restaurants and less capital-intensive models. We believe that our first-mover advantage and in-depth local know-how will help us build robust development pipelines to seize the market opportunities.

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Franchise opportunity. While we continue to focus on the operation of our self-owned restaurant units, we will also continue to seek franchise opportunities for both our core and emerging brands. As of June 30, 2020, approximately 15% of our restaurants were operated by franchisees after consolidation of Huang Ji Huang. We anticipate high franchisee demand for our brands, supported by strong unit economics, operational consistency, and multiple store formats to drive restaurant growth. While the franchise market in China is still in an early stage compared to developed markets, we plan to continue to develop our franchisee-owned store portfolio over time, especially in select channels such as gas stations.

•

Grow emerging brands. Our key growth strategy for emerging brands, such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza, focuses on exploring suitable business models to achieve sustainable growth. In addition, we plan to continue our efforts in product innovation and operational enhancement for these emerging brands to potentially scale-up operations in the future.

Continue to improve unit-level performance and develop new sources of revenue

•

Food innovation and value proposition. We will continue to focus on food innovation and strengthen our value proposition. We are keenly aware of the strength of our core menu items. At the same time, we seek to continue to introduce innovative menu items to meet evolving consumer preferences and local tastes, drive guest engagement and continue to broaden our brand appeal. Each of our restaurant brands has proprietary menu items, and emphasizes the preparation of food with high quality ingredients. We will continue to develop unique recipes and special seasonings to provide appealing, tasty and convenient food choices at competitive prices. In addition, KFC plans to continue focusing on value with product offerings such as the bucket and increased combo options throughout the day, and Pizza Hut plans to continue its multiple value campaigns. We believe our continued food innovation and value proposition are pivotal to enhancing our unit-level performance by driving order frequency and order ticket size.

•

Daypart opportunities. We believe there are significant daypart opportunities across our brands. For example, KFC expanded its freshly ground coffee (“K-coffee”) offerings in breakfast and afternoon dayparts, and Pizza Hut continued its focus on breakfast and business lunch to further grow same-store sales.

•

Best in-store experience. We continuously look for ways to improve the guest experience. For example, we plan to continue to invest in refurbishing our restaurants. Our brands also look to improve efficiency to drive sales growth. For instance, we have simplified menus and fine-tuned our digital menu boards and in-store self-service order devices. We are also expanding our delivery business through our proprietary smartphone applications and pre-order services. To further enhance the guest experience, we are also evaluating the possibility of adopting other digital initiatives in our restaurants and will continue to invest in this area.

BUSINESS

Continue to invest in technology, with a focus on our digital and delivery capabilities

We will continue to invest in technology to further empower and maintain our competitive advantages. We will focus on improving our overall technology infrastructure and digital and delivery capabilities. We believe these efforts will further support our sustainable growth, improve our operational efficiency and ensure quality. Our digital and delivery strategies are set forth below.

•

Digital. As of June 30, 2020, our loyalty programs had over 240 million members and over 75 million members for KFC and Pizza Hut, respectively, and 97% of payments were made through digital form for the six months ended June 30, 2020. The programs have been effective in increasing order frequency and enhancing guest loyalty. Going forward, we will continue to leverage our powerful digital ecosystem to drive sales, improve the guest experience and increase operational efficiency. We plan to increase our investment in end-to-end digitalization, automation and AI, to more effectively connect online traffic with our offline assets. To improve our operational efficiency, we will focus on connecting our front-end, guest facing systems to back-end systems such as operations and supply chain.

•

Delivery. China is a world leader in the emerging O2O market. This is where digital online ordering technologies interact with traditional brick and mortar retail to enhance the customer experience. According to the F&S Report, the food delivery service market in terms of gross transaction value in China is expected to double in size from 2019 to 2024. We see considerable growth potential in the delivery market by aligning our proven restaurant operation capabilities with our delivery network that offers consumers the ability to order restaurant food anywhere. Going forward, we will continue to optimize our delivery service by adopting innovative technologies, rolling out new delivery menu items and developing novel delivery service concepts, such as our rainy-day delivery menu.

Strategically expand our restaurant portfolio

We aim to maintain our industry leading position in the QSR and CDR markets in China with our core brands and gain a stronger foothold and enhanced know-how in the Chinese cuisine space, which represents a significant share of the restaurant industry in China. In April 2020, we completed the acquisition of a controlling interest in Huang Ji Huang, a leading Chinese CDR franchise business. Following the acquisition of Huang Ji Huang, we established a Chinese dining business unit comprising our three Chinese restaurant brands, namely Little Sheep, East Dawning, and Huang Ji Huang.

We are also building a coffee portfolio to capture today’s underserved coffee market in China across different customer segments, including K-Coffee which offers convenience and value, balanced by our newly incubated concept COFFii & JOY which offers an artisanal coffee experience. In 2019, we sold 137 million cups of coffee at KFC, representing a 48% increase from 2018. We are also partnering with a global coffee brand, Lavazza, to explore and develop the Lavazza coffee shop concept in China.

Prudently pursue investments in high-quality assets

Our investment strategy primarily focuses on two areas, brands, and enablers that empower our brands (e.g. ecosystem, technology). We continue to identify and evaluate investment opportunities in high-quality brands to capture growth opportunities and a larger share of customer stomach. Also, we look for potential opportunities for enabler investments, to build our strategic moat and further enhance our competitiveness. We will prudently assess investment targets based on each candidate’s strategic value, brand equity, business scale and financial performance, amongst other factors. As of the Latest Practicable Date, other than as disclosed, we did not have any specific acquisition or investment targets and were not in negotiations with any specific acquisition or investment targets.

BUSINESS

RESTAURANT BRANDS

We had over 9,900 restaurants as of June 30, 2020 and US$8.8 billion of revenue in 2019. Our growing restaurant network consists of our flagship KFC and Pizza Hut brands, as well as emerging brands such as Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza. The following table sets forth a breakdown of our revenue by segments for the period indicated.

	For the year ended December 31,						For the six months ended June 30,
	2019		2018		2017		2020		2019
									(unaudited)
	(in millions of U.S. dollars, except percentages)
KFC	6,040	68.8%	5,688	67.6%	5,066	65.2%	2,576	70.5%	3,050	68.9%
Pizza Hut	2,054	23.4%	2,111	25.1%	2,093	26.9%	748	20.5%	1,053	23.8%
All other segments(1)	158	1.8%	115	1.4%	106	1.4%	78	2.1%	64	1.4%
Corporate and unallocated(2)	562	6.4%	517	6.1%	504	6.5%	271	7.4%	280	6.3%

Subtotal	8,814	100.4%	8,431	100.2%	7,769	100.0%	3,673	100.5%	4,447	100.4%

Elimination	(38)	(0.4)%	(16)	(0.2)%	–	–	(17)	(0.5)%	(19)	(0.4)%

Total revenues	8,776	100.0%	8,415	100.0%	7,769	100.0%	3,656	100.0%	4,428	100.0%

(1)	Representing revenue we generated from Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell, Daojia, and our e-commerce business.

(2)

Primarily includes revenues from transactions with franchisees and unconsolidated affiliates derived from our central procurement model whereby food and paper products are centrally purchased and then mainly sold to KFC and Pizza Hut franchisees and unconsolidated affiliates. They represent amounts that have not been allocated to any segment for performance reporting purposes.

KFC

KFC is the leading and the largest QSR brand in China in terms of 2019 System sales, according to the F&S Report. Founded in Corbin, Kentucky in the U.S. by Colonel Harland D. Sanders in 1939, KFC opened its first restaurant in Beijing, China as early as 1987. As of June 30, 2020, there were over 6,700 KFC restaurants in over 1,400 cities across China. In addition to the Original Recipe® chicken, KFC in China has an extensive menu featuring pork, seafood, rice dishes, fresh vegetables, soups, congee, desserts and many others, including freshly ground coffee. KFC also seeks to increase revenue from different dayparts with breakfast, coffee, dessert and delivery. KFC primarily competes with western QSR brands in China, such as McDonald’s, Dicos and Burger King, among which we believe KFC had an approximate two-to-one lead over its nearest competitor in terms of store count as of the end of 2019.

BUSINESS

Pizza Hut

Pizza Hut is the leading and the largest CDR brand in China in terms of 2019 System sales and number of restaurants as of December 31, 2019, according to the F&S Report, offering multiple dayparts, including breakfast, lunch, afternoon tea and dinner. Since opening its first China restaurant unit in Beijing in 1990, Pizza Hut grown rapidly. As of June 30, 2020, there were over 2,200 Pizza Hut restaurants in over 500 cities across China. Pizza Hut in China has an extensive menu offering a broad variety of pizzas, steaks, entrees, pasta, rice dishes, appetizers, beverages and desserts. Measured by number of restaurants, we believe Pizza Hut had an approximate five-to-one lead over its nearest western CDR competitor in China as of the end of 2019.

BUSINESS

Other Brands

In addition to KFC and Pizza Hut, our restaurant brand portfolio also includes Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza.

•

Little Sheep. Little Sheep, with its roots in Inner Mongolia, China, specializes in “Hot Pot” cooking, which is very popular in China, particularly during the winter months. Little Sheep had over 260 restaurant units in both China and international markets as of June 30, 2020. Of these, over 240 restaurant units were franchise restaurants.

•

Huang Ji Huang. In April 2020, we completed the acquisition of a controlling interest in Huang Ji Huang. Founded in 2004, Huang Ji Huang had over 600 restaurants in China and internationally as of June 30, 2020. Huang Ji Huang primarily operates a franchise model and is an industry-leading simmer pot brand. To the best knowledge of the Company, none of the core connected persons at the level of the Company is a controlling shareholder of the seller of Huang Ji Huang.

•	COFFii & JOY. COFFii & JOY is a coffee concept developed by us in 2018, featuring specialty coffee. As of June 30, 2020, there were 55 COFFii & JOY units in China.

•	East Dawning. East Dawning is a Chinese QSR brand located predominantly in bustling transportation hubs. As of June 30, 2020, there were 11 East Dawning restaurant units across China.

•

Taco Bell. Taco Bell is the world’s leading western QSR brand specializing in Mexican-style food, including tacos, burritos, quesadillas, salads, nachos and similar items. We opened our first Taco Bell restaurant in Shanghai, China in December 2016. As of June 30, 2020, there were nine Taco Bell restaurant units in China.

•

Lavazza. In April 2020, we partnered with Lavazza Group, the world-renowned family-owned Italian coffee company, and established a joint venture, to explore and develop the Lavazza coffee shop concept in China. As the first step, a new Lavazza flagship store was opened in Shanghai, China.

RESTAURANTS NETWORK

With over 30 years of operations, we have developed extensive operating experience in the China market. We have since grown to become the largest restaurant company in China in terms of 2019 System sales, with over 9,900 restaurants covering over 1,400 cities primarily in China as of June 30, 2020.

BUSINESS

In the six months ended June 30, 2020, and the year ended December 31, 2019, 2018 and 2017, we opened 348, 1,006, 819 and 691 new restaurant units, respectively, of which 307, 742, 566 and 408 were KFC restaurant units and 19, 132, 157 and 180 were Pizza Hut restaurant units, respectively. In April 2020, we completed the Huang Ji Huang acquisition, which had over 600 restaurant units as of June 30, 2020. The majority of the Company-owned restaurant units opened during the Track Record Period had an initial monthly breakeven period of approximately one to three months. During the same period, our new KFC and Pizza Hut restaurant units had an average cash payback period of approximately two years and three to four years, respectively. The following table sets forth the total number of restaurant units and their movement for the period indicated.

	For the six months ended June 30,		For the year ended December 31,
	2020		2019	2018	2017
Number of restaurant units at the beginning of the period
KFC	6,534		5,910	5,488	5,224
Pizza Hut	2,281		2,240	2,195	2,081
Other brands(2)	385		334	300	257

Total	9,200		8,484	7,983	7,562

Number of new restaurant units opened or acquired during the period
KFC	307		742	566	408
Pizza Hut	19		132	157	180
Other brands(2)	648	(1)	132	96	103

Total	974		1,006	819	691

Number of restaurant units closed during the period(3)
KFC	92		118	144	144
Pizza Hut	42		91	112	66
Other brands(2)	86		81	62	60

Total	220		290	318	270

Number of restaurant units at the end of the period
KFC	6,749		6,534	5,910	5,488
Pizza Hut	2,258		2,281	2,240	2,195
Other brands(2)	947		385	334	300

Total	9,954		9,200	8,484	7,983

(1)	Including the restaurants of Huang Ji Huang as a result of the acquisition.

(2)	Other brands include Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza restaurant units.

(3)

Our restaurant closures during the Track Record Period were primarily due to termination or non-renewal of leases, store relocations and other commercial reasons, including closure of under-performing stores.

BUSINESS

As of June 30, 2020, 1,527 of our 9,954 restaurants were franchise restaurants, among which 571 were KFC restaurants, 108 were Pizza Hut restaurants and over 600 were Huang Ji Huang restaurants. For details, see “— Operational Management — Franchise Restaurants Management.” In addition, as of the same date, approximately 10% of our restaurants were unconsolidated affiliates. All of these restaurants were KFC restaurants, representing approximately 14% of total KFC restaurants as of June 30, 2020. These unconsolidated affiliates are held by PRC joint venture entities partially owned by us, which helped KFC establish its initial presence in certain regions of China. Set forth below is a breakdown of our restaurant unit count for the period indicated.

	As of June 30,	As of December 31,
	2020	2019	2018		2017
Company-owned
KFC	5,231	5,083	4,597	(1)	4,112
Pizza Hut	2,150	2,178	2,188		2,166
Other brands	98	94	47		29

Subtotal	7,479	7,355	6,832		6,307

Unconsolidated affiliates
KFC	947	896	811	(1)	891
Pizza Hut	–	–	–		–
Other brands	–	–	–		–

Subtotal	947	896	811		891

Franchises
KFC	571	555	502		485
Pizza Hut	108	103	52		29
Other brands	848	291	287		271

Subtotal	1,527	949	841		785

Others(2)	1	–	–		–

Total	9,954	9,200	8,484		7,983

(1)

During the first quarter of 2018, we completed the acquisition of an additional 36% interest in an unconsolidated affiliate (“Wuxi KFC”) that operates KFC stores in and around Wuxi, China, increasing our equity interest to 83% and allowing us to consolidate Wuxi KFC. As a result of the acquisition of Wuxi KFC, the restaurant units of Wuxi KFC have been transferred from unconsolidated affiliates to Company-owned.

(2)	Representing the Lavazza flagship store we opened in Shanghai, China.

In April 2020, we entered into a definitive agreement to acquire an additional 25% equity interest in Suzhou KFC, for cash consideration of US$149 million. Upon closing of the acquisition on August 3, 2020, we increased our equity interest in this unconsolidated affiliate to 72%, which will allow us to consolidate Suzhou KFC.

BUSINESS

RESTAURANT PERFORMANCE

The following table sets forth our same-store sales growth (decline) for the period indicated.

	2020 1H	2019	2018
KFC	(11)%	4%	2%
Pizza Hut	(22)%	1%	(5)%
Overall	(13)%	3%	1%

BUSINESS

The following table sets forth the same-store number of transaction growth (decline) and ticket average growth (decline) for KFC and Pizza Hut for the period indicated.

	2020 1H	2019	2018
Same-store number of transaction growth (decline)(1)
KFC	(24)%	1%	(1)%
Pizza Hut	(15)%	7%	(2)%
Same-store ticket average growth (decline)(2)
KFC	18%	3%	3%
Pizza Hut	(8)%	(6)%	(2)%

(1)

Same-store number of transaction growth (decline) represents the estimated period-over-period percentage change in the number of transactions of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed.

(2)

Ticket average is calculated by dividing restaurant sales by the number of transactions. Same-store ticket average growth (decline) represents the estimated period-over-period percentage change in ticket average of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed.

Same-store sales growth of KFC in 2018 and 2019 were led by the growth in delivery sales, product and value innovation, effective marketing campaigns and pricing. Same-store sales for Pizza Hut declined by 5% in 2018 due to the decline in the number of transactions and increased promotional activities to improve value proposition (which reduced ticket averages). Same store sales for Pizza Hut increased by 1% in 2019 as a result of the improvement in value proposition and general revitalization initiatives undertaken. The same-store sales decline of KFC and Pizza Hut in the six months ended June 30, 2020 was primarily due to the impact of the COVID-19 pandemic.

The following table sets forth the ticket average(1) of all of our KFC and Pizza Hut restaurants for the period indicated.

	For the six months ended June 30	For the year ended December 31,
	2020	2019	2018	2017
	(RMB)
KFC	43	37	36	35
Pizza Hut	108	113	120	122

(1)	Ticket average is calculated by dividing restaurant sales by the number of transactions.

BUSINESS

OPERATIONAL MANAGEMENT

Restaurant Unit Management

Our restaurant management structure varies among our restaurant brands and by unit size. Generally, each restaurant operated by us is led by a restaurant general manager, or RGM, together with one or more assistant managers. RGMs are skilled and highly trained, with most having a college-level education. The performance of RGMs is regularly monitored and coached by area managers. In addition, senior operations leaders regularly visit restaurants to promote adherence to system standards and mentor restaurant teams. Each restaurant brand issues detailed manuals, which may then be customized to meet local regulations and customs. These manuals set forth standards and requirements for all aspects of restaurant operations, including food safety and quality, food handling and product preparation procedures, equipment maintenance, facility standards and accounting control procedures (including cash management). The restaurant management team is responsible for the day-to-day operation of each unit and for ensuring compliance with operating standards. Each RGM is also responsible for handling guest complaints and emergency situations.

Franchise Restaurants Management

As of June 30, 2020, approximately 15% of our restaurants were franchise restaurants. Our franchise program is designed to promote consistency and quality, and we are selective in granting franchises. Franchisees supply capital — initially by paying a franchise fee to us and by purchasing or leasing the land use rights, building, equipment, signs, seating, inventories and supplies; and, over the longer term, by reinvesting in the business through expansion. Franchisees contribute to our revenue through the payment of upfront franchise fees and on-going royalties based on a percentage of sales, and payments for other transactions with us, such as purchases of food and paper products, advertising services and other services.

BUSINESS

We enter into franchise agreements with our franchisees. Our franchise agreements typically require the franchisee to pay an initial, non-refundable fee as well as continuing fees based upon a percentage of sales. Subject to our approval and their payment of a renewal fee, a franchisee may generally renew the franchise agreement upon expiration. Under the franchise agreements, the franchisees are entitled to use the operational manuals, procedures and other know-how in relation to restaurant operations, as well as the trademarks or other intellectual properties for the purpose of restaurant operations in accordance with our standards and specifications. We train the employees of the franchisees to help ensure that their operations strictly comply with the franchise agreements and our internal standards. We may terminate the franchise agreements under certain circumstances, including insolvency of the franchisee, franchisee’s material breach of the franchise agreement and the failure to maintain accurate records of restaurant operations, among others. During the franchise period and for a certain period after termination of the franchise agreements, a franchisee may not engage in restaurant businesses of the same or similar nature to our restaurant brand. During the Track Record Period, we did not experience any breach of franchise agreements that had a material adverse impact on our business operations.

Our franchise restaurants are designed to promote consistency and quality. Our franchise agreements set out specific operational standards, which are consistent with standards required for Company-owned restaurants. Like our Company-owned restaurants, our franchise restaurants are also subject to our internal quality audits and reviews. Our franchise restaurants do not have notable operational differences compared to Company-owned restaurants.

We believe that it is important to maintain strong and open relationships with our franchisees and their representatives. To this end, we invest a significant amount of time working with the franchisees and their representative organizations on key aspects of the business, including products, equipment, operational improvements and standards and management techniques. Going forward, we plan to continue to develop our franchise restaurant portfolio over time.

Supply Chain Management

We believe supply chain management is crucial to the sustainability of our business and we are dedicated to applying digitalization and automation technologies in our supply chain management system. Our in-house and integrated supply chain management system employs close to 1,500 staff, including around 300 staff in food safety and quality assurance at our headquarters and regional offices. The supply chain management team monitors all participants along our entire value chains, including upstream suppliers, logistics centers, logistics service providers and restaurant units consisting of over 25 sets of quality assurance modules, close to 900 raw material inspections, 40 key processes, 200 check points, 2,000 types of logistics center and truck audits, and over 17,000 types of restaurant food safety related excellence checks, among others.

Supplier and Procurement Management

Our quality assurance department is primarily responsible for overall food safety and quality management for food ingredients, packaging and smallwares at the supplier level. Our procurement management department is primarily responsible for day-to-day management of our procurement and suppliers. We implement a strict supplier qualification process that includes new supplier compliance checks and on-site audits to ensure the supplier meets our food safety and quality control standards. We have formulated detailed specifications for each food ingredients and consumables we procure. All suppliers are required to enter into a quality assurance agreement with us to guarantee that all product formulas, raw material specifications, packaging specifications and quality assurance programs documentation provided to us fully comply with all relevant PRC food laws and regulations, as well as our technical standards.

BUSINESS

For poultry, one of our major food ingredients, we have established an upstream breeding management system for poultry suppliers, requiring them to inspect and register farms in accordance with our standards. Only poultry from registered farms can be processed and released into the supply chain. We require poultry suppliers to implement veterinary drugs register management. Every year, we invite veterinary drug experts to perform compliance and scientific reviews of the drugs used by the suppliers and provide continuous improvement guidance. Working with poultry farming and safety experts, we integrated advanced farming, perspectives, practices and technologies from China and abroad and compiled and published the “Yum China Poultry Farming Technical Manual” and the “Yum China Management Guidelines on the Use of Veterinary Drugs in Poultry Farming.” These manuals are shared with poultry suppliers to support their learning and compliance in this area.

We conduct annual unannounced food safety testing on key raw materials including poultry and other meats, seafood, vegetables, seasonings and other key materials. We engage a third-party lab for such testing, and only those raw materials that are in compliance with the relevant standards will be released into our supply chain. Our quality assurance department also conducts regular onsite audits of food and beverage suppliers, either on an announced or unannounced basis, to assess the effectiveness of suppliers’ management systems, and perform a comprehensive evaluation of suppliers’ food safety and quality performance. Based on the assessment results, we grade suppliers as T1, T2, and T3 based on their performance with T1 being the best and T3 being in great need for improvement. We reward T1 suppliers with incentives, support T2 and T3 suppliers with improvement counseling, and eliminate those who fail to meet the requirements, thus driving suppliers to strive for continuous improvement. For suppliers of raw materials with lower food safety risks (such as ambient products and seasonings), we require them to obtain the Global Food Safety Initiatives certification.

BUSINESS

Logistics Management

We operate a tailor-made world-class logistics management system which is capable of accommodating large scale, wide coverage and advanced information dissemination as well as fast store expansions. Some key features of our logistics management system include (i) a customized warehouse management system implemented at all logistics centers enabling end-to-end tracking of products; (ii) an automatic sorting system capable of sorting and packing over 70,000 cases per day; (iii) a transportation management system allowing routing optimization; and (iv) deployment of Internet of Things and GPS technologies which allow real-time tracking of and data collection from all trucks, including truck location and on-board product temperature for product quality and food safety purposes.

As of June 30, 2020, we had a logistics network of 25 logistics centers and six consolidation centers across China. Each of our logistics centers is staffed with a professional quality assurance specialist who is responsible for inspecting storage facilities and the receipt, distribution, and unloading of goods. These centers implement unified standards, such as logistics center audits and performance tracking, to conduct strict audits of the logistics distribution system, including logistics centers and transportation.

When we established our logistics centers, we also employed an advanced and comprehensive cold chain design to ensure that the temperature of our chillers, freezers and products meets our standards at all times. We currently deploy over 2,100 refrigerated trucks with cold chain storage and transportation capabilities. All frozen and refrigerated storage and transportation vehicles have been equipped with temperature recorders to track and record temperature changes during transportation. Our logistics centers have also been progressively equipped with a warehouse management system, which enables product tracking from suppliers, logistics centers and restaurants to provide added assurance to the integrity of our supply chain. Each of our logistics centers is staffed with a full-time quality assurance specialist responsible for inspecting storage facilities and the receipt, distribution and unloading of goods.

Food Safety and Quality Control

Food safety is our top priority. Food safety system includes rigorous standards and training of employees in our restaurants and distribution system, as well as requirements for suppliers. These standards and training topics include, but are not limited to, employee health, product handling, ingredient and product temperature management and prevention of cross contamination. Our food safety standards also ensure compliance with applicable laws and regulations in China when building new or renovating existing restaurants. In late 2012, there was media attention surrounding an investigation by the Shanghai FDA of our poultry supply management. In 2014, an undercover report was televised in China depicting improper food handling practices by supplier Shanghai Husi Food Co., Ltd., a division of OSI Group, which is a large, global supplier to many in the restaurant industry. This triggered extensive news coverage in China that shook consumer confidence and impacted brand usage. Subsequently, the Shanghai FDA launched an investigation into this matter, alleging illegal activity by OSI Group. Since the 2012 incident and up to the Latest Practicable Date, we were not aware of any investigations by the local FDA. During the Track Record Period, there was no adverse publicity on food safety and foodborne illness concerns that had a material adverse impact on us and we were not subject to any investigation regarding the safety of our menu items or the hygiene of our restaurants by any government authorities that had a material adverse impact on us.

We have established a Food Safety Committee at the Board level. The Food Safety Committee assists the Board in its oversight of the Company’s practices, programs, procedures and initiatives relating to food safety, and is responsible for monitoring trends, issues and concerns affecting our food safety practices, and the risks arising therefrom, in light of our overall efforts related to food safety. Our food safety department and quality assurance department is responsible for food safety management and compliance management across all of our restaurant brands. During the Track Record Period, we were not subject to any investigation regarding the safety of our menu items or the hygiene of our restaurants by any government authorities that had a material adverse impact on us.

BUSINESS

Our food safety department formulates and updates our internal regulations and standards in relation to food safety from time to time. We have stipulated detailed food quality inspection standards for each type of food and beverage offered in our restaurant to ensure the highest quality. Our quality assurance team consists of around 300 professionals directly responsible for food safety and quality assurance. Each restaurant general manager is responsible for day-to-day food quality and safety management at his/her restaurant unit. Area managers will also check the implementation of food safety and quality related standards and measures. Our quality assurance department conducts on-site inspection at each restaurant on a regular basis. We conduct over 3,200 quality checks on our main menu items each year. We have also invested in top-of-the-line equipment, such as high-quality refrigerators, in every single restaurant unit, and have incorporated elements in our restaurant and kitchen design to enhance hygiene and reduce human error. We require all of our restaurant staff to attend and pass food safety trainings and tests, which focus on hygiene, disease prevention, food safety and regulatory compliance in day-to-day operations.

For our delivery system, we have established our own delivery service teams for KFC and Pizza Hut. We require all third-party delivery partners to sign and strictly implement a letter of commitment on the food safety and quality practice of delivery food, which stipulates clear requirements for regulatory compliance, staff management, catering requirements, delivery facilities, equipment and strict management of third-party platforms. For example, take-away food for all brands is sealed with tamper proof covers to ensure food safety throughout the delivery process.

We have implemented industry-leading restaurant operating standards and procedures for each restaurant brand to ensure that each restaurant implements consistent food safety standards and serves food that is consistent in quality and taste. Restaurant operating standards and procedures include the receipt of raw materials, food and raw material storage temperature control, shelf-life management, thawing and cooking process, personal hygiene, and the cleaning and sanitation of utensils and equipment. During business hours, the RGM is responsible for duty inspections on food safety, including raw material management, food preparation, cleaning, sanitation, personal hygiene, equipment maintenance and pest control. Area managers will also check the implementation of food safety and quality related standards and measures when they visit restaurants under their management.

Our quality assurance department regularly conducts unannounced food safety and operation excellence checks of all restaurants covering food safety, product quality and guest service. We also conduct regular product quality inspections on main menu items, and perform microbiological testing of restaurants’ utensils, smallwares, water, ice, and food to ensure they meet the required standards.

Expansion Management

We believe that there are significant expansion opportunities to expand within China and we intend to focus our efforts on increasing our geographic footprint in both existing and new cities. We expanded our restaurant count from 6,715 at the end of 2014 to 9,200 at the end of 2019, representing a CAGR of approximately 6%, which further increased to 9,954 as of June 30, 2020. We expect to expand our business through organic growth, growth of franchise units and development of new restaurant brands. For details, see “— Business Strategy.”

BUSINESS

Subject to revision based on future impacts of the COVID-19 outbreak that cannot be predicted at this time, we plan to open between 800 and 850 new restaurant units in 2020, excluding Huang Ji Huang. Our expansion strategy has been systematically focused on high potential locations across city tiers, including entering new commercial areas within existing cities and new cities. Each potential restaurant site is assessed and evaluated individually based on its site potential, financial return and potential impact to nearby stores. We take into account factors such as economic and demographic conditions and prospects, consumption patterns, GDP per capita and population density of the local community, presence of activity centers such as shopping complexes, schools and residential areas that generate guest traffic and availability of other restaurants in the vicinity during our site selection process. We also consider the guest traffic and distance from the existing restaurants under the same brand to reduce sales transfer that may occur from existing restaurant units. The average capital spending for each new KFC and Pizza Hut restaurant unit in 2020 is expected to remain relatively stable at approximately RMB2 to 3 million.

With respect to franchise development, in 2019, we entered into strategic agreements with both China Petrochemical Corporation (“Sinopec”) and China National Petroleum Corporation (“CNPC”) to collaborate on the development of franchise restaurants of KFC at gas stations operated by Sinopec and CNPC across China. Sinopec and CNPC collectively operate over 50,000 gas stations in China. As of June 30, 2020, there were seven franchise restaurants in gas stations operated by Sinopec or CNPC in China. As vehicle ownership continues to grow in China, we believe that gas stations and highway service areas can provide us with an opportunity to expand our operations and guest base.

SUSTAINABILITY

“Creating A Responsible Ecosystem” is our sustainability strategy. We are committed to being a deeply responsible company economically, socially and environmentally and we have been consistently providing our guests with safe and high-quality products while fulfilling a commitment to sustainable economic, social and environmental development. Our sustainability efforts primarily consist of three aspects: restaurant sustainability, supply chain sustainability and social/community sustainability.

Restaurant Sustainability

We are aware of the environmental impact of our operations and we always follow the principle of sustainability when designing, building and operating our restaurants. Key aspects of our efforts to develop restaurant sustainability are summarized below.

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Energy efficiency. We continue to promote the application of innovative technologies and systems to reduce greenhouse gas (GHG) emissions and improve energy efficiency, including kitchen cooking fume exhaust control system, heat pump water heater, high-efficiency DC air conditioning system, and LED lighting, among others. In addition, we include energy efficiency into the performance evaluation criteria of our restaurant management teams. We are committed to reducing average restaurant energy consumption and GHG emissions by an additional 10% by 2025 against the 2017 baseline.

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Water. In 2018, we developed an electrostatic thawing solution that can help KFC restaurants reduce thawing water consumption significantly compared with traditional thawing equipment. In 2019, we commenced pilot testing of such thawing equipment in selected KFC restaurants in Beijing, Shanghai and Shenzhen. We also installed water-saving faucets which consume 50% less water in newly-built company-owned and remodeled restaurants.

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Packaging. Guided by our 4R Principles (Reduce, Reuse, Recycle, Replace), we drive innovation in the application of new packaging solutions. new materials and new technologies to reduce packaging usage, which enables us to save over 8,000 tons of paper and 1,000 tons of plastic in 2019. We have also launched our in-house developed reusable serving baskets in over 6,000 KFC restaurants across China. The reusable serving baskets are designed to reduce disposable paper packaging without compromising customers’ dining experience, which enables us to save over 2,000 tons of paper and reduce restaurant waste by approximately 20% per year. We are also exploring every opportunity to utilize recycled materials for non-food contact paper packaging where applicable. In 2019, approximately 20 tons of recycled material in non-food contact was used.

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Food waste. In 2019, we introduced sophisticated kitchen equipment and AI technology for precise production forecasting, improved cold chain to reduce food loss, and strengthened the back of house operation, which effectively reduced the loss and waste of chicken products. We successfully saved about 50 tons of food loss through these technologies in 2019.

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Cooking oil. We were the first restaurant company in China to get the ISCC (International Sustainability and Carbon Certification) certification for used cooking oil that will be converted into sustainable biodiesel following a successful pilot project in Chengdu. In addition, we have installed oil-saving equipment and implemented management practice at our restaurants, which enabled us to save over 1,700 tons of cooking oil in 2019.

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Balanced and nutritious meals. We increase the use of grains, fruit and vegetables, beans and nuts to enrich menu choices and provide our guests with balanced meals. We also reduce the use of sugar by upgrading our products and formulation, such as sugar-free and fiber-rich coke. In addition, we are committed to providing children with balanced food that is delicious, healthy and nutritious. Kid’s meals at KFC and Pizza Hut comply with the Nutrition Guideline issued by the Chinese Nutrition Society.

•	Green building. We have implemented internal green building standards and all of our restaurant have been designed and built in accordance with such green building standards since 2016.

Supply Chain Sustainability

In addition to building our own sustainable restaurants, we also develop innovative programs to improve sustainability performance across our supply chain. We require all of our suppliers to sign the Yum China Supplier Code of Conduct before they become our suppliers to ensure they are legally compliant with all applicable laws and regulations in areas such as child/minor labor, forced labor, health and safety, discrimination, disciplinary measures, working hours, wages and benefits, environmental management and security. We also engage a professional third-party to perform on-site CSR audits of major suppliers. Suppliers who are assessed with the lowest grade (Grade C) of our A, B, C, grading system are required to take immediate corrective actions and undergo a follow-up audit. If the follow-up audit is still unsatisfactory, the supplier will be considered high risk and our partnership with such supplier will be carefully reviewed.

We have been continuously making efforts to create a greener ecosystem. We embrace every opportunity to engage our suppliers to collectively drive environmental sustainability priorities and responsible business practices. Below are key aspects of our sustainability efforts with our suppliers.

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Deforestation. We refuse to purchase from suppliers palm oil or paper products that knowingly cause deforestation. Since becoming a member of Roundtable on Sustainable Palm Oil (“RSPO”) in 2017, all of our purchased palm oil has been RSPO certified.

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Animal welfare. We only purchase poultry from large-scale poultry suppliers that demonstrate and maintain compliance with animal welfare regulations and practices. All poultry suppliers must implement and adhere to our animal welfare guidelines during poultry breeding and poultry slaughtering. In 2019, we developed the Yum China Animal Welfare Policies, to establish a series of animal welfare standards for our suppliers of farmed animal protein, and to regulate their behavior from animal farming to slaughtering.

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Pesticides. Suppliers are required to strengthen their tests on pesticide residue in agricultural ingredients, ensuring that the agricultural products supplied to us comply with the relevant regulations and food safety standards. We are exploring advanced management practices and promote Yum China Good Agricultural Practices at upstream vegetable bases with rigorous control of base selection, soil and water safety, planting technology, pesticide management, fertilizer use, and good practices operations. We also set up a strict monitoring system of pesticide residue and conduct regular tests when necessary on all key agricultural ingredients.

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Veterinary drugs. We have adopted a series of measures to manage suppliers on regulatory compliance and judicious use of drugs in the breeding of livestock, poultry and aquatic products. We conduct sampling tests on these products on a regular basis to ensure compliance with veterinary drug use as stipulated by the Ministry of Agriculture and Rural Affairs.

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Food additives. Our suppliers are required to provide information on the use of food additives in their products in accordance with Chinese national standards. We also conduct sampling tests of such food ingredients to test additive levels. We alert our suppliers once any new food laws, regulations and standards are promulgated.

Social and Community Sustainability

With over two billion guest visits per year, we are always searching for ways to be a positive influence on our local communities and society. Our efforts primarily focus on four areas — poverty alleviation, community care, child and youth development and advocacy for healthy lifestyles. Below are examples of our social and community sustainability campaigns.

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The One Yuan Donation. We founded “The One Yuan Donation” program in 2008 in partnership with China Foundation for Poverty Alleviation, encouraging our guests and employees to donate one yuan to enrich the diets of children in impoverished regions. In 2019, we launched the V-Gold donation campaign, where V-Gold loyalty program members may also donate their reward points for charity. As of June 30, 2020, the campaign had raised over RMB210 million and provided nutritious meals to approximately 712,000 students and modern kitchen equipment to over 1,000 schools.

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KFC Angel Restaurants. KFC introduced Angel Restaurants in 2012 as a platform and has created over 400 employment opportunities for people with special needs since then. KFC has tailored its operation processes, modified restaurant equipment and revised employee trainings to assist these “angel employees” working at our restaurants. After comprehensive and systematic training, all “angel employees” are able to skillfully operate equipment, prepare products and provide guests with warm-hearted services.

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KFC Little Migratory Birds Fund. In 2016, KFC partnered with the China Children and Teenagers’ Fund to launch a fund for left-behind and migrant children. The mission of the fund is to look after the emotional and mental well-being of left-behind and migrant children in China through reading, sports and art activities. KFC also arranges for left-behind and migrant children to visit nearby KFC restaurants for a variety of activities, such as storytelling, traditional culture learning, drawing and singing. By the end of 2019, KFC had donated over 1,800 reading corners to communities and schools with where left-behind and migrant children gathered. Since its establishment, approximately two million left-behind and migrant children have benefited from the fund.

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Grow Local Initiative Program. In 2018, we initiated “Grow Local Yunnan Truffle” project. In its first phase, we partnered with the Chinese Academy of Sciences as well as third-party nutrition experts and agricultural service companies to train farmers in Yunnan on the scientific harvesting of truffles. We also issued one of the first scientific training manuals on sustainable truffle farming in Yunnan. In the second phase, we procured local truffles from such suppliers and Pizza Hut introduced a range of truffle pizzas featuring high-quality truffles from Yunnan. Pizza Hut is also planning to use its Super App, as well as other online resources, to provide a stable and sustainable e-commerce platform for specialty agricultural produce that meet our quality standards. We also launched a similar “Grow Local Dragon Fruit” project in Guizhou and “Grow Local Pear” project in Anhui in 2019.

In addition to local communities, we believe our over 400,000 employees form an unbeatable team and are our most valuable assets and we are dedicated to providing a sustainable environment for them. For details, see “— Employees”

INNOVATION AND DIGITALIZATION

Our vision is to become the world’s most innovative pioneer in the restaurant industry. We are dedicated to adopting innovations in our business model and restaurant operations, which enables us to comprehensively reach our guests and provide superior products and services in a technology-driven and happy way, as vividly demonstrated by our slogan “好吃好玩, 有裏有面” (“Tasty food, great fun, pleasant presentation with substance”).

We believe we are a pioneer and first-mover among restaurant brands in China in utilizing and investing in emerging digital technologies to modernize our business operations and accelerate our growth, which is critical to empower and maintain our competitive advantage in China. In recent years, we have stepped up our investment in digitalization, embarking on end-to-end digitalization of our business operations, the largest online presence among Chinese restaurant companies, measured by total application downloads from an iOS system, digital members, monthly active users and proportion of digital ordering, according to the F&S Report. In March 2020, we were named by Fast Company, the world’s leading business media brand with an editorial focus on innovation, as one of the top 10 most innovative companies in China for 2020, alongside technology industry leaders.

Dining Experience

Menu Innovations

Offering appealing, tasty and convenient food at great prices is our value proposition. While we are keenly aware of the strength of our core menu items. At the same time, we believe that introducing new menu items that meet evolving consumer preferences and local tastes can create excitement for our guests and drive them to visit, which is crucial to our ability to maintain our brand excellence and broaden our brand appeal. Each of our restaurant brands has proprietary menu items, many developed in China, and emphasizes the preparation of food with high quality ingredients, as well as unique recipes and special seasonings to provide appealing, tasty and convenient food choices at competitive prices. As of June 30, 2020, we had a dedicated food innovation team of approximately 40 professionals who primarily focus on the development and innovation of new recipes and improvement of existing products. In 2019, we launched around 400 new and improved products across all of our restaurant brands with over 150 campaigns organized to support the marketing of our new products. Leveraging our local know-how and the wealth of consumer taste preference data accumulated, we have become a pioneer in food innovation, pushing the boundaries of western QSR and CDR dining in China.

BUSINESS

Since KFC’s entering into the PRC market in 1987, our efforts in menu innovation have been gradually paying off. KFC was the first western QSR brand in China to offer Chinese-style breakfast (such as congee and fried dough sticks). We also rolled out local tastes (such as meat mooncake (小鮮肉酥餅), Yunnan rose cake (雲南玫瑰酥餅) and green dumpling with salted egg and floss (鹹蛋黃肉鬆青團), nationally to celebrate Chinese festivals. In 2019, KFC launched an “unlimited” premium burger line, including a chicken and shrimp burger and an Australian beef burger. As part of KFC’s limited time offerings, we also launched shrimp burger, double flavor spicy chicken, Portobello mushroom burger and double down burger. Additionally, KFC added a wing tip bucket, duck wraps and an upgraded stuffed croissant and beef congee to its breakfast line, while launching a variety of tea drinks (such as yogurt topped oolong tea). For Pizza Hut, we also launched new products such as lava Musang-king durian pizza, double thin & crispy pizza, dragon fruit drinks, snow pizza, and brewed wine desserts.

In addition to offering an innovative menu, we also seek to offer guests a superior value proposition, such as the KFC bucket, combo meals and special offers for loyalty program members. In 2019, we launched various value meal campaigns, such as KFC’s Crazy Thursday campaign, which offers core products at attractive prices on Thursdays to all guests, and Pizza Hut’s “Two dishes for 99 RMB” (mainly pizza and steak menu items) and “Scream Wednesday” for loyalty program members, which have been widely popular. Scream Wednesday also offers core products at attractive prices, including pizzas, steak and dessert options, and has received positive consumer feedback. We have also tied in menu innovation with value campaigns, such as designing special items including special edition pizza, piloted appetizers and drinks for “Scream Wednesday.”

Ordering

KFC rolled out mobile pre-ordering service on a nationwide basis in December 2016, which allows guests to order online and pick up in store. According to the F&S Report, KFC was one of the earliest adopters of mobile ordering among restaurant chains in China. Pizza Hut launched table-side mobile ordering in 2018, which enables guests to order by scanning a QR code with their mobile phone. Now mobile ordering is a standard feature of our Super Apps including the KFC Super App and the Pizza Hut Super App. Guests can also order through our proprietary mini programs embedded in WeChat. In addition, in certain commercial districts, in-store kiosks provide guests with convenient and fast digital ordering options. In January 2019, KFC introduced AI-enabled menus to recommend personalized menu items and discounts to guests based on their ordering patterns and taste preferences. In 2019, digital orders accounted for approximately 55% of KFC and Pizza Hut Company sales, indicating the popularity of this function among guests. For the six months ended June 30, 2020, digital orders accounted for approximately 80% of KFC and Pizza Hut Company sales, which was partially influenced by the COVID-19 pandemic.

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Payment

As early as June 2015, we started to partner with Alipay on digital payment functionalities, making us among the first batch of restaurant chains in China to make mobile payment available to guests, according to the F&S Report. We commenced mobile payment cooperation with WeChat Pay in 2016. Digital payments accounted for an increasing percentage of our orders, from 33% in 2016 to 61% in 2017, and further to 81% in 2018, 91% in 2019 and 97% in the six months ended June 30, 2020. The increasing percentage indicates growing customer preference for this feature and reflects our ability to harness the power of technology in our business model. Adoption of digital and mobile payment technologies not only provides a better customer experience by, among other things, reducing guest waiting time and saving guests from having to reach for their wallets or even cellphones, but also reduces staffing needed for cash management and reduces potential risks associated with cash management. In addition to the above business relationships with major third-party mobile payment providers, we developed and launched YUMC Pay in partnership with UnionPay in the first quarter of 2019. According to the F&S Report, YUMC Pay was the first proprietary in-App payment solution in the restaurant industry in China, which offers a convenient payment option for users within a single App.

BUSINESS

Through the collaboration with Alipay, we were the first in the world to commercially implement facial recognition technologies for payment by introducing “Smile to Pay” in Hangzhou’s KFC restaurant in September 2017. “Smile to Pay” enables our guests to make payments for their orders at digital kiosks without having to reach for their wallets. Following positive feedback, we have since implemented “Smile to Pay” in approximately 1,000 KFC restaurants across China as of June 30, 2020. KFC introduced AI technologies to personalize menus for diners in January 2019. Such technology analyzes guests’ ordering patterns and local tastes to enable KFC Super App to recommend personalized menu items which guests are most likely interested in. KFC Super App then offers additional personalized and discounted trade-up options. In addition, we also have adopted AI technology to analyze and forecast transaction volume so that we can improve labor scheduling and reduce wastage.

Guest Loyalty and Interaction

According to the F&S Report, KFC and Pizza Hut were the first QSR and CDR restaurant brands in China to launch super Apps, respectively. China has entered into an age of super Apps, such as WeChat, which integrates multiple functions including messaging, e-commerce and payments in a single application by embedding mini-programs or providing in-App links to other applications. KFC rolled out “KFC Super App”, its proprietary self-developed smartphone application, for market testing in 2015. In early 2016, KFC Super App was implemented nationwide.

Super Apps play a very important role in our overall digital ecosystem as they enable a digital guest experience by offering convenience, efficiency and interesting functionality before, during and after dining. As of December 31, 2019, the KFC and Pizza Hut Super Apps were, by far, the most downloaded Apps in the PRC restaurant industry, approximately three times the size of the second ranked player in terms of downloads from an iOS system or in terms of downloads and updates from an Android system, and had the highest number of MAUs among our peers, approximately three times the size of the competitor with the second-largest MAUs in China. For details of our loyalty programs, see “— Guests and Marketing.” The following table sets forth certain operational data of our KFC and Pizza Hut Super Apps as of and for the period indicated.

	MAU(1) in June 2020	Number of downloads from an iOS system as of June 30, 2020	Number of downloads and updates from an Android system as of June 30, 2020
	(in millions)
KFC Super App	89	51	527
Pizza Hut Super App	13	14	111

Total	102	65	638

(1)	MAU refers to the monthly active users of the KFC Super App, Pizza Hut Super App, as well as the mini-programs embedded in third party applications.

BUSINESS

Member engagement is fostered through our Super Apps and WeChat mini programs, as these form the primary platform for consumers to sign up for our membership programs. As of June 30, 2020, we had approximately 700 million downloads and updates of our KFC and Pizza Hut Super Apps, with over 100 million MAUs in June 2020. These downloads and activities enable members to place digital orders, which primarily include delivery, mobile pre-order and tableside self-ordering. Digital ordering grew from 38% of sales in 2018 to 55% in 2019, and were 80% for the six months ended June 30, 2020. Additionally, we continue to monetize our membership base by introducing privilege membership subscription programs that increase frequency and spend at our brands. These monetization opportunities rely heavily on our ability to engage with our users through our Super Apps. While our overall sales declined for the six months ended June 30, 2020 primarily due to the impact of the COVID-19 pandemic, our period-over-period member sales grew by double digits for the same period. All of these are facilitated by our strong Super Apps and WeChat mini programs at our core brands.

We believe a creative and fun interaction with our guests can help us enhance the guest experience and guest loyalty, which will ultimately lead to increased sales. In December 2018, we developed and launched KFC Pocket Stores in the KFC Super App. This mobile game invites guests to personalize and cultivate their own virtual KFC stores. Gamified features such as the ability to unlock new products and design the guests’ storefront further augment the guest experience, enhance the guest interaction and ultimately lead to increased sales for us. The KFC Pocket Store was awarded three Gold Cannes Lions Awards (one of the most prestigious creative awards worldwide) at the Cannes Lions Festival 2019. In addition, we rolled out a program where guests can choose the store’s background music via the KFC Super App and listen to a favorite tune while they eat: a mobile juke box at certain KFC restaurants in February 2017. This technology has now been promoted in almost all KFC stores except for stores located at transportation hubs or special stores. Starting in 2018, certain KFC stores in Shanghai and Hangzhou commenced to use robot arms to prepare ice cream cones, which creates a fun and efficient guest experience and helps attract guest traffic.

Delivery Business

We believe that food delivery is a significant growth driver in China. We were one of the first restaurant businesses in China to offer delivery services, according to the F&S Report. As early as 2010, KFC established its own delivery platform and started to accept delivery orders placed on its mobile applications. Starting from 2015, we were also one of the first to partner with online to offline, or O2O, aggregators such as Meituan (美團) and Eleme (餓了麽), the two largest online ordering and delivery platforms in China, to generate traffic. In addition to ordering through aggregators’ platforms, guests may also place delivery orders through the KFC and Pizza Hut Super Apps. The ability to generate orders from our own channels allows us to be well-positioned in commercial collaborations with aggregators, and manage costs and commissions in a more competitive manner. In 2019 and the six months ended June 30, 2020, approximately 40% and 20% of respective delivery orders and delivery sales of KFC and Pizza Hut, were generated from our own channels, including mobile and online platforms. We have also made investments in delivery outside our restaurant brands, including via the acquisition of a controlling interest in the holding company of Daojia, an established online food delivery service provider.

BUSINESS

In the past, we either used our own dedicated riders to deliver orders placed through aggregators’ platforms or paid an additional commission for the delivery services provided by aggregators. Starting in 2019, we used our own dedicated riders to deliver orders placed through aggregators’ platforms to customers of KFC and Pizza Hut stores, which we believe gives us greater control over delivery quality and improves our ability to make timely deliveries during peak hours. These dedicated riders are either contracted with us or the aggregators’ platforms to deliver orders exclusively for KFC or Pizza Hut stores. According to the F&S Report, we are the first and one of the few restaurants in China to use dedicated riders for delivery services. In 2019, Company sales through delivery accounted for 21% of total Company sales for the same period, which further increased to 32% for the six months ended June 30, 2020, partially driven by the increased delivery orders as a result of the COVID-19 pandemic.

Going forward, we will continue to improve our delivery efficiency by adopting AI-enabled technology. Such technology will analyze big data of rider activities and deliver route information to optimize business cycles and improve scheduling efficiency of riders and other labors. We also seek to implement innovative delivery strategies to capture business opportunities. For example, in 2017, we began to collaborate with China Railway to deliver KFC digital orders on certain train routes. Further, in response to the COVID-19 outbreak, in January 2020, KFC and Pizza Hut became one of the first restaurant brands in China to roll out contactless delivery nationwide. This arrangement helps us to reduce the risk of disease transmission and protect our guests, staff and riders, while maintaining delivery sales.

Restaurant Format Innovation

To supplement our growth, we are focusing on developing new restaurant formats and upgrading existing restaurants. We have developed multiple restaurant formats for KFC and Pizza Hut to meet different guest needs. For example, we are opening more small-format restaurant units which will provide us the flexibility for further market penetration. We are also reshaping certain restaurants by providing fewer seats and focusing more on delivery orders. In addition, we continuously look for ways to improve the guest experience. We have accelerated restaurant upgrades and remodeling to implement the latest technology, equipment and infrastructure and improve the dining experience. Over 80% of KFC restaurant units as of December 31, 2019 were remodeled or built in the past five years. Pizza Hut is also well-regarded for offering consumers a contemporary casual dining setting. In 2019, over 20% of Pizza Hut units were remodeled. Our brands also look to improve efficiency to drive sales growth. For example, we simplified our menus items and fine-tuned our digital menu boards and in-store self-service order kiosks.

R&D Center

In January 2019, we opened a world-class 27,000 square-foot innovation center in downtown Shanghai, which, to the best knowledge of Frost & Sullivan, is the largest innovation center in the restaurant industry in China in terms of gross floor area. The innovation center is an integrated research and development facility that has been designed to generate new ideas and concepts to enable the rapid roll-out of innovative products. Its state of the art facilities include a test kitchen, a sensory test area, a coffee training studio, as well as a suite of labs covering restaurant equipment and technology innovation, packaging innovation, new store model prototyping, quality assurance, and content production. The newly-established innovation center has already generated immense benefits to us in (i) inventing and developing new menu items with new ingredients as well as new cooking methods for catering to guests’ local tastes; (ii) developing and prototyping new restaurant models to enhance the guest experience as well as operations efficiency; (iii) providing operational and technical trainings to new coffee baristas; (iv) innovating new restaurant equipment and technologies to improve sustainable growth and operational efficiency; and (v) developing new packaging materials and packaging solutions that are more environmentally friendly.

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Operational Efficiency

We have made significant investments to establish an efficient technological infrastructure, which serves as the foundation of our intelligent restaurant network management and facilitates efficient and innovative restaurant operation for all restaurants across our brands. We have adopted AI-enabled technology to analyze and forecast transaction volume so that we can improve labor scheduling and inventory management. Moreover, managers and staff are also equipped with self-designed “smart watches”, and in some pilot stores, “smart glasses”, to closely monitor the real-time ordering and serving procedures of the restaurants and make timely staffing adjustments, which substantially improves management efficiency and guest satisfaction.

Our in-house and integrated supply chain management system and logistics management system are driven by innovative digitalization and automation technologies. See “— Operational Management — Supply Chain Management” for details.

SUPPLIER

Our restaurants, including those operated by franchisees, are large purchasers of a number of food and paper products, equipment and other restaurant supplies. The principal items purchased include protein ingredients (including poultry, pork, beef and seafood), cheese, oil, flour and vegetables. The shelf life of vegetables is generally three days and the shelf lives of protein ingredients generally vary from six months to one year. Alternative sources for most of these products are generally available. During the Track Record Period and up to the Latest Practicable Date, we did not experience any incidents of food supply interruption, early termination of contractual arrangements with suppliers or failure to secure sufficient quantities of food materials that had a material adverse impact on us.

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Prices paid for supplies fluctuate. The chart below illustrates the sensitivity analysis of our food and paper costs on profit for the period indicated(1), assuming all other factors remain unchanged.

Hypothetical changes in food and paper costs of US$1,051 million for the six months ended June 30, 2020	-10%	-5%	-2%	-1%	+1%	+2%	+5%	+10%
	(in millions of U.S. dollars)
Food and paper costs	946	998	1,030	1,040	1,062	1,072	1,104	1,156
Changes in food and paper costs in the six months ended June 30, 2020	(105)	(53)	(21)	(11)	11	21	53	105
Change in net income(1)	79	39	16	8	(8)	(16)	(39)	(79)

Hypothetical changes in food and paper costs of US$2,479 million for the year ended December 31, 2019	-10%	-5%	-2%	-1%	+1%	+2%	+5%	+10%
	(in millions of U.S. dollars)
Food and paper costs	2,231	2,355	2,429	2,454	2,504	2,529	2,603	2,727
Changes in food and paper costs in 2019	(248)	(124)	(50)	(25)	25	50	124	248
Changes in net income(1)	186	93	37	19	(19)	(37)	(93)	(186)

Hypothetical changes in food and paper costs of US$2,326 million for the year ended December 31, 2018	-10%	-5%	-2%	-1%	+1%	+2%	+5%	+10%
	(in millions of U.S. dollars)
Food and paper costs	2,093	2,210	2,279	2,303	2,349	2,373	2,442	2,559
Changes in food and paper costs in 2018	(233)	(116)	(47)	(23)	23	47	116	233
Changes in net income(1)	174	87	35	17	(17)	(35)	(87)	(174)

Hypothetical changes in food and paper costs of US$2,034 million for the year ended December 31, 2017	-10%	-5%	-2%	-1%	+1%	+2%	+5%	+10%
	(in millions of U.S. dollars)
Food and paper costs	1,831	1,932	1,993	2,014	2,054	2,075	2,136	2,237
Changes in food and paper costs in 2017	(203)	(102)	(41)	(20)	20	41	102	203
Changes in net income(1)	153	76	31	15	(15)	(31)	(76)	(153)

(1)	We apply the statutory tax rate of 25% in China for the calculation of the sensitivity analysis.

We have measures in place to effectively manage raw material costs in light of price fluctuations. When prices increase, the brands may attempt to pass on such increases to their guests, although there is no assurance that this can be done practically. We also control our raw material costs through entering into long-term bulk purchase agreements for our key food ingredients.

BUSINESS

We partner with over 800 independent suppliers, which are mostly China-based. We have maintained long-term business relationships of over 12 years with eight of the ten largest suppliers. We, along with multiple independently owned and operated distributors, utilize 25 logistics centers and six consolidation centers to distribute supplies to our own and franchise restaurant units, as well as to third-party customers. Our supply chain strategy of working with multiple suppliers, as well as the building of a vast logistics network, allows for continuous supply of products in the event that supply from an individual supplier or logistics center becomes unfeasible.

Starting from August 2016, we adopted a central procurement model whereby we centrally purchase the vast majority of food and paper products from approved suppliers for most of our restaurants. We believe this central procurement model allows us to maintain quality control and achieve better purchase prices and terms through volume purchases. Effective anti-kickback policies and procedures are crucial to the integrity of our procurement system. All of our employees, including those responsible for procurement, are required to complete FCPA training.

BUSINESS

During the Track Record Period, our purchase amount from our five largest suppliers accounted for less than 30% of our total purchases for the six months ended June 30, 2020 and each of the years ended December 31, 2019, 2018 and 2017.

GUESTS AND MARKETING

Our restaurant brands have broad appeal. KFC opened its first restaurant in China as early as 1987, being the first major global restaurant brand to enter the China market, according to the F&S Report. Adapting to local market conditions and local tastes, we expanded rapidly across city tiers in China and established one of the largest network of self-operated restaurants and supply chain operations, ensuring quality and consistency of our products and services across China. As a result, dining at our KFC and Pizza Hut restaurants became the first taste of western food for many Chinese guests.

KFC and Pizza Hut each operates a loyalty program that allows registered members to earn points for each qualifying purchase, which may be redeemed for future purchases of KFC or Pizza Hut branded products or other products for free or at a discounted price. Our two billion guest visits per year provide a major target demographic for our digital member acquisition. Starting from May 2018, KFC and Pizza Huts’ K-Gold programs were merged into a single program “V-Gold program”, which was further upgraded in-house to include the loyalty programs for Taco Bell. We believe that one single loyalty program for multiple brands can create cross-selling opportunities. Members earn V-Gold points through purchases at our respective brands and may redeem these points for coupons or vouchers that may be used at other brands. For the six months ended June 30, 2020, approximately 15% of membership points redeemed were cross-brands. Almost 10% of points earned from KFC were spent on Pizza Hut products, and approximately 50% of points earned from Pizza Hut were spent on KFC products. As of June 30, 2020, KFC had over 240 million loyalty program members and Pizza Hut had over 75 million, each including approximately 50 million unique loyalty members for both KFC and Pizza Hut. Our marketing efforts reach these unique individuals to motivate sign ups at both KFC and Pizza Hut, and there is cross selling potential to drive KFC members to sign up for Pizza Hut memberships and vice versa. In the six months ended June 30, 2020, KFC member sales represented 63% of KFC’s System sales and Pizza Hut member sales represented 49% of Pizza Hut’s System sales.

Our loyalty program also enables us to generate additional revenue. For example, the average revenue per KFC and Pizza Hut’s active loyalty program member almost doubled in 2019 as compared to that in 2016. Such a large number of loyalty program members in turn provides a substantial amount of valuable guest behavioral data. These valuable guest behavioral data enable us to perform big data and AI analysis and better understand the food and taste preferences of our guests, which inform our menu innovation endeavors and enable us to offer a variety of personalized value-added services, such as dish recommendations based on ordering history. See “—Innovation and Digitalization” for details. With decades of accumulated consumer know-how and loyalty in China, KFC and Pizza Hut are ingrained into the daily lives of Chinese consumers and have been established as leading restaurant brands in China.

BUSINESS

In order to further enhance our guest loyalty, we also offer a subscription-based privilege membership program, which allows us to better implement targeted marketing efforts. KFC launched their privilege membership subscription program in July 2018 and Pizza Hut also launched a family privilege membership program in the fourth quarter of 2018. With such privilege membership subscription programs, members can receive different types of privileges that cater to their spending preferences, such as KFC’s delivery, breakfast and coffee privileges, as well as super privileges, which combines all three, and Pizza Hut’s family, delivery and steak privileges. Privilege subscription program members may also choose among monthly, quarterly or annual membership. We observed a greater-than doubling in frequency and overall spending for KFC privilege members during their subscription period. Because of broad appeal and strong brand awareness, since the launch of such privilege membership programs and up to June 30, 2020, we had sold approximately 26 million accumulative privilege membership subscriptions.

From time to time, we receive feedback or complaints from guests at our restaurants. To enhance guest satisfaction, we have established detailed procedures to handle complaints. Each restaurant staff member is required to resolve customer complaints promptly and each restaurant general manager is responsible for serious customer complaints or incidents. We take various remedial actions promptly to address guest complaints, including replacing dishes that were the subject of the customer’s complaints or waiving charges on dishes. During the Track Record Period, we did not experience any material customer complaint with respect to our restaurants that had a material adverse impact on us.

We design our branding, marketing and promotional strategies to enhance our brand image and awareness. We generally adopt an omni-channel marketing approach, including online advertising, social media campaigns and offline events and campaigns to enhance our brand awareness and brand recognition. In addition, we also engage celebrities as brand ambassadors to market our brands from time to time, which we believe can help to promote our brand image and drive our guest awareness, especially among the younger generation in China. Our marketing expenses incurred for stores in our system were US$409 million for the year ended December 31, 2019. Sales and marketing spending relating to innovation accounted for approximately 40% of total marketing expenses, including marketing activities relating to our proprietary apps, customer relationship management, delivery and digital media advertising, among others.

BUSINESS

During the Track Record Period, our revenue generated from our five largest customers accounted for less than 10% of our total revenues for the six months ended June 30, 2020 and each of the years ended December 31, 2019, 2018 and 2017.

COMPETITION

Data from the NBS indicates that sales in the restaurant industry in China totaled approximately US$658 billion (equivalent to RMB4,672.1 billion) in 2019. Industry conditions vary by region, with local Chinese restaurants and western restaurant chains present, but we possess the largest market share (as measured by System sales according to the F&S Report). While branded QSR units per million population in China are well below that of the United States, competition in China is increasing. We compete with respect to food taste, quality, value, service, convenience, restaurant location and concept, concepts covering restaurant, delivery and shared kitchens. Specifically, with the proliferation of food delivery services in China, shared kitchens have gained increasing popularity in China as the shared kitchens can be rented to enable small-scale food preparation and leverage food delivery services to cater to the food delivery market. Food processors and small scale restaurant operators that utilize shared kitchen could pose competition to traditional fast food restaurants and restaurants’ food delivery businesses. Shared kitchens enable players to address the evolving tastes of consumers with more flexibility and agility due to lowered capital expenditure and operating costs. However, shared kitchen participants may have less stringent food safety and quality standards, limited growth opportunities and lack of product development capabilities compared to scaled operators with strong brand recognition. The restaurant business is often affected by changes in consumer tastes; national, regional or local economic conditions; demographic trends; traffic patterns; the type, number and location of competing restaurants; and disposable income. We compete not only for consumers but also for management and hourly personnel and suitable restaurant sites. KFC’s competitors in China are primarily western QSR brands such as McDonald’s, Dicos and Burger King, and to a lesser extent, domestic QSR brands in China. Pizza Hut primarily competes with western CDR brands, including Domino’s and Papa John’s, as well as other domestic CDR brands in China.

PRICING

Generally, pricing of our menu items is determined by our headquarters. Pricing is set and updated periodically based on costs and prevailing market conditions (including prices of our competitors). Within the same brand, prices for the same menu items may differ across different restaurants based on location type, geographical region and channels. These pricing differences reflect cost conditions, income levels, market trends and customer feedback.

SEASONALITY

Due to the nature of our operations, we typically generate higher sales during Chinese festivities, holiday seasons as well as summer months, but relatively lower sales and lower operating profit during the second and fourth quarters.

BUSINESS

EMPLOYEES

As of June 30, 2020, we employed 405,241 persons, substantially all of whom are located in China. As of the same date, we had 877 employees who are responsible for marketing, information technology, food innovation, packaging, equipment and restaurant excellence at our headquarters and regional offices, the majority of whom were involved in our innovative activities. Our employees include both full-time and part-time employees, and our employee count may fluctuate from time to time due to seasonality. The table below sets forth a breakdown of our employees by function as of June 30, 2020.

Number of Employees
Restaurant level
Restaurant management team	32,867
Restaurant crew member	363,424
Headquarters, regional offices and logistics centers
Operational management	3,222
Site development and construction management	1,307
Supply chain management	1,129
Marketing, information technology, food innovation, packaging, equipment and restaurant excellence	877
Food safety and quality assurance	304
Others(1)	2,111

Total	405,241

(1)	Others primarily include staff that are responsible for finance, human resources, public affairs, legal and other supporting functions.

We have always been committed to creating a fair, inclusive and diverse workplace for our employees as we believe they are our most valuable assets. We offer comprehensive compensation and benefits package to ensure our employees are rewarded for their individual contributions. Our employee Code of Conduct holds every employee accountable for treating our colleagues with respect and fairness, allowing them to be recognized and rewarded based on their performance. We have established an independent labor union, which all employees are encouraged to join.

As RGMs hold the most important leadership positions in the Company and are responsible for day-to-day management of each restaurant unit, we believe RGMs’ strong sense of ownership and pursuit of excellence will help us continue to grow and generate good returns for shareholders and for RGMs themselves. We implemented a systematic training plan to provide a comprehensive career progression path for RGMs. We also offer certain stock ownership programs for eligible RGMs. We hold an annual RGM convention that brings together RGMs from across China. At this event, our RGMs come together to experience and learn more about Yum China’s culture and development plans. At the same time, the RGM convention also serves as an important platform for RGMs to share insights and experiences, as well as to motivate each other for the year ahead. In 2018, we implemented the RGM Family Care Program to provide additional supplemental insurance coverage for family members of eligible RGMs who have worked at the RGM position for over two years and we proactively expanded the RGM Family Care Program to provide health insurance coverage for all restaurant management team members.

BUSINESS

Our commitment to employees is reflected in the numerous awards we have received, including the Top Employer China for 2020 awarded by the Top Employers Institute and the 2018 Best Community Program awarded at the Global CSR Summit. In addition, we were among the first companies in the PRC to be included in the 2019 Bloomberg Gender Equality Index.

PROPERTIES

As of June 30, 2020, we leased land, building or both for over 7,400 units in China. We believe that our properties are generally in good operating condition and are suitable for the purposes for which they are being used. The Company-owned units are further detailed as follows:

•	KFC leased land, building or both (including land use rights) for approximately 5,202 units;

•	Pizza Hut leased land, building or both (including land use rights) for approximately 2,137 units; and

•	in addition to KFC and Pizza Hut, we also leased land, building or both (including land use rights) for approximately 97 units for our other restaurant brands.

Company-owned restaurants in China are generally leased for initial terms of 10 to 20 years and generally do not have renewal options. We also lease our corporate headquarters in Shanghai and Dallas, Texas in the U.S., and regional offices and an innovation center in China, and own land use rights for seven non-store properties of Little Sheep, Huang Ji Huang and logistics centers. We sublease over 170 properties to franchisees and other third parties.

INTELLECTUAL PROPERTY

Our use of certain material trademarks and service marks is governed by a master license agreement between us and YUM. Pursuant to the master license agreement, we are the exclusive licensee of the KFC, Pizza Hut and, subject to achieving certain agreed upon milestones, Taco Bell brands and their related marks and other intellectual property rights for restaurant services in the PRC, excluding Hong Kong, Taiwan and Macau. The term of the license is 50 years with automatic renewals for additional consecutive renewal terms of 50 years each, subject only to us being in “good standing” and unless we give notice of our intent not to renew. In exchange, we pay a license fee to YUM equal to 3% of net System sales of the licensed brands. We have also agreed generally not to compete with YUM. As such, we are able to enjoy, and have been enjoying the value of the well-recognized international brands owned by YUM. In addition, we were also granted a right of first refusal to develop and franchise in the PRC certain restaurant concepts that YUM may develop or acquire. We were granted by YUM a royalty-free license to use the name and mark of “YUM” as part of our name, domain name and stock identification symbol pursuant to a name license agreement entered into by and between YUM and us on October 31, 2016. The name license agreement can only be terminated by YUM in the event of, among other things, material breach of the agreement by us. Our use of certain other material intellectual property (including intellectual property in product recipes, restaurant operation and restaurant design) is likewise governed by the master license agreement with YUM.

We own registered trademarks and service marks relating to Little Sheep, Huang Ji Huang, COFFii & JOY and East Dawning brands and pay no license fee related to these brands. Collectively, these licensed and owned marks have significant value and are important to our business. Our policy is to pursue registration of our important intellectual property rights whenever feasible and to oppose vigorously any infringement of our rights.

BUSINESS

As of June 30, 2020, we had 50 registered patents and 10 publicly filed patent applications in China, which cover key areas of our business, including Super Apps, ordering, delivery, payment, marketing, loyalty program, membership management, supply chain and packaging. We have also registered over 530 trademarks in China and various other countries and jurisdictions.

INSURANCE

We have obtained insurance policies that we believe are customary and appropriate for businesses of our size and type and in line with the standard commercial practice in China.

OCCUPATIONAL HEALTH, SAFETY AND ENVIRONMENTAL MATTERS

We are subject to environmental protection and occupational health and safety laws and regulations in the PRC. For details on our environmental protection efforts, see “— Sustainability — Restaurant Sustainability.” During the Track Record Period, we complied with the relevant applicable environmental and occupational health and safety laws and regulations in all material respects in the PRC. Our environmental protection expenses were not material during the Track Record Period and is expected to remain at similar levels. We strive to provide a safe working environment for our employees and implement work safety guidelines for all of our employees.

LEGAL PROCEEDINGS

We are subject to various lawsuits covering a variety of allegations from time to time. We believe that the ultimate liability, if any, in excess of amounts already provided for these matters in our annual report on Form 10-K and quarterly reports on Form 10-Q, is not likely to have a material adverse effect on the our results of operations, financial condition or cash flows. Matters faced by us from time to time include, but are not limited to, claims from landlords, employees, guests and others related to operational, contractual or employment issues. We were not involved in any material legal proceedings as of the Latest Practicable Date.

COMPLIANCE, LICENSES AND PERMITS

We are subject to various laws affecting our business, including laws and regulations concerning information security, labor, health, sanitation, environmental protection and safety. In accordance with the relevant laws and regulations in the PRC, we are required to obtain various approvals, licenses, permits, registrations and filings to operate our restaurant business, including (1) the relevant food business license; (2) the environmental protection assessment and inspection registration or approval; and (3) the fire safety inspection acceptance approval or other alternatives, which could be obtained upon satisfactory compliance with, among other things, the applicable laws and regulations in relation to food safety, environmental protection and fire safety. The food business license normally has a validity period of five years according to applicable PRC laws and regulations. The environmental protection assessment and inspection registration or approval, and the fire safety inspection acceptance approval or alternative approval do not have validity periods under applicable PRC laws and regulations.

BUSINESS

Our PRC Legal Advisor is of the opinion that, to the extent that our PRC legal Advisor has conducted PRC legal due diligence on the Major Subsidiaries incorporated in the PRC (not including the branches of each of the Major Subsidiaries) and certain selected Company-owned restaurants, during the Track Record Period, the Major Subsidiaries incorporated in the PRC complied with applicable PRC laws and regulations in all material respects, and obtained all requisite licenses and approvals that were material for their operations in the PRC, and that as at the Latest Practicable Date, these licenses and approvals required for their operations remained valid and in effect in material respects and that no material legal impediment to their renewal existed. In addition, as of the Latest Practicable Date, we owned two ICP licenses (互聯網信息服務業務經營許可證) with respect to Daojia’s online food delivery business. For details of our acquisition of Daojia, see “Our History and Corporate Structure — Corporate Structure.” We have not historically been materially adversely affected by such licensing and regulation or by any difficulty, delay or failure to obtain required licenses or permits.

RISK MANAGEMENT AND INTERNAL CONTROL

We had a long history of internal control in accordance with the United States standards and we have established risk management systems with relevant policies and procedures that we believe are appropriate for our business operations. We have established three Board committees to oversee specific risks in our business operations, including the Audit Committee, Compensation Committee and Food Safety Committee. The Audit Committee engages in substantive discussions with our management regarding our major risk exposures and the steps management has taken to monitor and control such exposure, including our risk assessment and risk management policies. The Compensation Committee oversees the risks that may be implicated by our compensation program. The Food Safety Committee oversees the risks arising from our food safety practice.

BUSINESS

Specifically, due to the complexity of the food supply chain, we maintain a high degree of vigilance in order to ensure the effective operations of our food safety management system. We have established a dynamic food safety risk monitoring system allowing for detailed quality management according to the characteristics of different types of raw materials and food contact materials. This system, which was established based on risk research and assessment, ensures effective risk management and early warning, and has strengthened our food safety protection systems. At the same time, risk assessments are regularly conducted on restaurant operations and delivery. Our quality assurance department holds risk assessment meetings with relevant departments every month. Risk assessments are based on several factors including industry dynamics, media coverage, government supervision, sampling test reports, food laws and regulations, and supply chain management, among others. The assessments carefully evaluate food safety risks, quality risks, regulatory risks, food fraud and other risks, based on assessment levels, which contribute to the improvement of management systems and introduction of new management measures. During the Track Record Period, we were not subject to any investigation regarding the safety of our menu items or the hygiene of our restaurants by any government authorities that had a material adverse impact on us.

The Board and the Audit Committee are also involved in oversight of our cybersecurity risk. The Audit Committee assists the Board in the oversight of cybersecurity and other technology risks, discusses with management cybersecurity risk mitigation and incident management, and reviews management reports regarding the our cybersecurity governance processes, incident response system and applicable cybersecurity laws, regulations and standards, status of projects to strengthen internal cybersecurity, the evolving threat environment, vulnerability assessments, specific cybersecurity incidents and management’s efforts to monitor, detect and prevent cybersecurity threats.

ENVIRONMENT, SOCIAL AND GOVERNANCE

Sets forth below are key components of our environment, social and governance efforts.

•

Nutritious food. We are committed to providing safe and nutritious food in a way that is economically, socially and environmentally sustainable. For example, we advocated well balanced diet, less sugar, less oil, less salt by using a wide variety of ingredients such as meat, poultry, grains, dairy products, fruits and vegetables and application of multiple cooking methods in the preparation of food, including frying, roasting, boiling, sautéing and grilling. We increase the use of grains, fruits and vegetables, beans and nuts to enrich menu choices and provide customers with balanced meals. For example, we use more than 50 varieties of fruits and vegetables in our food.

•

Packaging. We aim to reduce our environmental footprint through 4R Principles (Reduce, Reuse, Recycle and Replace) with the application of new packaging solutions, new materials, innovative technologies and various other methods. We follow local regulations on classification of waste generated during restaurant operation, and engage our customers and other stakeholders to drive for plastic and waste reduction. In 2019, we saved over 8,000 tons of paper packaging and 1,000 tons of plastic packaging through packaging reduction initiatives; and saved more than 2,000 tons of paper packaging and reduced approximately 20% of restaurant waste through the use of reusable serving basket. The reusable serving baskets have been rolled to all KFC restaurants across China.

•

Food waste. We also strive to reduce food waste at our restaurants. In 2019, we introduced sophisticated kitchen equipment and AI technology for precise production forecasting, improved cold chain to reduce food loss, and strengthened the back of house operation, which effectively reduced the loss and waste of chicken products. We successfully saved about 50 tons of food loss through these technologies in 2019.

•

Supply chain. We are dedicated to developing innovative programs to improve sustainability performance across our supply chain. Since becoming a member of Roundtable on Sustainable Palm Oil (“RSPO”) in 2017, all of our purchased palm oil has been RSPO certified. We only purchase poultry from large-scale poultry suppliers that demonstrate and maintain compliance with animal welfare regulations and practices, as well as our animal welfare guidelines. Further, we have also promote Yum China Good Agricultural Practices at upstream vegetable bases with rigorous control of base selection, soil and water safety, planting technology, pesticide management, fertilizer use, and good practices operations

•

Social and community. Our social and community sustainability efforts primarily focus on four areas — poverty. alleviation, community care, child and youth development and advocacy for healthy lifestyles. We founded “The One Yuan Donation” program in 2008 in partnership with China Foundation for Poverty Alleviation. We also launched KFC Angel Restaurants in 2012. In 2016, KFC partnered with the China Children and Teenagers’ Fund to launch a fund for left behind and migrant children.

•

Corporate Governance. We had a long history of internal control in accordance with the United States standards and we have established risk management systems with relevant policies and procedures that we believe are appropriate for our business operations. We have established three Board committees to oversee specific risks in our business operations, including the Audit Committee, Compensation Committee and Food Safety Committee.

FINANCIAL INFORMATION

Restaurants Network

In the six months ended June 30, 2020, and the year ended December 31, 2019, 2018 and 2017, we opened 348, 1,006, 819 and 691 new restaurant units, respectively, of which 307, 742, 566 and 408 were KFC restaurant units and 19, 132, 157 and 180 were Pizza Hut restaurant units, respectively. In April 2020, we completed the Huang Ji Huang acquisition, which had over 600 restaurant units as of June 30, 2020. The majority of the Company-owned restaurant units opened during the Track Record Period had an initial monthly breakeven period of approximately one to three months. During the same period, our new KFC and Pizza Hut restaurant units had an average cash payback period of approximately two years and three to four years, respectively. The following table sets forth the total number of restaurant units and their movement for the period indicated.

	For the six months
	ended		For the year ended
	June 30,		December 31,
	2020		2019	2018	2017
Number of restaurant units at the beginning of the period
KFC	6,534		5,910	5,488	5,224
Pizza Hut	2,281		2,240	2,195	2,081
Other brands(2)	385		334	300	257

Total	9,200		8,484	7,983	7,562

Number of new restaurant units opened or acquired during the period
KFC	307		742	566	408
Pizza Hut	19		132	157	180
Other brands(2)	648	(1)	132	96	103

Total	974		1,006	819	691

Number of restaurant units closed during the period(3)
KFC	92		118	144	144
Pizza Hut	42		91	112	66
Other brands(2)	86		81	62	60

Total	220		290	318	270

Number of restaurant units at the end of the period
KFC	6,749		6,534	5,910	5,488
Pizza Hut	2,258		2,281	2,240	2,195
Other brands(2)	947		385	334	300

Total	9,954		9,200	8,484	7,983

(1)	Including the restaurants of Huang Ji Huang as a result of the acquisition.

(2)	Other brands include Little Sheep, Huang Ji Huang, COFFii & JOY, East Dawning, Taco Bell and Lavazza restaurant units.

(3)

Our restaurant closures during the Track Record Period, were primarily due to termination or non-renewal of leases, store relocations and other commercial reasons, including closure of under-performing stores.

Taxation

Hong Kong

Our subsidiaries incorporated in Hong Kong are generally subject to Hong Kong profits tax at a rate of 16.5%. For the years 2018 and onwards, the first HK$2 million of profits generated by one entity incorporated in Hong Kong is taxed at a rate of 8.25%, while the remaining profits will continue to be taxed at the 16.5% tax rate. For the years ended December 31, 2019, 2018 and 2017, our Hong Kong subsidiaries did not (incur any profits tax in Hong Kong as they either did not generate taxable income or incurred losses for these years. For the six months ended June 30, 2020, our Hong Kong subsidiaries were not expected to incur any profits tax for the same reason. The payments of dividends by these companies to us are not subject to any withholding tax in Hong Kong.

FINANCIAL INFORMATION

Our ability to declare and pay any dividends on our stock may be restricted by earnings available for distribution under applicable Chinese laws. The laws, rules and regulations applicable to our Chinese subsidiaries permit payments of dividends only out of their accumulated profits, if any, determined in accordance with applicable Chinese accounting standards and regulations. Under Chinese law, an enterprise incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our Chinese subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. At the discretion of the board of directors, as an enterprise incorporated in China, each of our Chinese subsidiaries may allocate a portion of its after-tax profits based on Chinese accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. As of June 30, 2020, the sum of our cash and cash equivalents plus short-term investment, then less total liabilities of Yum China Holdings, Inc. was US$202 million.

Contractual Obligations

Our significant contractual and other long-term obligations and payments as of June 30, 2020 included:

	Total	Remainder of 2020	2021- 2022	2023- 2024	Thereafter
	(in millions of U.S. dollars)
Finance leases(1)	36	2	8	6	20
Operating leases(1)	2,543	274	854	605	810
Purchase obligation(2)	157	20	63	28	46
Transition tax(3)	51	6	9	21	15

Total contractual obligations	2,787	302	934	660	891

(1)	These obligations, which are shown on a nominal basis, relate primarily to more than 7,400 Company-owned restaurants.

(2)

Purchase obligations relate primarily to supply and service agreements. We have excluded agreements that are cancelable without penalty or have a remaining term not in excess of one year. Such commitments are generally near term in nature, will be funded from operating cash flows, and are not significant to the Company’s overall financial position.

(3)

This amount represents an updated transition tax payable on the deemed repatriation of accumulated undistributed foreign earnings after utilizing existing qualified foreign tax credits, which is to be paid over a maximum of eight years beginning in 2018.

We have not included in the contractual obligations table US$21 million of liabilities for unrecognized tax benefits related to the uncertainty with regard to the deductibility of certain business expenses incurred as well as related accrued interest and penalties. These liabilities may increase or decrease over time as a result of tax examinations, and given the status of the examinations, we cannot reliably estimate the period of any cash settlement with the respective taxing authorities. These liabilities exclude amounts that are temporary in nature and for which we anticipate that over time there will be no net cash outflow.

Capital Spending

Subject to revision based on future impacts of COVID-19 that cannot be predicated at this time, we expect our capital spending in 2020 to be approximately between US$500 million and US$550 million.

Working Capital

Working Capital Ratios

The following table set forth our working capital ratios for the period indicated:

	For the six months ended June 30,	For the year ended December 31,
	2020	2019	2018	2017
Inventory turnover days(1)	50.3	41.5	38.9	40.8
Accounts receivable turnover days(2)	4.3	3.5	3.5	3.6
Accounts payable turnover days(3)	51.1	45.8	45.1	42.3

(1)

Inventory turnover days for each period equals the average of the beginning and ending balances of net inventory (including inventory procured by the Company, which is subsequently supplied to stores of unconsolidated affiliates and franchisees) for that period divided by total cost of food and paper for Company-owned stores and stores of unconsolidated affiliates and franchisees for that period, and multiplied by the number of days in that period.

(2)

Accounts receivable turnover days for each period equals the average of the beginning and ending balances of net accounts receivable for that period divided by total revenues for that period, and multiplied by the number of days in that period.

(3)

Account payable turnover days for each period equals the average of the beginning and ending balances of accounts payable related to inventory purchase and distribution for that period divided by total cost of food and paper for Company-owned stores and stores of unconsolidated affiliates and franchisees for that period and, multiplied by the number of days in that period.

DEFINITIONS

“2016 Plan”	our long-term incentive plan effective on October 31, 2016, which authorizes the award of stock options, incentive options, SARs, restricted stock, stock units, RSUs, performance shares, performance units and cash incentive awards to our employees and non-employee Directors

“Ant Financial”	Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.

“Audit Committee”	the audit committee of the Board

“Board”	the board of directors of our Company

“Bylaws”	the bylaws of our Company, as amended from time to time

“CCASS”	the Central Clearing and Settlement System established and operated by HKSCC

“Certificate of Incorporation”	the amended and restated certificate of incorporation of the Company effective from October 31, 2016

“China”, or “PRC”	the People’s Republic of China, but for the purpose of this Form 8-K and for geographical reference only and except where the context requires otherwise, references in this Form 8-K to “China” and the “PRC” exclude Taiwan and the special administrative regions of Hong Kong and Macau

“Code of Conduct”	the code of conduct of the Company

“Companies Ordinance”	the Companies Ordinance, Chapter 622 of the Laws of Hong Kong, as amended, supplemented or otherwise modified from time to time

“Companies (WUMP) Ordinance”	the Companies (Winding Up and Miscellaneous Provisions) Ordinance, Chapter 32 of the Laws of Hong Kong, as amended, supplemented or otherwise modified from time to time

“Company”, “our Company”, “Yum China”, “Group”, “our Group”, “we”, “us” or “our”	Yum China Holdings, Inc., a company incorporated under the laws of the State of Delaware of the United States on April 1, 2016, and, except where the context otherwise requires, all of its subsidiaries

“Compensation Committee”	the compensation committee of the Board

“Constitutional Documents”	the Certificate of Incorporation and the Bylaws

DEFINITIONS

“controlling shareholder(s)”	has the meaning ascribed to it under the Hong Kong Listing Rules

“core connected person(s)”	has the meaning ascribed to it under the Hong Kong Listing Rules

“Daojia”	the holding company of DAOJIA.com.cn

“DGCL”	the General Corporation Law of the State of Delaware

“Director(s)” or “our Director(s)”	the director(s) of our Company

“EIT Law”	the PRC Enterprise Income Tax Law, as enacted by the National People’s Congress of the PRC on March 16, 2007 and effective on January 1, 2008, as amended, supplemented or otherwise modified from time to time

“Food Safety Committee”	the food safety committee of the Board

“F/X”	foreign currency translation. We provide certain percentage changes excluding the impact of F/X. These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations

“F&S Report”	the market research report on China’s restaurant industry prepared by Frost & Sullivan International Limited and commissioned by us

“Global Offering”	the Hong Kong Public Offering and the International Offering

“HK$” or “Hong Kong Dollars”	Hong Kong dollars, the lawful currency of Hong Kong

“HKSCC”	Hong Kong Securities Clearing Company Limited, a wholly owned subsidiary of Hong Kong Exchanges and Clearing Limited

“Hong Kong” or “HK”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended or supplemented from time to time

“Hong Kong Offer Shares”	the Shares being offered pursuant to the Hong Kong Public Offering

“Hong Kong Public Offering”	the offer for subscription of the Hong Kong Offer Shares to the public in Hong Kong at the Public Offer Price

DEFINITIONS

“Hong Kong Share Registrar”	Computershare Investor Services Limited (upon the completion of the Global Offering)

“Hong Kong Underwriters”	the underwriters of the Hong Kong Public Offering

“Huang Ji Huang” or “Huang Ji Huang Group”	a leading restaurant group primarily engaging in the Chinese CDR franchise business, in which the Group acquired a controlling interest in April 2020

“International Offer Price”	the final offer price per International Offer Share in Hong Kong dollars (exclusive of brokerage of 1%, SFC transaction levy of 0.0027% and Hong Kong Stock Exchange trading fee of 0.005%)

“International Offer Shares”	the Shares offered pursuant to the International Offering together with, where relevant, any additional Shares which may be issued by us pursuant to the exercise of the Overallotment Option

“International Offering”	the offer of the International Offer Shares at the International Offer Price pursuant to a prospectus supplement and the shelf registration statement on Form S-3ASR that is expected to be filed with the SEC and become effective on August 28, 2020

“International Underwriters”	the group of international underwriters expected to enter into the International Underwriting Agreement relating to the International Offering

“International Underwriting Agreement”	the international underwriting agreement relating to the International Offering to be entered into by, among other parties, our Company and the International Underwriters on or about the Price Determination Date

“Joint Global Coordinators”	the joint global coordinators as named in the prospectus issued in connection with the Hong Kong Public Offering

“Latest Practicable Date”	August 23, 2020, being the latest practicable date for the purpose of ascertaining certain information contained in this Form 8-K prior to its publication

“Listing”	the listing of our Shares on the Main Board

“Listing Committee”	the listing sub-committee of the board of directors of the Stock Exchange

“Listing Date”	the date, expected to be on or about Thursday, September 10, 2020, on which dealings in our Shares first commence on the Main Board

“Macau”	the Macau Special Administrative Region of the PRC

DEFINITIONS

“Main Board”	the stock exchange (excluding the option market) operated by the Stock Exchange which is independent from and operated in parallel with the Growth Enterprise Market of the Stock Exchange. For the avoidance of doubt, the Main Board excludes the Growth Enterprise Market

“Major Subsidiaries”	our subsidiaries as identified in “Our History and Corporate Structure— Our Major Subsidiaries”

“Meituan”	Meituan Dianping

“Ministry of Agriculture and Rural Affairs”	The Ministry of Agriculture and Rural Affairs of the PRC

“MOFCOM”	the Ministry of Commerce of the PRC

“NBS”	National Bureau of Statistics of the PRC

“NYSE”	the New York Stock Exchange

“Offer Shares”	the Hong Kong Offer Shares and the International Offer Shares

“Over-allotment Option”	the option to be granted by us to the International Underwriters and exercisable by the Joint Global Coordinators, pursuant to which we may be required to allot and issue up to an aggregate of 6,286,600 additional Shares (representing 15% of our Shares initially being offered under the Global Offering) to cover over-allocations in the International Offering

“Pollos Investment”	Pollos Investment L.P., a Cayman Islands limited partnership and an affiliate of Primavera

“PRC Legal Advisor”	Jingtian & Gongcheng

“Price Determination Date”	the date, expected to be on or about Friday, September 4, 2020, on which the International Offer Price and Public Offer Price are to be fixed by agreement between us and the Joint Global Coordinators (on behalf of the Underwriters)

“Primavera”	Primavera Capital Group, which refers to Primavera Capital Management Ltd and its affiliates including Pollos Investment and Pollos Upside L.P.

“Principal Share Registrar”	Computershare Trust Company, N.A.

“PSUs”	performance share units granted by us to selected persons under our 2016 Plan, pursuant to which the grantee could receive the number of Shares of the underlying common stock subject to vesting based on certain market-based and/or performance-based conditions

DEFINITIONS

“Public Offer Price”	the final offer price per Hong Kong Offer Share in Hong Kong dollars (exclusive of brokerage of 1%, SFC transaction levy of 0.0027% and Hong Kong Stock Exchange trading fee of 0.005%)

“Renminbi” or “RMB”	the legal currency of the PRC

“RGM”	restaurant general manager

“RSUs”	the restrictive stock units granted by us to selected persons under our 2016 Plan, pursuant to which the grantee could receive the number of Shares of the underlying common stock subject to the award upon vesting

“SAFE”	the State Administration of Foreign Exchange of the PRC

“SARs”	the stock appreciation rights granted by us to selected persons under our 2016 Plan, pursuant to which the grantee could receive the number of Shares of common stock that is equal in value to the appreciation in the underlying Shares of common stock with respect to the number of SARs granted from the date of grant to the date of exercise

“SEC”	the United States Securities and Exchange Commission

“SFC”	the Securities and Futures Commission of Hong Kong

“Share(s)” or “Share(s) of common stock”	common stock of the Company with par value US$0.01 per share

“Shareholder(s)”	holder(s) of our Share(s)

“State Council”	the PRC State Council

“Stock Exchange” or “Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited, a whollyowned subsidiary of Hong Kong Exchanges and Clearing Limited

“subsidiary(ies)”	has the meaning ascribed to it in section 15 of the Companies Ordinance

“Suzhou KFC”	Suzhou KFC Co., Ltd., which operates KFC restaurants in and around Suzhou, China

“Track Record Period”	the period comprising the three financial years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2020

“U.S.” or “United States”	the United States of America, its territories, its possessions and all areas subject to its jurisdiction

DEFINITIONS

“U.S. dollars” or “US$”	United States dollars, the legal currency of the United States

“U.S. Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“Underwriters”	the Hong Kong Underwriters and the International Underwriters

“VAT”	value-added tax; all amounts are exclusive of VAT in this Form 8-K except where indicated otherwise

“VIE”	variable interest entity

“Warrant 1”	the first tranche of warrants initially issued to Primavera and Ant Financial on January 9, 2017 under the investment agreement dated September 1, 2016, pursuant to which Primavera and Ant Financial are entitled to purchase 7,309,057 and 891,348 Shares of common stock, respectively, at an initial exercise price of US$31.40 per Share

“Warrant 2”	the second tranche of warrants initially issued to Primavera and Ant Financial on January 9, 2017 under the investment agreement dated September 1, 2016, pursuant to which Primavera and Ant Financial are entitled to purchase the same number of Shares of common stock purchasable by Primavera and Ant Financial, respectively, under Warrant 1, at an initial exercise price of US$39.25 per Share

“YCCL”	Yum! Restaurants Consulting (Shanghai) Company Limited, a wholly-owned indirect subsidiary of our Company

“YUM”, “YUM Brands” or “Yum! Brands”	Yum! Brands, Inc.

“Yum! Restaurants China”	YUM China Division, a division of YUM

GLOSSARY

“AI”	artificial intelligence

“CAGR”	compounded annual growth rate

“Cash payback period”	pre-tax cash payback, without considering G&A expense

“CDR”	casual dining restaurant

“city(ies)”	except as otherwise specified, cities include municipalities, prefecture-level cities, county-level cities and towns

“Company sales”	revenues from Company-owned restaurants

“CSR”	corporate social responsibility

“Initial monthly breakeven period”	the first month in which the revenue of a newly opened restaurant unit to at least equal its restaurant expenses, counting from the first full month that the restaurant unit is opened

“MAUs”	in a given month, the number of registered active users that visit or access certain of our apps and other third party applications at least once during that month, unless otherwise specified

“QSR”	quick-service restaurant

“Restaurant margin”	restaurant profit divided by Company sales

“Restaurant profit”	Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales

“Same-store sales growth”	the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our “base” stores. Unless otherwise specified, same-store sales growth excludes the impact of F/X

“System sales”	the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our concepts, except for sales from non-Company-owned restaurants, for which we do not receive a sales-based royalty